                                                                   EXHIBIT 10.13





                                                   S&C Draft of January 31, 1995



================================================================================




                                CREDIT AGREEMENT


                              ____________________



                          Dated as of January 27, 1995



                                     Among



                           SOUTHWEST GAS CORPORATION,

                            THE LENDERS NAMED HEREIN

                                      and

                           UNION BANK OF SWITZERLAND
                       as Agent Bank and as Issuing Bank,

                                      and

                                SOCIETE GENERALE
                                  as Co-Agent





================================================================================

                               TABLE OF CONTENTS*

  Section                                                                                                  Page
  -------                                                                                                  ----
         RECITALS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1


        I.  DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
              SECTION 1.1.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

       II.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              SECTION 2.1.   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .  20


      III.  THE CREDITS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              SECTION 3.1.   The Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              SECTION 3.2.   Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              SECTION 3.3.   Interest on Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              SECTION 3.4.   Provisions Applicable to Loans . . . . . . . . . . . . . . . . . . . . . . . .  31
              SECTION 3.5.   The Letter of Credit and Commercial Paper Operations   . . . . . . . . . . . .  33
              SECTION 3.6.   Taxes, Duties, Fees and Charges  . . . . . . . . . . . . . . . . . . . . . . .  41
              SECTION 3.7.   Interest on Late Payments  . . . . . . . . . . . . . . . . . . . . . . . . . .  41
              SECTION 3.8.   Reduction of the Total Commitment  . . . . . . . . . . . . . . . . . . . . . .  42
              SECTION 3.9.   No Setoff Against Amounts Payable Hereunder  . . . . . . . . . . . . . . . . .  42
              SECTION 3.10.  Application of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42


       IV.  OTHER CREDIT TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              SECTION 4.1.   Change in Circumstances  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              SECTION 4.2.   Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
              SECTION 4.3.   Change in Legality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
              SECTION 4.4.   Responsibility of Affected Lender  . . . . . . . . . . . . . . . . . . . . . .  46
              SECTION 4.5.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              SECTION 4.6.   Commercial Paper Account . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
              SECTION 4.7.   Attachments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              SECTION 4.8.   Authorized Signature . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              SECTION 4.9.   Letter of Credit Account . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              SECTION 4.10.  Right of Setoff, Additional Security . . . . . . . . . . . . . . . . . . . . .  51
              SECTION 4.11.  Payment of Drawings under Letter ofCredit  . . . . . . . . . . . . . . . . . .  52


        V.  CONDITIONS OF LENDING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
              SECTION 5.1.   Conditions Precedent to the Initial Credit Event   . . . . . . . . . . . . . .  52





____________________

*    The Table of Contents is not part of this instrument.

Section                                                                                                    Page
- -------                                                                                                    ----
              SECTION 5.2.   Conditions Precedent to All Credit Events  . . . . . . . . . . . . . . . . . .  53
              SECTION 5.3.   Notice to Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
              SECTION 5.4.   Representations and Warranties with  Respect to Credit Events  . . . . . . . .  55


       VI.  COVENANTS OF THE BORROWER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
              SECTION 6.1.   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
              SECTION 6.2.   Information Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
              SECTION 6.3.   Inspection of Property and Books and Records . . . . . . . . . . . . . . . . .  58
              SECTION 6.4.   Maintenance of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
              SECTION 6.5.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
              SECTION 6.6.   Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
              SECTION 6.7.   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
              SECTION 6.8.   Preservation of Corporate Existence, etc.  . . . . . . . . . . . . . . . . . .  59
              SECTION 6.9.   Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
              SECTION 6.10.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
              SECTION 6.11.  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
              SECTION 6.12.  Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
              SECTION 6.13.  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
              SECTION 6.14.  Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
              SECTION 6.15.  Consolidations and Mergers . . . . . . . . . . . . . . . . . . . . . . . . . .  61
              SECTION 6.16.  Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
              SECTION 6.17.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . .  62
              SECTION 6.18.  Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
              SECTION 6.19.  Lease Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
              SECTION 6.20.  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
              SECTION 6.21.  Change in Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
              SECTION 6.22.  Independence of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .  63


      VII.  EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
              SECTION 7.1.   Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
              SECTION 7.2.   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67


     VIII.  THE AGENT BANK AND THE ISSUING BANK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
              SECTION 8.1.   The Agent Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
              SECTION 8.2.   The Issuing Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70


       IX.  MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
              SECTION 9.1.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
              SECTION 9.2.   Term of Agreement; Extension . . . . . . . . . . . . . . . . . . . . . . . . .  71
              SECTION 9.3.   Copies of Certificates, etc. . . . . . . . . . . . . . . . . . . . . . . . . .  72
              SECTION 9.4.   No Waivers; Rights Cumulative  . . . . . . . . . . . . . . . . . . . . . . . .  72



Section                                                                                                    Page
- -------                                                                                                    ----
              SECTION 9.5.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
              SECTION 9.6.   Changes, Waivers, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
              SECTION 9.7.   Sharing of Setoffs and Other Payments  . . . . . . . . . . . . . . . . . . . .  74
              SECTION 9.8.   Separability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
              SECTION 9.9.   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
              SECTION 9.10.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
              SECTION 9.11.  Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
              SECTION 9.12.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
              SECTION 9.13.  Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
              SECTION 9.14.  Counterparts; Effective Date . . . . . . . . . . . . . . . . . . . . . . . . .  78
              SECTION 9.15.  Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . .  78
              SECTION 9.16.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78



Schedule I - Interest Coverage Ratio

Schedule II - Subsidiaries

Exhibits
         A   - Form of Commercial Paper Notes
         B   - Form of Note
         C   - Form of Loan Notice
         D   - Form of Letter of Credit
         E   - Form of opinion of General Counsel for the Borrower
         F-1 - Form of opinion of special counsel for the Lenders
         F-2 - Form of opinion of general counsel for UBS
         G   - Form of opinion of special counsel for the Borrower
         H   - Form of Assignment
         I   - Form of Depositary Agreement

                 CREDIT AGREEMENT, dated as of January 27, 1995, among Southwest Gas Corporation, a California corporation (the "Borrower"), the lenders named on the signature pages hereof (individually, a "Lender" and collectively, the "Lenders") and Union Bank of Switzerland, by its Los Angeles Branch, as agent (the "Agent Bank") and as the issuing bank (the "Issuing Bank") and Societe Generale, as Co-Agent (the "Co-Agent").


                                   RECITALS:


A. The Borrower proposes to issue in the commercial paper market its promissory notes in the form attached as Exhibit A hereto (the "Commercial Paper Notes") to finance the working capital needs of the Borrower.

B. Subject to the terms and conditions of this Credit Agreement, the Issuing Bank is willing to issue to the Depositary an irrevocable letter of credit for the benefit of the holders of the Commercial Paper Notes (the "Letter of Credit") and each Lender is willing, to the extent of its Commitment, to purchase participations in payments made by the Issuing Bank under said letter of credit and/or to make revolving credit loans (the "Loans") from time to time to the Borrower.

C. As provided herein, at no time shall the aggregate Face Value (as defined herein) of outstanding Commercial Paper Notes issued in accordance with this Credit Agreement plus the Loans outstanding hereunder plus unreimbursed disbursements under the Letter of Credit exceed the Total Commitment, which initially shall be $200 million.

D. The Borrower acknowledges that concurrently with the execution hereof, all commitments under the Restated and Amended Credit Agreement, dated as of April 11, 1990, among the Borrower, the lenders named therein and Union Bank of Switzerland, by its Los Angeles Branch, as agent and as issuing bank, were terminated and the letter of credit issued thereunder has been cancelled.

                 Accordingly, the parties hereto agree as follows:

I.  DEFINITIONS

                 SECTION 1.1. Definitions. As used herein, the following terms have the following respective meanings:

                 "Affiliate" means, when used with reference to any Person, a Person (other than a Subsidiary) which directly or indirectly controls, is controlled by, or is under common control with, such other Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                 "Assessment Rate" for any calendar year means in respect of any Lender the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) actually paid by such Lender to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at such Lender's United States offices during the immediately preceding calendar year. The Assessment Rate for any year shall take effect on February 1 of such year and remain in effect through January 31 of the immediately following year.

                 "Base Rate" means, for any day, a rate per annum equal to the higher of (a) the rate of interest as is publicly announced by the Agent Bank by its principal United States office as its prime rate in effect on such day and (b) the sum of the Federal Funds Rate in effect on such day plus 1/2%.

                 "Base Rate Loan" means any Loan based on the Base Rate in accordance with the provisions of Article III hereof.

                 "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBOR Loan or LIBOR Interest Period, on which dealings in dollar deposits are carried on in the London Interbank Market.

                 "Calendar Quarter" means a calendar quarter ending on the last day of any March, June, September or December.

                 "Capital Lease" means, as to the Borrower and its Subsidiaries (except PriMerit Bank), a lease of (or other agreement conveying the right to use) real and/or personal Property, the obligations with respect to which are required to be classified and accounted for as a capital lease on a balance sheet of the Borrower or any of its Subsidiaries (except PriMerit Bank) under GAAP (including Statement of

Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

                 "Capital Lease Obligations" means, as to the Borrower and its Subsidiaries (except PriMerit Bank), the obligations of the Borrower or any of its Subsidiaries (except PriMerit Bank) to pay rent or other amounts under a Capital Lease and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

                 "CD Base Rate" for any CD Interest Period with respect to a CD Loan means the average (rounded upward to the nearest 1/100 of 1%), as determined by the Agent Bank, of the bid rates quoted at 10:00 A.M., New York City time (or as soon thereafter as is practicable), on the first day of such CD Interest Period by two or more New York certificate of deposit dealers of recognized standing, selected by the Agent Bank, for the purchase at face value from each of the Reference Banks of its certificates of deposit, with a maturity equal to the maturity of the relevant CD Interest Period, in an amount approximately equal to the CD Loan of such Reference Bank.

                 "CD Interest Period" in relation to each CD Loan means a period of 30, 60, 90 or 180 days' duration as specified in the Loan Notice relating to such CD Loan commencing: (A) on and including the date such CD Loan was made or (B) forthwith upon the expiration of the preceding CD Interest Period relating to such CD Loan or (C) for any portion of a CD Loan resulting from the conversion of a LIBOR Loan to a CD Loan, forthwith upon the expiration of the preceding Interest Period relating to such converted Loan.

                 Each CD Interest Period shall be of a duration selected by the Borrower in accordance with this definition; provided, however, that

                 (A) no CD Interest Period shall extend beyond the Expiration Date;

                 (B) if the Borrower fails to select the duration of a CD Interest Period, such CD Interest Period shall be for a period of 30 days or in the circumstances described in (A) above, shall end on the Expiration Date;

                 (C) the Borrower and all the Lenders may, from time to time, agree to use CD Interest Periods of different duration; and

                 (D) if the last day of a CD Interest Period falls on a non-Business Day, then the CD Interest Period shall be deemed to terminate on the next succeeding Business Day or, if such date is beyond the Expiration Date, on the next preceding Business Day.

                 "CD Loan" means any Loan based on the CD Rate in accordance with the provisions of Article III hereof.

                 "CD Margin", in the case of a CD Loan, means the percentage set forth below opposite the highest Rating category in effect on the last day of the Calendar Quarter preceding the date the relevant CD Interest Period commences:

                 Rating                                                     Margin
                 ------                                                     ------
                 BBB/Baa2 or higher                                         0.550%
                 BBB-/Baa3                                                  0.675%
                 BB+/Ba1                                                    0.925%
                 BB/Ba2 or lower                                            1.275%

                 "CD Rate" means with respect to any CD Interest Period for a CD Loan the rate per annum determined pursuant to the following formula, which rate shall change during such Interest Period as and when the Assessment Rate or the Reserve Percentage shall change:


                      CD Rate =     [    CDBR    ]     +     AR.
                                     ------------
                                    [   1 - RP   ]

             CDBR = CD Base Rate for such Interest Period
             AR   = Assessment Rate
             RP   = Reserve Percentage

 "CERCLA" has the meaning specified in the definition of "Environmental Laws."

                 "Change in Control" means the occurrence of either of the following conditions: (a) any Person or group of associated Persons acting in concert shall have acquired an aggregate of more than 50% of the outstanding shares of voting stock of the Borrower, or (b) individuals who constitute the board of directors of the Borrower on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Borrower's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Borrower in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Commercial Paper Account" means a special purpose restricted deposit account established pursuant to the provisions of Section 4.6 by the Borrower with the Depositary at its banking office in The City of New York and identified as Account No. 4808237.

                 "Commercial Paper Notes" means promissory notes of the Borrower substantially in the form of Exhibit A hereto which are issued in accordance with this Credit Agreement and the Depositary Agreement.

                 "Commitment Fee" has the meaning set forth in Section 3.4(e)(ii) hereof.

                 "Commitment Letter" means the letter from the Agent Bank and Issuing Bank to the Borrower dated November 18, 1994, relating to the payment of specified fees by Borrower, among other things.

                 "Commitment Percentage" means a Lender's Commitment expressed as a percentage of the Total Commitment; provided, however, that in the event that the Commitment of any Lender is terminated pursuant to the provisions of
Section 4.1 or Section 4.2 hereof, the Commitment Percentage of each other Lender shall be automatically adjusted to reflect such Lender's Commitment as a percentage of the resulting reduced aggregate amount of all Commitments.

                 "Commitments" means the Lenders' agreement to extend the Credits specified in Section 3.1(a) and set forth on the signature pages hereof, as such Commitments may be reduced upon a reduction of the Total Commitment pursuant to Section 3.8 or otherwise.

                 "Contingent Obligation" means, for the Borrower and its Subsidiaries (except PriMerit Bank), any direct or indirect Contractual Obligation with respect to any Debt, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of the Borrower or any Subsidiary (except PriMerit Bank), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, other than PriMerit Bank, prior to such obligation being a stated or determinable amount, or (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, except as specified in clause (b)(ii) above.

                 "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

                 "Controlled Group" means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or
(o) of the Code.

                 "Credit Agreement" means this Credit Agreement as originally executed or as it may from time to time be supplemented, amended or restated by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

                 "Credit Event" means each borrowing hereunder, including, without limitation, each borrowing in connection with a Letter of Credit Disbursement, the issuance of the Letter of Credit, each issuance of a Commercial Paper Note and each continuation or conversion of an existing Loan.

                 "Credits" (in the singular, "Credit") means the credits to be extended by the Lenders to the Borrower pursuant to this Credit Agreement, consisting of the Loans and the Letter of Credit.

                 "Debt" means, with respect to the Borrower and its Subsidiaries (except PriMerit Bank), (a) all obligations for borrowed money, including interest or fees of any nature related to the borrowing of money accrued but unpaid, (b) all obligations under letters of credit, bills of exchange or bankers acceptances, (c) all obligations representing the deferred purchase price of Property or services which in accordance with GAAP would be shown on the balance sheet as a liability, (d) all obligations, whether or not assumed by or with recourse to such Person, secured by Liens upon, or payable out of the proceeds or production from, assets owned by such Person, (e) all Capital Lease Obligations, and (f) all Contingent Obligations.

                 "Default" means any event, act or condition which with notice, or lapse of time, or both, would constitute an Event of Default.

                 "Depositary" means the Bank of Montreal Trust Company.

                 "Depositary Agreement" means the Depositary Agreement, dated as of January 27, 1995, among the Borrower, the Depositary and the Agent Bank and the Issuing Bank for the benefit of the Lenders, substantially in the form of Exhibit I hereto, as the same may at any time be further amended or modified and in effect.

                 "Deposited Funds" has the meaning set forth in Section 4.6(b) hereof.

                 "Dollars", "dollars" and "$" means the lawful currency from time to time of the United States of America.

                 "Effective Date" means the date determined in accordance with
Section 9.14 hereof.

                 "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non- sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from Property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                 "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act and the Toxic Substances Control Act.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable regulation promulgated thereunder.

                 "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multi-employer Plan; (b) a withdrawal by any member of the Controlled Group from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any member of the Controlled Group from a Multi-employer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multi-employer Plan subject to Title IV of ERISA; (e) a failure to make required contributions to a Qualified Plan or Multi-employer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multi-employer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the Controlled Group; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Qualified Plan; (i) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary with respect to any Qualified Plan for which the Borrower or any of its Subsidiaries may be directly or indirectly liable.

                 "Event of Default" means any one or more of the events set forth in Section 7.1 hereof.

                 "Expiration Date" means January 27, 1998 as it may be extended from time to time in accordance with Section 9.2 hereof.

                 "Face Value" means, at the time any determination thereof is to be made, the sum of the aggregate face amount at maturity (if issued on a discount basis) and the aggregate principal amount (if issued on an interest-bearing basis), together with the aggregate amount of interest to the stated maturity date of interest-bearing Commercial Paper Notes, of all Commercial Paper Notes outstanding (or of such Commercial Paper Note or Commercial Paper Notes with reference to which the term Face Value is employed herein or in the Depositary Agreement), excluding matured Commercial Paper Notes no longer entitled to the benefit of the Letter of Credit.

                 "Federal Funds Rate" means the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System only, arranged by Federal funds brokers. The Federal Funds Rate shall be determined by the Agent Bank on the basis of reports by Federal funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by the Agent Bank. The Federal Funds Rate applicable each day shall be the Federal Funds Rate reported as applicable to Federal funds transactions on that date. In the case of Saturday, Sunday or legal holiday, the Federal Funds Rate shall be the rate applicable to Federal funds transactions on the immediately preceding day for which the Federal Funds Rate is reported.

                 "Funded Debt" means, for the Borrower and its Subsidiaries (except PriMerit Bank), (a) all obligations for borrowed money, (b) the deferred purchase price of Property or services in accordance with GAAP which would be shown on a balance sheet of such Person as a liability, (c) all obligations, whether or not assumed by or with recourse to such Person, secured by Liens upon, or payable out of the proceeds or production from, assets owned by such Person, (d) all rental obligations under Capital Leases, (e) all Contingent Obligations, (f) mandatory redeemable preferred stock issued prior to November 30, 1994, and (g) preferred stock issued subsequent to November 30, 1994 with a weighted average life of less than five years from the date of issuance or with call or put features within five years from the date of issuance.

                 "GAAP" means generally accepted accounting principles as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board.

                 "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                 "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

                 "Indenture" means the Indenture dated August 1, 1986 between the Borrower and Harris Trust and Savings Bank, as successor trustee.

                 "Interest Coverage Ratio" means, for the Borrower and its Subsidiaries (but excluding PriMerit Bank), for each 12- month period preceding the applicable date of calculation, the ratio as defined and calculated as set forth in Schedule I hereto.

                 "Interest Payment Date" means the last day of each Interest Period and, in the case of an 180-day CD Interest Period or a 6-month LIBOR Interest Period, the date 90 days or 3 months, as the case may be, after the first day of such Interest Period.

                 "Interest Period" means any CD Interest Period and any LIBOR Interest Period.

                 "Investments" means any direct or indirect purchase or acquisition, or any commitment therefor, of any capital stock, equity interest, assets, obligations or other securities of or any interest in, any Person, or any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person including, without limitation, any Affiliates of such Person.

                 "IRS" means the Internal Revenue Service, or any successor thereto.

                 "Issuing Bank Fee" has the meaning specified in Section 3.5(i) hereof.

                 "Lenders" means the Lenders hereunder and any assignees or transferees thereof, if any, collectively and, as applicable, the Issuing Bank.

                 "Letter of Credit" has the meaning set forth in Recital B hereof.

                 "Letter of Credit Account" means a special purpose account established pursuant to the provisions of Section 4.9 by the Issuing Bank with the Depositary at its Corporate Trust Office in The City of New York and identified as Account No. 4808210.

                 "Letter of Credit Disbursement" means each transfer to, or deposit by the Issuing Bank of funds in, the Letter of Credit Account as contemplated by Section 4.9 or Section 7.2(v).

                 "Letter of Credit Fee" has the meaning set forth in Section 3.5(e) hereof.

                 "LIBOR" means, with respect to any LIBOR Loan, for each LIBOR Interest Period the rate per annum equal to the arithmetic average of the interest rates at which Eurodollar deposits equal or comparable to the principal amount of each Reference Bank's share of such LIBOR Loan are offered to the Reference Banks by prime banks for a period equal to the duration of such LIBOR Interest Period in the London Interbank Market, at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, rounded up to the nearest one-sixteenth of one percent (1/16%). If any of the Reference Banks shall fail to notify the Agent Bank of such rates by 10:00 a.m. (New York time) two Business Days prior to the commencement of the relevant LIBOR Interest Period, "LIBOR" shall be determined on the basis of the rate or rates notified by the remaining Reference Banks or Bank.

                 "LIBOR Interest Period" in relation to each LIBOR Loan means each period specified in the Loan Notice relating to such LIBOR Loan commencing: (A) on and including the date such LIBOR Loan was made or (B) forthwith upon the expiration of the preceding LIBOR Interest Period relating to such LIBOR Loan or (C) for any portion of a LIBOR Loan resulting from the conversion of a CD Loan to a LIBOR Loan, forthwith upon the expiration of the preceding Interest Period relating to such converted Loan.

                 LIBOR Interest Periods shall be 1, 2, 3 or 6 months' duration.

                 Each LIBOR Interest Period shall be of a duration selected by the Borrower in accordance with this definition; provided, however, that

                 (A) no LIBOR Interest Period shall extend beyond the Expiration Date;

                 (B) if the Borrower fails to select the duration of a LIBOR Interest Period, such LIBOR Interest Period shall be for a period of one month or in the circumstances described in (A) above, shall end on the Expiration Date;

                 (C) if any LIBOR Interest Period would end on a day which is not a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month or is beyond the Expiration Date, in which event such LIBOR Interest Period shall end on the next preceding Business Day unless otherwise determined by the Agent Bank in accordance with customary practice from time to time in effect in the London Interbank Market; and

                 (D) the Borrower and all the Lenders may, from time to time, agree to use LIBOR Interest Periods of different duration.

                 "LIBOR Loan" means any Loan based on LIBOR in accordance with the provisions of Article III hereof.

                 "LIBOR Margin", in the case of any LIBOR Loan, means the percentage set forth below opposite the highest Rating category in effect on the last day of the Calendar

Quarter preceding the date the relevant LIBOR Interest Period commences:

         Rating                            Margin
         ------                            ------
         BBB/Baa2 or higher                0.425%
         BBB-/Baa3                         0.550%
         BB+/Ba1                           0.800%
         BB/Ba2 or lower                   1.150%.

                 "LIBOR Rate" means with respect to any LIBOR Interest Period for a LIBOR Loan the rate per annum determined pursuant to the following formula, which rate shall change during such Interest Period as and when the LIBOR Reserve Percentage shall change:


                                   LIBOR
                      LIBOR Rate = -----
                                   1-LRP

                  LRP:  LIBOR Reserve Percentage

                 "LIBOR Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by a non- United States office of any Lender to United States residents). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

                 "Lien" means any voluntary or involuntary mortgage, assignment, pledge, security interest, encumbrance, lien, claim or charge of any kind on or with respect to, or any preferential arrangement with respect to the payment of any obligations with the proceeds or from the production of, any asset of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.

                 "Loan" means any CD Loan, Base Rate Loan or LIBOR Loan hereunder.

                 "Loan Notice" means a notice received by the Agent Bank from the Borrower at least three Business Days prior to the date of the requested Loan, or, in the case of a Base

Rate Loan, on the Business Day before the date of the requested Loan, prior to 11:00 A.M. (New York time) specifying:

                 (i) whether the Loan then being requested is to be (or the extent to which it is to be) a CD Loan, Base Rate Loan or a LIBOR Loan;

                 (ii)     the date of such Loan (which shall be a Business Day);

                 (iii) the aggregate principal amount of such Loan (which shall be $5,000,000 or an integral multiple thereof);

                 (iv) in the case of a CD Loan or a LIBOR Loan, the Interest Period with respect to such Loan;

                 (v) if applicable, that such Loan results from the continuation or conversion of an existing Loan; and

                 (vi) if applicable, that the proceeds of such Loan are to be used to reimburse a Letter of Credit Disbursement.

Each Loan Notice shall be substantially in the form of Exhibit C. Subject to the provisions of Article III, the Borrower in its Loan Notice may continue or convert any CD Loan or any LIBOR Loan as of the end of the current Interest Period applicable to the CD Loan or LIBOR Loan, as the case may be, and each such continuance or conversion shall be deemed a drawdown of a Loan hereunder. In the event that the Borrower shall fail to give a timely Loan Notice with respect to its election to convert or continue any CD Loan or LIBOR Loan as provided in the immediately preceding sentence, such CD Loan or LIBOR Loan, as the case may be, shall be automatically continued at the end of the current Interest Period with respect to such Loan, unless such continuation shall be prohibited by the terms of this Credit Agreement, into a new Interest Period.

                 "Majority Lenders" means Lenders having in the aggregate more than 66 2/3% of the Commitments.

                 "Margin" means any CD Margin or LIBOR Margin.

                 "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

                 "Material Adverse Effect" means a change, or announcement of a change, which could reasonably be expected, immediately or with the passage of time, to result in a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, Properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole or the rights of the Lenders under this Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes; (b) the ability of the Borrower to perform under this Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes; or (c) the legality, validity, binding effect or enforceability of this Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes.

                 "Multi-employer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

                 "Net Worth" means the amount of the Borrower's common shareholders' equity determined in accordance with GAAP, plus preferred and preference stock, excluding (a) mandatory redeemable preferred or preference stock issued prior to November 30, 1994, and (b) preferred or preference stock issued subsequent to November 30, 1994 with a weighted average life of less than five years from the date of issuance or with call or put features within five years from the date of issuance.

                 "Note" means, with respect to any Lender hereunder a note issued by the Borrower payable to the order of such Lender in the amount equal to such Lender's Commitment pursuant to this Credit Agreement and substantially in the form of Exhibit B; collectively the "Notes".

                 "Notice of Lien" means any "notice of lien" or similar document filed or recorded with any court, registry, recorder's office, central filing office or Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

                 "Obligations" shall have the meaning assigned to that term in
Section 4.6(c).

                 "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

                 "Permitted Investments" means Investments made by the Borrower and its Subsidiaries in the ordinary course of business as presently conducted (which shall include the acquisition of gas utility assets and the acquisition of other assets incidental thereto); provided that the Borrower may only make cash Investments in (a) marketable direct obligations of the United States of America or any agency thereof, marketable obligations directly and fully guaranteed by the United States of America, commercial paper rated either A1 by Standard & Poor's Corporation or P1 by Moody's Investors Service, Inc. and certificates of deposit issued by, and overnight repurchase agreements which are secured or backed by securities issued by the United States of America from, any bank organized under the laws of the United States of America or any State thereof with deposits rated either A1 by Standard & Poor's Corporation or P1 by Moody's Investors Service, Inc.; provided, however, that such obligations, commercial paper and certificates of deposit have a maturity of two years or less from the date of purchase by such Person; (b) Investments directed by the Borrower in conjunction with industrial development revenue bonds, and (c) Subsidiaries.

                 "Permitted Liens" means

                 (a) Any Lien existing on the Property of the Borrower or its Subsidiaries on the date hereof;

                 (b) Any Lien securing, prior to or concurrently with the creation of such Lien, the Obligations equally and ratably with (or prior to) such Lien pursuant to documentation satisfactory in form and substance to the Majority Banks;

                 (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.6, provided that no Notice of Lien has been filed or recorded;

                 (d) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty and which are being contested in good faith and by appropriate proceedings;

                 (e) Liens (other than any Lien imposed by ERISA) on the Property of the Borrower or any of its Subsidiaries incurred, or pledges or deposits required, in connection with workers compensation, unemployment insurance and other social security legislation;

                 (f) Liens on the Property of the Borrower or any of its Subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, and (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business;

                 (g) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

                 (h) Liens on assets of corporations which become Subsidiaries after the date of this Credit Agreement; provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

                 (i) Liens on the Property of a Subsidiary other than a Significant Subsidiary which could not have a Material Adverse Effect;

                 (j) Liens on property or the creation of a security interest in the proceeds resulting from the issuance of industrial development revenue bonds;

                 (k) Any attachment or judgement Lien not constituting an Event of Default under Section 7.1(e);

                 (l) Leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of the Borrower and the UCC financing statements relating solely thereto;

                 (m) Liens arising from, or in connection with, the net worth maintenance covenant by the Borrower with respect to PriMerit Bank not otherwise causing a Material Adverse Effect;

                 (n) Liens on any property acquired, constructed or improved by the Borrower after the date of this Credit Agreement which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of the construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120 day period, to secure or provide for the payment of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Credit Agreement or Liens on any property existing at the time of acquisition thereof, provided that any such Lien must secure indebtedness in an amount that does not exceed 80% of the cost of such acquisition, construction or improvement, and provided further that the Liens shall not apply to any property theretofore owned by the Borrower or any Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved property on which the property so constructed or the improvement is located;

                 (o) existing Liens on any property or indebtedness of a corporation which is merged with or into or consolidated with the Borrower or any Subsidiary provided that the Liens shall not apply to any property theretofore owned by the Borrower or any Subsidiary;

                 (p) Liens on moneys of U.S. Government Obligations deposited with the Trustee under the Indenture pursuant to the provisions of Section 405 of the Indenture; and

                 (q) Liens for the sole purposes of extending, renewing or replacing, in whole or in part, Liens securing Debt of the type referred to in the foregoing clauses (a) through (p), inclusive, or this clause (q); provided, however, that the principal amount of Debt so secured at the time of such extension, renewal or replacement shall not be increased, and that such extension, renewal or replacement shall be limited to all or part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property).

                 "Person" means any corporation, partnership, trust, estate, individual, unincorporated business entity or government or agency or political subdivision thereof.

                 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any member of the Controlled Group sponsors or maintains or to which the Borrower or member of the Controlled group makes or is obligated to make contributions, and includes any Multi-employer Plan or Qualified Plan.

                 "PriMerit Bank" means PriMerit Bank, a federal savings bank, a wholly-owned Subsidiary of the Borrower, and the Subsidiaries of PriMerit Bank.

                 "Property" means all types of real, personal, tangible, intangible or mixed property.

                 "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multi-employer Plan.

                 "Rating" means the higher of the senior unsecured long-term debt rating of the Borrower issued by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P"). If there is a split rating as between Moody's and S&P, the higher rating will apply except where the difference between the ratings is greater than one rating level, in which case the average of the two ratings will apply.

                 "Reference Banks" means Union Bank of Switzerland, Bank of Montreal and Bank of America, N.T. & S.A.

                 "Reportable Event" means any event set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in
Section 4062(e) of ERISA.

                 "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

                 "Reserve Percentage" for any day means that percentage, expressed as a decimal, which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any marginal, supplemental or emergency reserve requirements) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more.

                 "SEC" means the Securities and Exchange Commission or any successor agency thereto.

                 "Secured Parties" means the Lenders hereunder.

                 "Significant Subsidiary" means any Subsidiary of the Borrower having 10% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis or generating 10% or more of the income of the Borrower and its Subsidiaries on a consolidated basis.

                 "Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which the Borrower and/or any subsidiary of the Borrower either (a) in respect of a corporation, owns more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not at the time the stock of any class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is the sole general partner or is entitled to share in more than 50% of the profits, however determined.

                 "Total Capitalization" means Funded Debt plus Net Worth.

                 "Total Commitment" means the sum of the Commitments.

                 "Unfunded Pension Liabilities" means the excess of a Plan's accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA.

                 "Unsecured Debt" means all Debt which has not been secured by a pledge of any Property.


       II.  REPRESENTATIONS AND WARRANTIES

                 SECTION 2.1. Representations and Warranties. The Borrower represents and warrants to the Lenders and to the Agent Bank that:

                 (a)      Corporate Existence.

                 (i) The Borrower and each of its Significant Subsidiaries has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation.

                 (ii) The Borrower and each of its Significant Subsidiaries has the corporate power and authority and all necessary governmental licenses, authorizations, consents and approvals material to the ownership of its assets and the carrying on of its business;

                 (iii) The Borrower has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes; and

                 (iv) The Borrower is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification.

                 (b) Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes, have been duly authorized by all necessary corporate action and do not and will not:

                          (i) contravene the terms of the Borrower's articles of incorporation, bylaws or other organizational document, if any;

                          (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument, Contractual Obligation, injunction, order, decree or undertaking to which the Borrower is a party; or

                          (iii)   violate any Requirement of Law.

                 (c) Governmental Authorization. The California Public Utilities Commission ("CPUC") has duly issued an order which sets forth any and all CPUC approvals and authorizations required for the Borrower to enter into this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes and to take all actions contemplated hereby or in connection herewith, such order remains in full force and effect in the form issued, and all such CPUC approvals and authorizations have been obtained, and no other consent, approval, authorization or order of any court or governmental agency or body is required for due execution, delivery and performance by the Borrower of this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes.

                 (d) Binding Effect. This Credit Agreement and the Depositary Agreement are, and the Notes and the Commercial Paper Notes when delivered hereunder will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles.

                 (e) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective Properties which:

                 (i) purport to affect or pertain to this Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes, or any of the transactions contemplated hereby or thereby; or

                 (ii) if determined adversely to the Borrower, or its Subsidiaries, might have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

                 (f) No Default. No Default or Event of Default exists or would result from the incurring of obligations by the Borrower under this Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes. Neither the Borrower, nor any of its Significant Subsidiaries, is in default under or with respect to any Contractual Obligation which, individually or together with all such defaults, could have a Material Adverse Effect.

                 (g)  ERISA Compliance.

                 (i) Each Qualified Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

                 (ii) Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, the IRS has not determined that any amendment to any Qualified Plan does not qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Borrower nothing has occurred which would cause the loss of such qualification or tax-exempt status.

                 (iii) There is no outstanding liability of the Borrower or a member of its Controlled Group under Title IV of ERISA with respect to any Plan.

                 (iv) None of the Qualified Plans subject to Title VI of ERISA has any Unfunded Pension Liability as to which the Borrower is or may be liable.

                 (v) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Borrower or to which the Borrower is obligated to contribute.

                 (vi) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (a) any Plan maintained or sponsored by the Borrower or its assets, (b) any member of the Controlled Group with respect to any Qualified Plan of the Borrower, or (c) any fiduciary with respect to any Plan for which the Borrower may be directly or indirectly liable, through indemnification obligations or otherwise.

                 (vii) The Borrower has not incurred nor reasonably expects to incur (a) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan or (b) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

                 (viii) The Borrower has not transferred any Unfunded Pension Liability outside of the Controlled Group or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

                 (ix) The Borrower has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which could have a Material Adverse Effect.

                 (h) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Loan or the Commercial Paper Notes will be used, directly or indirectly, (i) to purchase or carry Margin Stock or (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of any Loan will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934.

                 (i) Title to Properties. Each of the Borrower and each of its Significant Subsidiaries has good, record and marketable title to all of its Property and interests therein except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The Property of the Borrower and each of its Significant Subsidiaries is free and clear of all Liens or rights of others, except Permitted Liens.

                 (j) Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded, and (ii) those levied or imposed on Subsidiaries other than Significant Subsidiaries the nonpayment of which could not, in the aggregate, have a Material Adverse Effect. To the best knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

                 (k)  Financial Condition.

                 (i) The audited consolidated balance sheet of the Borrower as of December 31, 1993, and the unaudited consolidated balance sheets of the Borrower as of September 30, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for, each of the respective periods then ended, copies of which have been furnished to the Issuing Bank and the Lenders, fairly present the Borrower's financial condition as of, and the results of its operations and cash flows for, each of the respective periods then ended, applied on a consistent basis. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, are complete and accurate, and show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof (including liabilities for taxes and material commitments).

                 (ii) The unaudited unconsolidated balance sheets of the Borrower as of December 31, 1993, and as of September 30, 1994 and the related unconsolidated statements of income, changes in shareholders' equity and cash flows for the period then ended, copies of which have been furnished to the Issuing Bank and the Lenders, fairly present the financial position of the Borrower as of, and the results of its operations and cash flows for, each of the respective periods then ended, applied on a consistent basis.

                 (iii) Since September 30, 1994, there has been no Material Adverse Effect.

                 (l)      Environmental Matters.

                 (i) The operations of the Borrower and each of its Subsidiaries comply with all Environmental Laws except where such noncompliance could not have a Material Adverse Effect.

                 (ii) The Borrower and each of its Subsidiaries has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") necessary for its operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries is in compliance with all terms and conditions of such Environmental Permits, except where the failure to so obtain, be in good standing or be in compliance could not have a Material Adverse Effect.

                 (iii) None of the Borrower, any of its Subsidiaries or any of their present Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or other Person, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material which could have a Material Adverse Effect.

                 (iv) There are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Borrower or its Subsidiaries which could have a Material Adverse Effect. Without limiting the generality of the foregoing (A) neither the Borrower nor any of its Subsidiaries has any underground storage tanks (1) that are not properly registered or permitted under applicable Environmental Laws or (2) that are leaking or disposing of Hazardous Materials and (B) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA or any other Environmental Law, except where the failure to so notify could not, in the aggregate, have a Material Adverse Effect.

                 (m) Regulated Entities. Neither the Borrower nor any Person controlling the Borrower is (i) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (ii) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any regulation thereunder limiting its ability to incur Debt.

                 (n) Labor Relations. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect, and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority which could have a Material Adverse Effect.

                 (o) Subsidiaries. As of the date hereof, the Borrower has no Subsidiaries other than those listed on Schedule II hereto. All Significant Subsidiaries, as of the date hereof, are identified as such on such Schedule.

                 (p) Insurance. The Properties of the Borrower and its Significant Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or such Subsidiary operates.

                 (q) Full Disclosure. None of the representations or warranties made by the Borrower in this Credit Agreement as of the date of such representations and warranties, and none of the statements contained in any certificate furnished by or on behalf of the Borrower in connection with this Credit Agreement, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                 (r) Compliance with Applicable Laws. Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default would have a Material Adverse Effect. The Borrower and each Subsidiary is complying in all material respects with all applicable statutes and regulations, including ERISA and applicable occupational, safety and health and other labor laws, of all Governmental Authorities, a violation of which could have a Material Adverse Effect.

                 (s) Ranking. Obligations of the Borrower hereunder and under the Notes and the Commercial Paper Notes will rank senior to or pari passu with all other Unsecured Debt of the Borrower.


III.  THE CREDITS

                 SECTION 3.1.  The Commitments.

                 (a) Loan Commitments and Commitment Percentages. The respective amounts of each Lender's Commitment and Commitment Percentage with respect to Loans made hereunder and the Letter of Credit issued hereunder shall be as set forth next to such Lender's name on the signature pages hereof.

                 (b) Amounts of Loans. Subject to all the terms and provisions hereof, each Lender will lend to the Borrower its Commitment Percentage of the aggregate amount of the Loans requested in any Loan Notice.

                 (c) Compliance with Agreement. Neither the Agent Bank nor any Lender shall be responsible for the obligations or Commitments of any other Lender hereunder, nor will the failure of any Lender to comply with the terms of this Credit

Agreement relieve any other Lender or the Borrower of their respective obligations under this Credit Agreement.

                 SECTION 3.2.  Loans.

                 (a)  Loans.

                 (i) Making of Loans. Each Lender severally agrees, upon the terms and subject to the conditions contained in this Credit Agreement, to make revolving credit loans to the Borrower (the "Loans" and individually a "Loan") from time to time from the date hereof to and including the Expiration Date in accordance with the terms hereof, in each case in an amount which, when added to (A) the aggregate principal amount of such Lender's Loans then outstanding, plus (B) the product obtained by multiplying such Lender's Commitment Percentage by the sum of the aggregate Face Value of all outstanding Commercial Paper Notes and the amount of unreimbursed Letter of Credit Disbursements (other than Letter of Credit Disbursements which will be reimbursed from the proceeds of such Loan and other Loans made in connection therewith), will not exceed the Commitment of such Lender as described in Section 3.1(a) after giving effect to any reduction thereof pursuant to Section 3.8.

             (ii) Revolving Credit. During the period from the Effective Date to and including the Expiration Date, the Borrower may borrow, prepay and reborrow in accordance with Section 3.2(a)(i) and Section 3.4, subject to all the terms and provisions hereof.

            (iii) Loan Notice. The Borrower shall give the Agent Bank a Loan Notice of any requested Loan. The giving of such Loan Notice by the Borrower shall irrevocably commit the Borrower to make the Loan borrowing in accordance with the terms hereof and of such Loan Notice. The Agent Bank shall communicate the information contained in each Loan Notice to the other Lenders on the date of its receipt.

             (iv) Notes. On or before the date of the initial Loans, the Borrower shall issue and deliver to the Agent Bank for delivery to each Lender a Note (the "Note" and collectively the "Notes"), duly executed and delivered by the Borrower, substantially in the form attached hereto as Exhibit B, payable to the order of such Lender, dated such date, and in a principal amount equal to such Lender's Commitment. Each Lender is hereby authorized and directed by the Borrower to endorse on the grid on the reverse side of such Note an appropriate notation evidencing the date and amount of each Loan, the date and amount of each payment or prepayment of principal thereon, and the other information provided thereon; provided that neither the failure of any Lender to so endorse such grid nor any error in endorsement shall limit or affect the obligations of the Borrower hereunder or under such Note; provided further that, in the case of any such failure of any Lender to endorse such grid or any error in endorsement with respect to any Loan the terms of this Agreement shall govern the terms of any such Loan. Each Lender may, by notice to the Borrower and the Agent Bank, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit B hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to a "Note" or the "Notes" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

                 (v) Maturity of the Loans. All Loans outstanding shall become due and payable in full on the Expiration Date.

                 SECTION 3.3.  Interest on Loans.

                 (a) Loans. The Loans may consist of one or more of Base Rate Loans, CD Loans and LIBOR Loans as specified in the Loan Notices given by the Borrower pursuant to the provisions of Section 3.2(a)(iii) of this Credit Agreement.

                 (b)  Interest on Base Rate Loans.

                 (i) The Borrower shall pay interest on the unpaid principal amount from time to time outstanding on each Base Rate Loan at a rate per annum equal to the Base Rate in effect from time to time, which rate shall change as and when said Base Rate shall change. Each change in the Base Rate shall be effective as of the opening of business on the date of any change in the Base Rate.

             (ii) Interest on each Base Rate Loan shall be payable in arrears on the last day of each Calendar Quarter commencing with the first such date after the date hereof.

                 (c)  Interest on CD Loans.

                 (i) The Borrower shall pay interest on the unpaid principal amount from time to time outstanding on each CD Loan, in each case for each CD Interest Period, at a rate per annum equal to the CD Rate plus the CD Margin.

             (ii) Interest on each CD Loan shall be payable in arrears on each Interest Payment Date applicable to such CD Loan.

            (iii) Promptly after the Agent Bank's determination of the interest rate to be applicable during each CD Interest Period, the Agent Bank shall notify the Borrower and each Lender of such rate.

             (iv) If on the first day of any CD Interest Period, the Agent Bank shall reasonably have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the CD Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable during such CD Interest Period pursuant to this Section 3.3(c), the Agent Bank shall as soon as practicable give notice thereof to the Borrower and to the Lenders, whereupon the Base Rate shall apply during such CD Interest Period, unless within such CD Interest Period the Borrower and all of the Lenders shall agree in writing upon an alternative mutually satisfactory basis for determining the interest rate applicable to such CD Interest Period. During any CD Interest Period while a rate of interest ascertained under this
Section 3.3(c)(iv) applies to the Loans, the Borrower may, on giving not less than three Business Days' prior notice to the Agent Bank, prepay the affected Loans in whole or in part without penalty or premium, together with accrued interest on the amount thereof through the date of such prepayment at the rate of interest ascertained under this Section 3.3(c)(iv).

                 (d)      Interest on LIBOR Loans.

              (i) The Borrower shall pay interest on the unpaid principal amount from time to time outstanding on each LIBOR Loan, in each case for each LIBOR Interest Period, at a rate per annum equal to the LIBOR Rate plus the LIBOR Margin.

             (ii) Interest on each LIBOR Loan shall be payable in arrears on each Interest Payment Date applicable to such LIBOR Loan.

            (iii) Promptly after the Agent Bank's determination of the interest rate to be applicable during each LIBOR Interest Period, the Agent Bank shall notify the Borrower and each Lender of such rate.

             (iv) In the event, and on each occasion, that on the day two Business Days before the beginning of any LIBOR Interest Period, the Agent Bank shall reasonably have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the Eurodollar market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable during such LIBOR Interest Period pursuant to this Section 3.3(d), the Agent Bank shall as soon as practicable give notice of such determination to the Borrower and to the Lenders whereupon the Base Rate shall apply during such LIBOR Interest Period, unless within such LIBOR Interest Period the Borrower and all of the Lenders shall agree in writing upon an alternative mutually satisfactory basis for determining the interest rate applicable to such LIBOR Interest Period. During any LIBOR Interest Period while a rate of interest ascertained under this Section 3.3(d)(iv) applies to the Loans, the Borrower may, on giving not less than three Business Days' prior notice to the Agent Bank, prepay the affected Loans in whole or in part without penalty or premium, together with accrued interest on the amount thereof through the date of such prepayment at the rate of interest ascertained under this Section 3.3(d)(iv).

                 SECTION 3.4.  Provisions Applicable to Loans.

                 (a) Prepayments. The Borrower may, upon not less than three Business Days' irrevocable notice to the Agent Bank, in minimum amounts of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, prepay any Loans in full or from time to time in part at any time, upon payment of accrued interest to the date of prepayment on such Loan or Loans or portions thereof prepaid. The prepayment of CD Loans and LIBOR Loans on a date other than the last day of the applicable Interest Period shall also be subject to any required payments pursuant to Section 3.4(d).

                 (b) Payments. Each Loan made by each Lender hereunder shall be made by transferring immediately available funds prior to 1:00 p.m. (New York time) on the date of such Loan in the amount of such Loan to the account of the Agent Bank at Union Bank of Switzerland, New York Branch, ABA No. 026008439, attention: Loan Servicing, ref: Southwest Gas for retransfer (in immediately available funds) to the account of the Borrower at Bank of America N.T. & S.A., North American Division, Corporate Services, 1850 Gateway Boulevard, Concord, California 94520 (account name: Southwest Gas Corporation, account number: 12359- 04038). Subject to Sections 4.1, 4.2 and 4.3, all payments and prepayments of principal of, and all payments of interest on, each Loan shall be made by the Borrower in immediately available funds prior to 1:00 p.m. (New York time) on the date of payment to the account of the Agent Bank as specified in the immediately preceding sentence for the accounts of the holders of the relevant Notes, pro rata in accordance with the respective principal amounts thereof held by them (in the case of any payment or prepayment of principal) and pro rata in accordance with the respective amounts of accrued but unpaid interest on the Notes held by them (in the case of any payment of interest). Payments received by the Agent Bank for the account of the Lenders shall be applied in accordance with the priorities set forth in
Section 3.10 hereof. The Agent Bank will make each payment made to it for the account of any Lender available promptly to such Lender in immediately available funds in accordance with such Lender's standing credit instructions to the Agent Bank.

                 (c) Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days for CD Loans and LIBOR Loans and 365 or 366 days, as the case may be (based on the actual number of days in the applicable year), for Base Rate Loans and interest shall be paid for the actual number of days for which due. Except as otherwise provided herein, any payment due hereunder or under the Notes which is due on a date which is not a Business Day shall be paid on the next day which is a Business Day, with interest from such due date to such date of payment.

                 (d) Reemployment of Funds. If the Borrower shall elect to prepay a Loan or portion thereof pursuant to Sections 3.4(a), 4.1 or 4.2, or if any Lender requires prepayment of a Loan or portion thereof pursuant to Section 4.3, on a day other than the last day of an Interest Period, the Borrower shall reimburse the Lenders for any costs incurred by them in respect of the reemployment of funds and the Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of liquidating or employing deposits from third parties acquired to effect or maintain any Loan or part thereof. If the Borrower shall fail to borrow in accordance with any notice pursuant to Section 3.2(a)(iii), the Borrower shall reimburse the Lenders for any costs, including expenses, incurred by them as a result of such failure. All costs referred to in the two preceding sentences, which each Lender shall exercise its reasonable efforts to minimize, shall be certified to the Borrower by notice of such Lender, and such notice shall, subject to correction for manifest error on the part of such Lender, be binding and conclusive on the Borrower.

                 (e)  Fees.

                 (i) General. All payments of fees hereunder shall be made in immediately available funds to the account of the Agent Bank specified in the first sentence of Section 3.4(b) hereof for the accounts of the Lenders, pro rata in accordance with their respective Commitment Percentages. The Agent Bank will make fees paid to it for the account of any Lender available promptly to such Lender in accordance with Section 3.4(b).

             (ii) Commitment Fee. The Borrower agrees to pay to each Lender its pro rata share of a commitment fee (the "Commitment Fee") payable for each Calendar Quarter for the period beginning on the date hereof and ending on the Expiration Date payable quarterly (computed on the basis of the actual number of days in such Calendar Quarter or shorter period, as appropriate, over a year of 360 days), in arrears on the daily average unused amount of the Commitments after deducting the sum of (I) all outstanding Loans plus (II) the aggregate Face Value of all outstanding Commercial Paper Notes plus (III) all unreimbursed Letter of Credit Disbursements plus (IV) the amount of any reduction in the Total Commitment allocated in accordance with Section 3.8 to the Commitments effective during such Calendar Quarter or shorter period on the basis of the number of days such Commitments were actually effective during such Calendar Quarter or shorter period. The Commitment Fee shall be equal to the percentage per annum set forth below opposite the highest Rating category in effect on the date of the payment of such Commitment Fee:

         Rating                                    Percentage
         ------                                    ----------
         BBB/Baa2 or higher                        .1875%
         BBB-/Baa3                                 .2500%
         BB+/Ba1                                   .3750%
         BB/Ba2 or lower                           .6000%.

Payment of the Commitment Fee shall be made in the manner set forth in Section 3.4(b) for the accounts of the Lenders, payable in arrears on the last day of each Calendar Quarter and on the Expiration Date. All payments of the Commitment Fee hereunder shall be payable pro rata to the Lenders in accordance with their respective Commitment Percentage and shall be made available to such Lenders as set forth in Section 3.4(b).

                 SECTION 3.5. The Letter of Credit and Commercial Paper Operations.

                 (a)  Issuing the Letter of Credit.

                 (i) The Issuing Bank agrees, upon the terms and subject to the conditions contained in this Credit Agreement, to deliver to the Depositary pursuant to the Depositary Agreement the Letter of Credit substantially in the form included in Exhibit D hereto.

             (ii) No Commercial Paper Note shall be issued by the Borrower except through the Depositary and in accordance with the terms of this Credit Agreement and the Depositary Agreement. The Borrower shall not at any time issue Commercial Paper Notes if (i) the Face Value of all Commercial Paper Notes outstanding plus the Face Value of all Commercial Paper Notes to be issued will exceed (x) the Total Commitment minus, (y) the sum of (A) the aggregate principal amount of all Loans outstanding on such date plus (B) the aggregate amount on such date of all unreimbursed Letter of Credit Disbursements, plus (z) the proceeds of such Commercial Paper Notes to be deposited, on the same day as the day of such issuance, in the Commercial Paper Account for the purpose of contemporaneously repaying or prepaying outstanding Loans and/or reimbursing Letter of Credit Disbursements relating to matured and concurrently maturing Commercial Paper Notes (whether or not presented for payment) plus the amount deposited by the Borrower in the Commercial Paper Account to pay the discount or interest on such matured and concurrently maturing Commercial Paper Notes, or (ii) there shall fail to be credited to the Letter of Credit Account, by way of a credit advice, the funds required by the Depositary to pay holders of all Commercial Paper Notes maturing on such day all principal and interest due and owing with respect to such Commercial Paper Notes.

                 (b)  Issuance of Commercial Paper Notes.

                 (i) The Borrower, by entering into the Depositary Agreement, authorized and directed the Depositary to act as its agent for the issuance and delivery of Commercial Paper Notes. Commercial Paper Notes may be issued by the Borrower from time to time in accordance with this Section 3.5 and the Depositary Agreement.

             (ii) The Borrower shall not have the right to issue and sell Commercial Paper Notes in accordance with this Credit Agreement and the Depositary Agreement if one of the following events shall have occurred: (A) an Event of Default or a Default has occurred and is continuing, (B) the conditions precedent specified in Article V with respect to the issuance of Commercial Paper Notes have not been satisfied, (C) the Commitments or the obligation of the Issuing Bank to issue the Letter of Credit pursuant hereto have terminated or have ceased for any reason whatsoever including, without limitation, by reason of the operation of Section 3.5(j) or Section 4.2, (D) the issuance of Commercial Paper Notes is prohibited by the provisions of
Section 4.7, (E) the initial Issuing Bank shall have been removed in accordance with Section 8.2 hereof and a successor Issuing Bank shall not yet have been appointed, or (F) the issuance or the maintenance of the Letter of Credit shall be or become illegal and any applicable period of grace or other "grandfather rights" shall have expired; provided, however, that, so long as the Depositary is not in receipt of instructions then in effect from the Agent Bank given in accordance with this
Section 3.5(b) and the Depositary Agreement not to issue or deliver Commercial Paper Notes, any Commercial Paper Notes issued pursuant to the terms hereof and of the Depositary Agreement shall be valid notwithstanding the occurrence of any event specified in clauses (A) through (F) above. The Agent Bank may, in its own discretion and shall, if directed by the Majority Lenders, direct the Borrower and the Depositary not to issue or deliver Commercial Paper Notes upon the occurrence of any event specified in clause (A) through (F) above. Any instructions from the Agent Bank to the Borrower and the Depositary in accordance with this Section 3.5(b) shall specify one or more of the events described in clauses (A) through (F) as the reason(s) to cease issuing and delivering Commercial Paper Notes. If the Agent Bank in its own discretion or on behalf of the Lenders shall, as permitted by this Section 3.5(b) and the Depositary Agreement, instruct the Borrower and the Depositary not to issue or deliver Commercial Paper Notes, the Borrower shall not instruct the Depositary to authenticate, issue or deliver any Commercial Paper Notes in respect of agreements concluded by any dealer after the time such instructions are first received by the Depositary, except to the extent that such issuance and delivery occurs within one Business Day of the receipt of such notice by the Depositary and is required in respect of agreements concluded by such dealer prior to the time such dealer has received notice from the Agent Bank, the Depositary or the Borrower of the giving by the Agent Bank of instructions not to issue or deliver Commercial Paper Notes. The Borrower shall not under any circumstances sell or offer, agree or commit to sell or offer any Commercial Paper Notes to or through any dealer after having received instructions hereunder not to issue or deliver Commercial Paper Notes. For purposes of this
Section 3.5(b), an agreement with respect to Commercial Paper Notes shall be deemed concluded when it has become a final agreement in accordance with the customary practice of commercial paper dealers in The City of New York. Concurrently with the giving of any such instructions to the Borrower and the Depositary, the Agent Bank shall on behalf of the Lenders give notice thereof to each dealer and each agency which provides an investment rating with respect to the Commercial Paper Notes, but failure to do so shall not impair the effect of such instructions, except to the extent set forth in the third preceding sentence. Any instruction given pursuant to this Section 3.5(b) to the Borrower and the Depositary not to issue or deliver Commercial Paper Notes may be revised or revoked by the Agent Bank.

            (iii) Each Commercial Paper Note shall (A) be in the form included in Exhibit A hereto and completed in accordance with this Credit Agreement and the Depositary Agreement, (B) be dated the date of issuance thereof (which shall be a Business Day), (C) be made payable to the order of bearer or a specified payee, (D) have a stated maturity date (which shall be a day on which Banks are open in The City of New York), which shall not be later than the earlier to occur of (x) the 270th day next succeeding the date of its issuance and (y) the first Business Day prior to the Expiration Date, and (E) have a Face Value of not less than $100,000, which, when added to the Face Value of all other Commercial Paper Notes issued or to be issued on the same day, will not exceed the aggregate amount available for issuance of Commercial Paper Notes pursuant to Section 3.5(a)(ii). No Commercial Paper Note shall be subject to automatic renewal, extension or roll-over. Subject to the provisions of the Depositary Agreement, all Commercial Paper Notes shall be delivered and issued against payment therefor in collected funds which are immediately available in The City of New York on the date of issuance, and otherwise in accordance with the terms of this Credit Agreement and the Depositary Agreement.

                 (c)  Participations; Unconditional Obligations.

                 (i) By the issuance of the Letter of Credit and without any further action on the part of the Issuing Bank or any of the Lenders in respect thereof, the Issuing Bank hereby grants to each other Lender and each other Lender hereby agrees to acquire from the Issuing Bank a participation in the Letter of Credit, effective upon the issuance thereof, equal to such other Lender's Commitment Percentage of the Letter of Credit. In consideration and in furtherance of the foregoing, each other Lender hereby absolutely and unconditionally agrees to pay to the Issuing Bank, in accordance with Section 3.5(g), such Lender's Commitment Percentage of each Letter of Credit Disbursement.

             (ii) Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to Section 3.5(c)(i) and Section 3.5(g) in respect of each Letter of Credit Disbursement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of an Event of Default or a Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Borrower agrees that, subject to
Section 4.10, each Lender so purchasing a participation from the Issuing Bank pursuant to this Section 3.5(c) and Section 3.5(g) may exercise all its rights to payment against the Borrower, including the right of setoff, with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

            (iii) The Issuing Bank agrees with each Lender that it shall transfer to such Lender its proportionate share of any repayment including, subject to the proviso below, interest paid to the Issuing Bank pursuant to
Section 3.5(d) based upon the proportion that the payments made by such Lender pursuant to Section 3.5(g) bears to the total of payments made by the Issuing Bank under the Letter of Credit; provided that each Lender shall receive interest on its participation in a Letter of Credit Disbursement from the date on which the amount of its participation is received by or on behalf of the Issuing Bank and not from the date on which the Issuing Bank makes such Letter of Credit Disbursement, unless such dates are the same.

                 (d)  Agreement to Reimburse Letter of Credit Disbursements.

                 (i) To induce the Issuing Bank to issue the Letter of Credit and the Lenders to acquire participations therein, the Borrower unconditionally and irrevocably agrees to pay to the Agent Bank for the account of the Issuing Bank, which subject to Section 3.5(c)(iii) in turn shall transfer to the Lenders in accordance with their respective interests, an amount equal to any Letter of Credit Disbursement, on the date such Letter of Credit Disbursement is made (but such reimbursement shall not be made prior to 1:00 p.m., New York City time, on such date). The Agent Bank, at the request of the Borrower, shall notify the Borrower of any amounts owed hereunder by the Borrower in respect of any Letter of Credit Disbursement on the date of such Letter of Credit Disbursement. The Borrower also agrees to pay the Agent Bank, on behalf of the Issuing Bank which in turn shall transfer to the Lenders in accordance with their respective interests, interest on each outstanding Letter of Credit Disbursement at a rate per annum equal to the Base Rate plus 2.0% (computed on the basis of the actual number of days elapsed and a 360-day year); provided, however, that if such Letter of Credit Disbursement shall be reimbursed to the Agent Bank on behalf of the Issuing Bank or converted into Loans in accordance with Section 3.2(a)(i) on the date such Letter of Credit Disbursement is made, such Letter of Credit Disbursement shall not bear interest. Promptly upon reimbursement in full being made to the Agent Bank for the account of the Issuing Bank in respect of a Letter of

Credit Disbursement (plus accrued interest if any) or the conversion of such Letter of Credit Disbursement into a Loan in accordance with Section 3.2(a)(i), the Agent Bank shall transmit the Commercial Paper Note to which such Letter of Credit Disbursement relates to the Borrower. Nothing in this paragraph shall impair or otherwise affect the Agent Bank's right to effect reimbursements of Letter of Credit Disbursements, and interest thereon, on behalf of the Issuing Bank, pursuant to the provisions of Section 4.6(a).

             (ii) The Borrower's obligation to reimburse the Issuing Bank under this Section 3.5(d) for the amount of all Letter of Credit Disbursements (plus accrued interest if any) to the extent such unreimbursed Letter of Credit Disbursements have not been converted into a Loan in accordance with Section
3.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent Bank, the Issuing Bank or any Lender, including, without limitation, any defense based on the failure of any drawing to conform to the terms of the Letter of Credit, any failure of the Borrower to receive all or any part of the proceeds of the sale of Commercial Paper Notes with respect to which such Letter of Credit Disbursement was made or any nonapplication or misapplication of the proceeds of such sale or the legality, validity, regularity or enforceability of the Letter of Credit.

                 (e) Letter of Credit Fee. The Borrower agrees to pay a Letter of Credit fee (the "Letter of Credit Fee") payable for each Calendar Quarter for the period beginning on the date hereof and ending on the Expiration Date payable quarterly (computed in each case on the basis of the actual number of days in such Calendar Quarter or shorter period, as appropriate, over a year of 360 days), on the average daily balance of Commercial Paper Notes outstanding under the Letter of Credit in the percentage set forth below opposite the highest Rating category in effect on the last day of the Calendar Quarter preceding the date the relevant Letter of Credit Fee is payable:

                 Rating                            Percentage
                 ------                            ----------
                 BBB/Baa2 or higher                0.425%
                 BBB-/Baa3                         0.550%
                 BB+/Ba1                           0.800%
                 BB/Ba2 or lower                   1.150%.

The Letter of Credit Fee shall accrue from and include the date of issuance of the Letter of Credit, and shall cease to accrue on the date on which no Letter of Credit is outstanding.

The Letter of Credit Fee shall be payable in arrears on the last day of each Calendar Quarter and on the last day of the last period during which a Letter of Credit Fee accrues. All payments of Letter of Credit Fees shall be made in the manner set forth in Section 3.4(b) for the accounts of the Lenders, pro rata in accordance with their respective Commitment Percentage and shall be made available to such Lenders as set forth in Section 3.4(b).

                 (f) Letter of Credit Indemnity. The Borrower agrees to indemnify, defend and hold harmless the Issuing Bank and each Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Issuing Bank and each Lender may incur (or which may be claimed against the Issuing Bank and each Lender) by reason of or in connection with the execution and delivery or assignment of, or payment under, the Letter of Credit, or purchase of any participation by any Lender in any Letter of Credit, unless, and with the sole exception that any such claim, damage, loss, liability, cost or expense shall be caused by the wilful misconduct or gross negligence of the Issuing Bank or any Lender, as the case may be, in performing its obligations under this Credit Agreement or in making payment under the Letter of Credit, whether or not any document presented pursuant to the Letter of Credit proves to be insufficient in any respect and whether or not any other statement or any other document presented pursuant to the Letter of Credit proves to be forged, fraudulent or invalid in any respect or any statement therein proves to be inaccurate or untrue in any respect whatsoever.

                 (g) The Lenders' Commitment to the Issuing Bank. The Agent Bank shall give the Lenders prompt notice of any Letter of Credit Disbursement that is not reimbursed in full on the date when made and may give the Lenders notice on or before 2:00 p.m., New York City time, on any day, of any Letter of Credit Disbursement made that day which has not been reimbursed in full by 1:30 p.m., New York City time, if the Agent Bank, for any reason, believes in good faith that such Letter of Credit Disbursement will not be reimbursed on such day. Any such notice shall specify the date of such Letter of Credit Disbursement and the amount thereof. As promptly as possible, but no later than 4:00 p.m., New York City time, on the date of receipt of such notice, provided such notice is received prior to 2:00 p.m., New York City time, and no later than 12:00 noon, New York City time, on the Business Day following the date of receipt of such notice if such notice is received after 2:00 p.m., New York City time, each Lender shall pay to the Issuing Bank such Lender's Commitment Percentage of the unreimbursed Letter of Credit Disbursement.

                 (h) Letter of Credit Operations. The Depositary shall, as soon as practicable after the opening of business on the Business Day next preceding the maturity date of any Commercial Paper Note, in accordance with the procedures set forth in the Depositary Agreement, make a demand of the Issuing Bank for payment under the Letter of Credit in an amount equal to the aggregate amount required to pay the Commercial Paper Notes maturing on such date.

                 Upon receipt by the Depositary of a written notice from the Agent Bank to the effect that an Event of Default has occurred hereunder, the Depositary shall, in accordance with the Depositary Agreement, make a demand for payment under the Letter of Credit in an amount equal to the aggregate amount required to pay all of the Commercial Paper Notes then outstanding upon their maturity.

                 (i) Issuing Bank Fee. As further consideration to the Issuing Bank for issuing the Letter of Credit, the Borrower agrees to pay the Issuing Bank for its own account for each Calendar Quarter a fee (the "Issuing Bank Fee") equal to 0.150% per annum (computed in each case on the basis of the actual number of days in such Calendar Quarter or shorter period, as appropriate, over a year of 360 days) on the Total Commitment. The Issuing Bank Fee shall be payable on the same terms and at the same times as the Letter of Credit Fee.

                 (j)      Termination of Letter of Credit and Commercial Paper
Operations.   The Borrower may, upon not less than five Business Days'
irrevocable notice to the Agent Bank and the Depositary, terminate as of a specific date (the "CP/Letter of Credit Termination Date") both its right under this Section 3.5 and under the Depositary Agreement to issue Commercial Paper Notes and the obligation of the Issuing Bank under this Section 3.5 and the Depositary Agreement to provide the Letter of Credit to the Depositary, provided that such termination shall be effective only if on such CP/Letter of Credit Termination Date (i) the Depositary returns the Letter of Credit to the Issuing Bank for cancellation and (ii) no Commercial Paper Notes are outstanding. The Depositary may not return the Letter of Credit to the Issuing Bank unless at such time no Commercial Paper Notes are outstanding and the Depositary has received the notice referred to above. The Agent Bank shall promptly notify the Lenders upon the receipt of any such notice and upon the return of the Letter of Credit to the Issuing Bank. The termination contemplated by this Section 3.5(j) shall in no way affect the obligation of the Borrower to repay any unreimbursed Letter of Credit Disbursements or other fees or expenses owing as of such CP/Letter of Credit Termination Date.

                 SECTION 3.6.  Taxes, Duties, Fees and Charges.

                 (a) The Borrower may, to the extent required by applicable United States laws (including tax treaties), withhold all or any portion of any interest payments or other fees and payments subject to withholding pursuant to the tax laws of the United States. Each Lender which is not a bank organized under the laws of the United States of America or any state thereof shall deliver to the Agent Bank for delivery to the Borrower copies, completed and executed as required, of Form 1001 or Form 4224, as the case may be, promulgated under the Code. If, due to any change after the date hereof in applicable law, regulation or interpretation thereof by any authority charged with interpretation thereof, including, without limitation, the unavailability of Form 4224 to any Lender which is not a bank organized under the laws of the United States of America or any state thereof or the loss by any Lender of exemption from U.S. withholding taxes, the Borrower is required to withhold all or any portion of any payment specified above, then the amount of interest or other fees and payments subject to such withholding payable to such affected Lender under this Agreement will be increased to the amount which, after deduction from such increased amount of all taxes required to be withheld or deducted therefrom, will yield to such Lender the amount stated to be payable under this Agreement. If any of the taxes specified in this subsection are paid by any Lender, the Borrower will, upon notification by such Lender pursuant to Section 4.1, reimburse such Lender for such payments, together with any interest and penalties which may be imposed by the governmental agency or taxing authority.

                 (b) If the Borrower shall pay any tax or charge as provided herein or shall make any deduction or withholding from amounts payable hereunder, within 10 days of the date of such payment, deduction or withholding the Borrower shall forward to the Agent Bank for delivery to the affected Lender or Lenders official receipts or other evidence acceptable to the Agent Bank establishing payment, deduction or withholding of such amounts.

                 (c) The Borrower shall promptly pay all taxes, assessments and other governmental charges and governmental fees levied in connection with this Credit Agreement or the Notes.

                 SECTION 3.7. Interest on Late Payments. If the Borrower defaults in the payment of the principal of any

Loan, interest thereon or any other sums payable pursuant to this Credit Agreement or the Notes, whether of fees, expenses or otherwise, the Borrower shall pay interest on such defaulted amounts (to the extent permitted by law) up to the date of actual payment (after as well as before judgment) on the last day of each Calendar Quarter in arrears (computed in each case on the basis of the actual number of days in such Calendar Quarter, over a year of 360 days) at a rate equal to 2.0% in excess of the Base Rate.

                 SECTION 3.8. Reduction of the Total Commitment. The Borrower may on the last day of any Interest Period, upon not less than 5 Business Days' prior notice to the Agent Bank (or such shorter period as the Agent Bank, in its sole discretion, may determine), permanently terminate in whole or permanently reduce in part the unused portion of the Total Commitment, provided that each partial reduction shall be in the amount of $5,000,000 or an integral multiple thereof, and provided further that upon or prior to such reduction of the Total Commitment, the Letter of Credit shall be amended to an amount equal to the Total Commitment as so reduced. Without limiting the generality of the foregoing, the sum of (i) the Face Value of any Commercial Paper Notes outstanding, (ii) any Loans outstanding and (iii) any unreimbursed Letter of Credit Disbursements may not exceed the Total Commitment, and the Stated Amount (as defined in the Letter of Credit) of the Letter of Credit shall be equal to the Total Commitment.

                 SECTION 3.9.  No Setoff Against Amounts Payable Hereunder.
All sums payable by the Borrower hereunder or under the Notes, whether of principal, interest, fees, expenses or otherwise, shall be paid in full without any right of setoff on the part of the Borrower.

                 SECTION 3.10. Application of Payments. All payments to the Lenders under this Credit Agreement or the Notes (other than payments pursuant to Section 4.1, Section 4.2 or Section 4.3) will be applied pro rata among the Lenders in proportion to their respective Commitment Percentages in the following order of priority: (a) to any Commitment Fee then due and payable,
(b) to any Letter of Credit Fee then due and payable, (c) to the reimbursement of any unreimbursed Letter of Credit Disbursement, (d) to any other amounts not otherwise listed in this paragraph then due and payable under this Credit Agreement, (e) to the accrued interest then due and payable on the principal amount of the Notes, (f) to the principal amount of the Notes then due and payable and (g) to the prepayment of the Notes in accordance with the terms of this Credit Agreement.

IV.  OTHER CREDIT TERMS

                 SECTION 4.1. Change in Circumstances. In the event that the introduction of, or any change in, applicable law, regulation, condition or directive, or interpretation or administration thereof (including any request, guideline or policy whether or not having the force of law) by any authority charged with the administration or interpretation thereof:

                 (a) subjects any Lender (which shall for the purpose of this Section 4.1 include any assignee of such Lender permitted by Section 9.9 hereof) to any tax with respect to any Loan, its obligation in respect of the Letter of Credit or its Commitment (other than any tax on or measured by the overall net income of such Lender); or

                 (b) changes the basis of taxation of payments to any Lender of principal of, or interest on, any Loan made by such Lender (including withholding taxes imposed on interest payments on any such Loan due to any such change after the date hereof), with respect to its Commitment or its obligation in respect of the Letter of Credit or of other amounts payable hereunder, or any combination of the foregoing (other than any tax on or measured by the overall net income of such Lender); or

                 (c) imposes, modifies or deems applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of any Lender in connection with any Loan or its obligations in respect of the Letter of Credit (including, without limitation, the Assessment Rate); or

                 (d) imposes upon any Lender any other condition with respect to any Loan, its participation in, or in the case of the Issuing Bank its obligation under, the Letter of Credit or this Credit Agreement; and the result of any of the foregoing is to increase the cost to such Lender of making, funding or maintaining any Loan, its obligation in respect of the Letter of Credit or its Commitment hereunder, as the case may be, or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Lender or to require such Lender to make any payment on or calculated by reference to any sum received by it, in each case by an amount which such Lender in its sole judgment deems material after conducting the review required by Section 4.4 hereof, then and in any such case:

              (i) such Lender shall within 60 Business Days of becoming aware of the happening of any such event give notice thereof to the Borrower and the Agent Bank;

             (ii) such Lender shall contemporaneously therewith or promptly thereafter deliver to the Borrower and the Agent Bank a certificate stating the change which has occurred or the reserve requirements or other conditions which have been imposed or the request, direction or requirement with which the affected Lender has complied or will comply, together with the date thereof, the amount of such increased costs, reduction or payment, the way in which such amount has been calculated and the location and identifying number of a bank account specified by such Lender to which the Borrower should direct any payments made to such Lender pursuant to this Section 4.1; and

            (iii) the Borrower shall pay to such affected Lender (and provide notice of such payment to the Agent Bank), as soon as possible and in any event no later than 15 days after delivery of the certificate referred to in clause (ii) above and to the account specified therein, such an amount or amounts as will compensate such Lender for such additional cost, reduction or payment.

The certificate of the affected Lender as to the additional amounts payable pursuant to this Section 4.1 delivered to the Borrower shall, in the absence of manifest error, be conclusive evidence of the amount thereof. The protection of this Section 4.1 shall be available to the affected Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed. No failure on the part of any Lender to demand compensation under this Section 4.1 shall constitute a waiver of its right to demand such compensation on any other occasion.

                 SECTION 4.2. Capital Adequacy. If any Lender (which for purposes of this Section 4.2 shall include any holding company parent of such Lender) shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (including any such adoption or change made prior to the date hereof but not effective until after the date hereof) or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations under this Credit Agreement to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Agent Bank), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 4.2, will, within 60 Business Days of such determination, give prompt written notice thereof to the Borrower and the Agent Bank, which notice shall show the identifying number of a bank account specified by such Lender to which the Borrower should direct any payments made to such Lender hereunder and the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 4.2. The Borrower shall pay to such affected Lender (and provide notice of such payment to the Agent Bank), as soon as possible and in any event no later than 15 days after receipt of the notice referred to above, to the account specified in such notice.

                 If the Borrower shall be required to make any payment or reimbursement under Section 3.6, Section 4.1 or under this Section 4.2 or otherwise to compensate any Lender hereunder, the Borrower shall be free at any time after notification of a withholding obligation under Section 3.6 or the receipt of the certificate or demand of the affected Lender, (A) to terminate such Lender's Commitment and proportionately reduce the Commitment Fee, or (B) to prepay the affected portion of any Loan in whole (plus all amounts payable pursuant to Section 4.1(d)(iii) and this Section 4.2 to compensate such affected Lender for additional costs, reductions or payments with respect to the period prior to prepayment) without penalty or premium (but subject to
Section 3.4(d)), together with accrued interest on the amount thereof through the date of such prepayment, and otherwise as provided in Sections 4.1 and 4.2; provided, however, that the Borrower may not terminate the Commitment of any Lender unless the Borrower has, with the assistance of the Agent Bank, selected a satisfactory substitute bank or banks (which may be one or more of the Lenders) to purchase the Note of such Lender and assume the Commitment and Letter of Credit participation of such Lender.

                 SECTION 4.3. Change in Legality. Notwithstanding anything to the contrary herein contained, if the introduction of, or any change in, law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful for any Lender (which shall for the purpose of this Section 4.3 include any assignee of such Lender permitted by Section 9.9 hereof) to make, fund or maintain any CD Loan or LIBOR Loan hereunder, then by notice to the Borrower upon the request of such Lender (which request shall specify the location and identifying number of a bank account specified by such Lender to which the Borrower should make payments to such Lender pursuant to this Section 4.3), the Agent Bank shall (a) require prepayment without penalty or premium (but subject to Section 3.4(d)) on the last day of the then effective Interest Period or on such earlier date as required by such law or regulation of all amounts due hereunder with respect to such Lender's CD Loans or LIBOR Loans, as the case may be, whereupon all such amounts shall be due and payable on such date by the Borrower to such Lender at the account specified in such Lender's request described above, or (b) convert such CD Loans or LIBOR Loans, as the case may be, to Base Rate Loans.

                 SECTION 4.4. Responsibility of Affected Lender. Upon the occurrence of any change in tax laws pursuant to Section 3.6 hereof, any change in circumstances pursuant to Section 4.1 hereof, any change in regulation regarding capital adequacy pursuant to Section 4.2 hereof or any change in legality pursuant to Section 4.3 hereof, and subject to the provisions of
Section 3.6, Section 4.1, Section 4.2 and Section 4.3 hereof, the Lender affected by such change shall use its reasonable efforts to conduct a review of alternative courses of action which may mitigate or eliminate the increased cost to the Lender of making, funding or maintaining any Loan made by it, its obligations in respect of the Letter of Credit or its Commitment hereunder, and shall use its reasonable efforts to engage in any such alternative course of action which is reasonable under the circumstances as they shall exist at such time, provided such alternative course of action will not result in any reduction of the amount of any principal or interest or other payment receivable by such Lender under other provisions of this Credit Agreement.

                 SECTION 4.5. Indemnification. The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of any default in the payment of the principal amount of any Loan or any part thereof or interest accrued thereon as and when due and payable (at the due date thereof or otherwise), or in respect of any payment to be made pursuant to Section 3.5(c)(iii), as and when due and payable (at the due date thereof or otherwise), or the occurrence of any Event of Default, including but not limited to any loss or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof. Each Lender shall provide to the Borrower a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense, which statements shall, subject to correction for manifest error on the part of such Lender, be conclusive with respect to the parties hereto.

                 SECTION 4.6.  Commercial Paper Account.  (a)
Contemporaneously with the execution and delivery by the Borrower of the Depositary Agreement, the Borrower shall establish with the Depositary at the Depositary's Corporate Trust Office at 77 Water Street, New York, New York 10005, a special purpose restricted deposit account, identified as Account No. 4808237 (the "Commercial Paper Account"), over which the Agent Bank shall have exclusive control and sole right of withdrawal. All proceeds from the sale of Commercial Paper Notes will initially be deposited by the Depositary in the Commercial Paper Account. The Depositary shall, if authorized in writing by the Agent Bank, transfer to such account of the Borrower specified in writing by the Borrower funds in the Commercial Paper Account representing proceeds from the sale of Commercial Paper Notes on any day in excess of the amount of such proceeds which, when added to other collected funds then on deposit in the Commercial Paper Account (other than any funds subject to any writ, order, judgment, warrant of attachment, execution or similar process), are equal to the aggregate amount payable (including interest, to the extent provided for herein) or that would be payable on such day by the Borrower to the Agent Bank for the account of the Issuing Bank in respect of Letter of Credit Disbursements relating to matured Commercial Paper Notes and Commercial Paper Notes maturing on such day (calculated on the assumption that drawings are made on such day under the Letter of Credit relating to all such Commercial Paper Notes as to which drawings have not then been made and that the Agent Bank makes demand for reimbursement hereunder on such day in respect of all such drawings). In addition, there shall be deposited in the Commercial Paper Account such amounts as the Borrower shall from time to time be required hereunder or otherwise elect to deposit therein for the purpose of providing for the reimbursement of Letter of Credit Disbursements and interest thereon. The Borrower hereby irrevocably agrees that the Agent Bank may, in accordance with the terms of the Depositary Agreement, without demand or notice of any kind, at any time and from time to time, but not prior to the later of 1:00 p.m., New York City time or the time that the Letter of Credit Account is debited in accordance with the provisions hereof and of the Depositary Agreement, on the date of any Letter of Credit Disbursement, cause the Depositary to debit the Commercial Paper Account for the amount of such Letter of Credit Disbursement and interest thereon due and owing to the Agent Bank for the account of the Issuing Bank at such account specified in writing by the Agent Bank to the Depositary. So long as the Agent Bank has not given the Borrower and the Depositary notice that an Event of Default or a Default has occurred and is continuing and that the Borrower is to cease issuing Commercial Paper Notes, any funds remaining on deposit in the Commercial Paper Account on the date of any Letter of Credit Disbursement, after the Commercial Paper Account is debited for the amount of such Letter of Credit Disbursement and interest thereon as aforesaid, shall be transferred by the Depositary to such account of the Borrower as the Borrower shall have specified by notice to the Agent Bank and the Depositary.

                 (b) In order to secure and to provide for the repayment of the Obligations (as hereinafter defined), the Borrower hereby assigns, pledges, transfers and sets over unto the Agent Bank, as collateral agent, for the ratable benefit of the Secured Parties, and hereby grants the Agent Bank, as collateral agent, for the ratable benefit of the Secured Parties, a security interest in, the net proceeds from the sale of Commercial Paper Notes, the Commercial Paper Account and all funds at any time and from time to time on deposit in, or otherwise to the credit of, the Commercial Paper Account (all such proceeds and funds being herein called the "Deposited Funds") and all claims of the Borrower in and to the Deposited Funds. Throughout the term of this Credit Agreement and as long as any amounts payable to any of the Lenders hereunder remain unpaid, the Agent Bank, as collateral agent, shall be a pledgee in possession of the Deposited Funds and shall have the sole and exclusive right to withdraw or order a transfer of Deposited Funds from the Commercial Paper Account and the Borrower hereby appoints the Agent Bank the true and lawful attorney of the Borrower, with full power of substitution, for the purpose of directing the Depositary to make any such withdrawal or order any such transfer of Deposited Funds from the Commercial Paper Account, which appointment is coupled with an interest and is irrevocable. Upon the occurrence and during the continuance of any Event of Default or Default, all rights of the Borrower to request the Agent Bank to cause the Depositary to withdraw, or order the transfer of, Deposited Funds from the Commercial Paper Account shall cease, and the Agent Bank shall have the right at any time and from time to time, to appropriate and apply the funds then, or at any time thereafter, on deposit in the Commercial Paper Account to the payment or prepayment in full of all outstanding Obligations, whether or not then due, in the order of priority specified in paragraph (c) of this Section
4.6. The Agent Bank shall, in addition to the rights and powers provided for herein, be entitled to exercise from time to time any rights and remedies available to it under applicable law as a secured party in respect of the Deposited Funds. The Agent Bank shall not be liable to any Person for any incorrect or improper payment made pursuant to this Section 4.6 in the absence of its gross negligence or wilful misconduct or that of its officers, directors, employees, agents or representatives.

                 (c) Upon the occurrence of an Event of Default, the Agent Bank may direct the Depositary to withdraw amounts from the Commercial Paper Account for application as provided below. Such amounts shall be applied to provide for the repayment of the following indebtedness and liabilities of the Borrower (such indebtedness and liabilities being herein called the "Obligations") in the order of priority indicated:

                (i) First, to the payment of all costs and expenses at any time and from time to time incurred by the Agent Bank or any of the Lenders in connection with the administration and/or enforcement of this Credit Agreement or any related document (including, without limitation, the fees and expenses of counsel employed by the Agent Bank or any of the Lenders in connection therewith) and the payment of all indemnities at any time and from time to time payable to the Agent Bank or any of the Lenders, under or in connection with this Credit Agreement or any related document; and

               (ii) Second, to the payment of the following Obligations (except for such Obligations which shall have been paid pursuant to item First of this paragraph (c)), ratably according to the then unpaid amounts thereof, without preference or priority of any kind among such various Obligations: all indebtedness and liabilities, whether absolute, fixed or contingent, at any time and from time to time owing by the Borrower to the Agent Bank or any of the Lenders under or in connection with this Credit Agreement, the Letter of Credit, the Loans, the Notes or any document relating to any of the foregoing, including, without limitation, all amounts at any time and from time to time owing by the Borrower to the Issuing Bank in respect of Letter of Credit Disbursements, with interest thereon, and all other amounts at any time and from time to time owing by the Borrower to the Issuing Bank or the Agent Bank or any of the Lenders under or in connection with this Credit Agreement or any related document on account of fees, costs, expenses and taxes, but in any event not including at any time any amounts in respect of the

Letter of Credit as to which disbursement or payment has not theretofore been made by or on behalf of the Issuing Bank.

            (iii) The balance, if any, of the Deposited Funds remaining after payment in full of the foregoing items shall be paid to the Borrower or as a court of competent jurisdiction may otherwise direct.

              (d) In accordance with the provisions of the Depositary Agreement, the Depositary shall keep accurate records of the date and time of each deposit in the Commercial Paper Account and of each disbursement therefrom.

                 SECTION 4.7. Attachments. Anything herein to the contrary notwithstanding, the Borrower shall not be permitted to issue or sell Commercial Paper Notes at any time after it or the Depositary has received notice that the Commercial Paper Account or any funds on deposit in, or otherwise to the credit of, the Commercial Paper Account are then subject to any writ, order, judgment, warrant of attachment, execution or similar process, except to the extent that such issuance and sale is required in respect of agreements concluded by a dealer prior to the time such dealer has received notice from the Agent Bank, the Depositary or the Borrower of the termination or suspension pursuant hereto of the Borrower's right to issue Commercial Paper Notes. The Borrower shall not under any circumstances sell or offer, agree or commit to sell Commercial Paper Notes to or through any dealer after having received notice under this Section 4.7.

                 SECTION 4.8. Authorized Signature. In case any authorized officer of the Borrower whose signature shall appear on any Commercial Paper Note shall cease to have such authority before the issuance of such Commercial Paper Note, the obligations of the Borrower hereunder and under such Commercial Paper Note shall nevertheless be valid for all purposes as if such authority had remained in force until such issuance.

                 SECTION 4.9. Letter of Credit Account. Contemporaneously with the execution and delivery by the Agent Bank of the Depositary Agreement, the Issuing Bank shall establish at the Corporate Trust Office in The City of New York of the Depositary a special purpose account, identified as Account No. 4808210 (the "Letter of Credit Account"). Prior to 11:00 a.m., New York City time, on the Business Day immediately succeeding the Business Day of receipt of a drawing request under the Letter of Credit (and subject to such drawing request having been properly made in accordance with the Letter of Credit), in order to make payment of the amount of such drawing, the Issuing Bank will cause to be credited, by way of wire transfer, which shall not be revoked, to the Depositary's Account at Chemical Bank New York, ABA No. 021000128, Bank of Montreal Trust Company, No. 400-046075 for immediate deposit in the Letter of Credit Account an amount equal to the amount of such drawing, in accordance with the terms of the Letter of Credit. The amounts on deposit in the Letter of Credit Account shall be subject to withdrawal by the Depositary solely for the purpose of effecting payment of Commercial Paper Notes until the Commercial Paper Notes have been paid in full. The Borrower shall have no legal, equitable or beneficial interest in the Letter of Credit Account or the moneys on deposit therein. In accordance with the provisions of the Depositary Agreement, the Depositary will record the date of each wire transfer by or on behalf of the Issuing Bank to the Letter of Credit Account and keep accurate records of each disbursement therefrom for at least three years.

                 SECTION 4.10. Right of Setoff, Additional Security. (a) In addition to any other right or remedy that any Lender may have by operation of law or otherwise, each Lender shall be entitled to exercise its banker's lien or right of setoff (including without limitation the right of setoff in connection with such Lender's participation in the Letter of Credit); provided, however, that each Lender hereby irrevocably waives any such right, or any other right that it may have at law or otherwise to exercise such banker's lien or right of setoff, in order to appropriate and apply to the payment of unpaid Letter of Credit Disbursements (or participations therein) and Loans resulting from the conversion of a Letter of Credit Disbursement into a Loan in accordance with Section 3.2 hereof, and interest thereon, any balances, credits, deposits, accounts or moneys of the Borrower, at any time with such Lender when and if there shall be a drawing under the Letter of Credit during the pendency of any proceeding by or against the Borrower, seeking relief in respect of the Borrower under Title 11 of the United States Code, as now constituted or hereafter amended.

                 (b) Notwithstanding the foregoing, the waiver by each Lender specified in paragraph (a) above shall cease to be operative and be of no force and effect and all rights waived by the Lenders in such paragraph shall be reinstated, if it is determined by a court of competent jurisdiction that such reinstatement would not lead to such Lender's being released, prevented or restrained from or delayed in fulfilling its obligations under the Letter of Credit.

                 SECTION 4.11. Payment of Drawings under Letter of Credit. The Issuing Bank agrees that all Letter of Credit Disbursements (and participations therein) shall be paid out of its general funds and that payments under the Letter of Credit shall not in any manner be contingent upon or drawn from amounts on deposit in the Commercial Paper Account or amounts on deposit in any other account maintained by the Borrower with the Depositary, the Issuing Bank, the Agent Bank or any Lender.


V .  CONDITIONS OF LENDING

                 SECTION 5.1. Conditions Precedent to the Initial Credit Event. The obligations of the Lenders and of the Issuing Bank with respect to the initial Credit Event shall be subject to the conditions precedent that, on the date of such Credit Event, the Restated and Amended Credit Agreement referred to in Recital D hereof shall have been terminated and the Agent Bank shall have received the following, in form and substance satisfactory to the Agent Bank with sufficient copies for each Lender:

                 (a)  certified copies, dated the date of such Credit Event, of
(i) the resolutions of the Board of Directors of the Borrower approving the execution, delivery and performance of this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes by the Borrower, and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes;

                 (b) a certificate, dated the date of such Credit Event, of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes and the other documents to be delivered hereunder;

                 (c) The articles of incorporation of the Borrower as in effect on the date of such Credit Event, certified by the Secretary of State of California as of a recent date and by the Secretary or Assistant Secretary of the Borrower as of the date of such Credit Event and the bylaws of the Borrower as in effect on the date of such Credit Event, certified by the Secretary or Assistant Secretary of the Borrower as of the date of such Credit Event;

                 (d) Certificates of good standing for the Borrower from each of the Secretary of State of California and the Secretaries of State of the States where the Borrower conducts its principal operations, certifying that the Borrower is in good standing in such States, such certificates to be dated reasonably near the date of such Credit Event;

                 (e) Originals (or copies certified to be true copies by an appropriate officer of the Borrower) of all governmental and regulatory approvals (including, without limitation, approvals or orders of the California Public Utilities Commission) necessary for the Borrower with respect to this Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes and the transactions contemplated hereby and thereby;

                 (f) a favorable opinion of Robert M. Johnson, Associate General Counsel for the Borrower, dated the date of such Credit Event, in substantially the form attached hereto as Exhibit E;

                 (g) a favorable opinion of (i) Sullivan & Cromwell, special counsel for the Lenders, in substantially the form attached hereto as Exhibit F-1 and (ii) the general counsel of UBS, in substantially the form attached hereto as Exhibit F-2;

                 (h) a favorable opinion of O'Melveny & Myers, special counsel for the Borrower, in substantially the form attached hereto as Exhibit G;

                 (i) a certified copy of the Depositary Agreement duly executed on behalf of the Borrower and the Depositary; and

                 (j) The Issuing Bank shall have received the financial statements referred to in Sections 6.2(a) and 6.2(b) and a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer or Treasurer showing compliance with the covenants set forth in Sections 6.12, 6.13 and 6.14, as of the date of such Credit Event and the calculations supporting such certification.

                 SECTION 5.2.  Conditions Precedent to All Credit Events.

                 (a) The obligations of the Lenders to make each Loan and of the Issuing Bank to issue the Letter of Credit and not to object to the issuance of Commercial Paper Notes and the obligation of the Depositary to authenticate and issue Commercial Paper Notes upon the direction of the Borrower shall be subject to the further conditions precedent that on the date of such Loan or Letter of Credit or Commercial Paper Note issuance, as the case may be:

                 (i)      the representations and warranties contained in
         Section 2.1 are correct on and as of the date of such Loan or Letter of Credit or Commercial Paper Note issuance, as the case may be, as though made on and as of such date;

                 (ii) no event has occurred and is continuing, or would result from such Loan or Letter of Credit or Commercial Paper Note issuance, as the case may be, which constitutes an Event of Default or a Default;

                 (iii) since September 30, 1994, neither the Borrower nor its Subsidiaries have entered into or consummated any transaction or transactions, and there has occurred no change, affecting the business, credit, operations, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole, which could have a Material Adverse Effect;

                 (iv) no litigation, proceeding or inquiry before or by any arbitrator or Governmental Authority is continuing or, to the best of the Borrower's knowledge, threatened which could have a Material Adverse Effect;

                 (v) the Agent Bank shall have received copies of such other approvals, opinions, certificates or documents as the Agent Bank, Issuing Bank or any of the Lenders may reasonably request; and

                 (vi) the Borrower shall have paid to the Issuing Bank, for the account of the Lenders, if applicable, and the Agent Bank such fees as are required to be paid on or prior to such date including, without limitation, the closing and participation fees due the Issuing Bank and the Lenders and the Agent Bank pursuant to the Commitment Letter.

                 (b) The obligations of the Lenders to make Loans shall be subject to the further condition precedent that the Agent Bank shall have received on behalf of the Lenders on or before the day thereof, the Notes, each in accordance with the provisions hereof.

                 (c) The delivery by the Agent Bank of an executed counterpart of this Agreement to any rating agency shall be conclusive evidence that each of the conditions precedent to the initial Credit Event has either been satisfied or waived.

                 SECTION 5.3. Notice to Lenders. Promptly after the Agent Bank receives all the documents the receipt of which is required under Sections
5.1 and 5.2 hereof as a condition precedent to the obligation of the Lenders to make any Loan or the obligation of the Issuing Bank to issue the Letter of Credit or to not object to the issuance of Commercial Paper Notes, the Agent Bank shall give notice to the Lenders that it has received all such documents and, as promptly as practicable thereafter, shall send copies of such documents to the Lenders hereunder.

                 SECTION 5.4. Representations and Warranties with Respect to Credit Events. Each Credit Event shall be deemed a representation and warranty by the Borrower that the conditions precedent to such Credit Event (including without limitation the condition that no Event of Default or Default shall have occurred), unless otherwise waived in accordance herewith, shall have been satisfied.


VI.  COVENANTS OF THE BORROWER

                 SECTION 6.1. General. As long as any Note shall remain unpaid or the Letter of Credit shall remain outstanding or any Letter of Credit Disbursement shall remain unreimbursed or the Lenders shall have any Commitments hereunder, the Borrower shall, unless the Majority Lenders shall otherwise consent in writing, comply with the provisions of Sections 6.2 through 6.22.

                 SECTION 6.2.  Information Covenants.

                 (a) Annual Financial Statements. The Borrower will furnish to each Lender, as soon as available, but not later than 120 days after the end of each fiscal year of the Borrower, (i) the audited, consolidated balance sheet of the Borrower as of the end of such fiscal year and the related consolidated statements of income, changes in shareholders' equity and cash flows for such fiscal year, certified by Arthur Andersen & Co. or other independent certified public accountants of recognized national standing, and
(ii) the unaudited unconsolidated balance sheet of the Borrower as of the end of such fiscal year and the related unaudited unconsolidated statements of income, changes in shareholders' equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail, certified by the Chief Financial Officer of the Borrower or such other executive officer of the Borrower who was involved in the preparation of the financial statements referred to herein; and

                 (b) Quarterly Financial Statements. The Borrower will furnish to each Lender, as soon as available, but not later than 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the unaudited unconsolidated balance sheet of the Borrower as of the end of such quarterly period and the related unaudited unconsolidated statements of income, changes in shareholders' equity and cash flows, and (ii) the unaudited consolidated balance sheet of the Borrower as of the end of such quarterly period and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period. Such statements shall be in reasonable detail and certified by the Chief Financial Officer of the Borrower or such other executive officer of the Borrower who was involved in the preparation of the financial statements referred to herein.

                 (c) Officer's Certificates. The Borrower will furnish to each Lender, concurrently with the delivery of the financial statements referred to in Section 6.2(a) and (b) above, a certificate of the Chief Financial Officer, the Controller, the Chief Accounting Officer or the Treasurer of the Borrower (A) stating that, to the best of such officer's knowledge after reasonable investigation, the Borrower, during such period, has observed or performed all of its covenants and other agreements in all material respects, and satisfied every condition contained in this Credit Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) showing in detail the calculations supporting such statement in respect of Sections 6.12, 6.13 and 6.14.

                 (d) Budgets. The Borrower will furnish to each Lender, as soon as available but not later than February 1 of each fiscal year, a comprehensive budget that has been reviewed by the Board of Directors of the Borrower for such fiscal year (including pro forma unconsolidated projected balance sheets, income statements, cash flow statements, capital financing plans, and other statements, in each case for the current budget year), together with an explanation of key assumptions, all in the form such budget has previously been delivered to the Issuing Bank.

                 (e) Notices. The Borrower shall promptly notify the Issuing Bank (who shall notify each Lender):

                 (i) of the occurrence of any Default or Event of Default and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

                 (ii) of any (A) breach or non-performance of, or any default under any Contractual Obligation of the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect; or (B) dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which could result in a Material Adverse Effect;

                 (iii) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary which, if adversely determined, could have a Material Adverse Effect;

                 (iv) of any other litigation or proceeding affecting the Borrower or any of its Subsidiaries which the Borrower would be required to report to the SEC pursuant to the Securities Exchange Act of 1934, within four days after reporting the same to the SEC;

                 (v) of any ERISA Event affecting the Borrower or any member of its Controlled Group (but in no event more than ten days after such ERISA Event) together with (i) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (ii) any notice delivered by the PBGC to the Borrower or any member of its Controlled Group with respect to such ERISA Event;

                 (vi)     upon becoming aware thereof, of any Material Adverse
         Effect;

                 (vii) upon becoming aware thereof, of any change in the ratings of the Borrower's Debt by Moody's Investors Service, Inc. or Standard & Poor's Corporation;

                 (viii) following any change in accounting policies or financial reporting practices; and

                 (ix) upon becoming aware thereof, of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any Subsidiary and which could have a Material Adverse Effect.

                 Each notice pursuant to this subsection (e) shall be accompanied by a written statement by a duly authorized officer of the Borrower setting forth details of the occurrence referred to therein.

                 (f) SEC Filings. The Borrower will furnish to each Lender, promptly, copies of all reports, if any, on Form 10-K, Form 10-Q or Form 8-K (or any form substituted therefor) which the Borrower or any of its Subsidiaries shall file with the SEC or any governmental agencies substituted therefor.

                 (g) Other Information. The Borrower will furnish to each Lender, from time to time, and promptly upon each request, such other information or documents as any Lender may reasonably request, including without limitation any reports filed by the Borrower or any of its Subsidiaries with the SEC or any other governmental agency.

                 SECTION 6.3. Inspection of Property and Books and Records. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries. To the extent permitted by applicable law, and subject to
Section 9.10 of this Credit Agreement, the Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Agent Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

                 SECTION 6.4. Maintenance of Property. The Borrower shall maintain, and shall cause each of its Significant Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

                 SECTION 6.5. Insurance. The Borrower shall maintain, and shall cause each Significant Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers' compensation insurance, public liability and property and casualty insurance.

                 SECTION 6.6. Payment of Obligations. The Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all material obligations and liabilities, including:

                 (i) all tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless (x) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (y) the same are levied or imposed on Subsidiaries other than Significant Subsidiaries and the nonpayment of which could not, in the aggregate, have a Material Adverse Effect; and

                 (ii) all lawful claims which, if unpaid, might by law become a Lien other than a Permitted Lien upon its Property.

                 SECTION 6.7. Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist or where such noncompliance could not have a Material Adverse Effect.

                 SECTION 6.8. Preservation of Corporate Existence, etc. The Company shall and shall cause each of its Significant Subsidiaries to:

                 (i) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

                 (ii) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises material in the normal conduct of its business;

                 (iii) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with it; and

                 (iv) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could have a Material Adverse Effect.

                 SECTION 6.9. Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the failure to so comply with which could reasonably be expected to have a Material Adverse Effect.

                 SECTION 6.10. Further Assurances. The Borrower shall ensure that all written information, exhibits and reports furnished to the Issuing Bank and the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Issuing Bank and the Lenders and correct any defect or error that may be discovered therein or in the Depositary Agreement, the Notes or the Commercial Paper Notes or in the execution, acknowledgement or recordation thereof.

                 SECTION 6.11. Liens. The Borrower shall not create or suffer to exist, or permit any of its Subsidiaries to create of suffer to exist, any Lien upon or with respect to any of its Property except Permitted Liens.

                 SECTION 6.12. Net Worth. The Borrower shall not permit its Net Worth at any time to be less than an amount equal to the sum of (i) $305,000,000 plus (ii) 50% of the sum of all amounts realized (after the costs of sale) from the sale by the Borrower of any shares of capital stock or any other equity securities of the Borrower (except redeemable preferred stock) issued after November 30, 1994 (or with respect to such equity securities sold during any period of time when the Borrower's senior unsecured debt is rated Baa3 or higher by Moody's Investors Services, Inc. and BBB- or higher by Standard & Poor's Ratings Group 25% of such amounts realized) plus (iii) investments in excess of $25,000,000 in the aggregate made in PriMerit Bank after October 31, 1991 minus (iv) after-tax losses related to the sale of PriMerit Bank up to $40,000,000.

                 SECTION 6.13. Leverage Ratio. The Borrower shall not permit the ratio of Funded Debt to Total Capitalization at any time during the quarterly periods ending September 30, 1994, December 31, 1994, September 30, 1995 and December 31, 1995 to exceed 72 percent, nor shall the Borrower permit such ratio to exceed 70 percent at any time during any quarter of any fiscal year other than those quarters specifically enumerated in the preceding clause of this Section 6.13. Notwithstanding the foregoing, in the event that the Borrower issues new equity securities (excluding proceeds from the Borrower's Employee Investment Plan and the Borrower's Dividend Reinvestment Program) the net proceeds of which (after the costs of sale) equal or exceed $30 million, then subsequent to the date of such issuance, the Borrower shall not permit the ratio of Funded Debt to its Capitalization to exceed 70 percent. Furthermore, in the event that the Borrower sells, conveys, transfers or otherwise disposes of all or substantially all of the equity securities or the business of PriMerit Bank, the Borrower shall not permit the ratio of Funded Debt to Total Capitalization to exceed 70 percent on or after the date ninety days after the receipt of the proceeds from such sale.

                 SECTION 6.14. Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio on the last day of any quarter of any fiscal year to be less than 1.5 to 1.0.

                 SECTION 6.15. Consolidations and Mergers. The Borrower shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of, or permit any of its Significant Subsidiaries (excluding in any case PriMerit Bank) to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets other than PriMerit Bank (whether now owned or hereafter acquired) or enter into, or permit any of its Significant Subsidiaries to enter into, any joint venture or partnership with, any Person except:

                 (i) any Significant Subsidiary of the Borrower may merge, consolidate or combine with or into, or transfer assets to the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with, into or to any one or more Significant Subsidiaries of the Borrower provided that if any transaction shall be between a Significant Subsidiary and a wholly-owned Significant Subsidiary, the wholly-owned Significant Subsidiary shall be the continuing or surviving corporation);

                 (ii) any Significant Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another wholly-owned Significant Subsidiary of the Borrower, if immediately after giving effect thereto, no Default or Event of Default would exist;

                 (iii) the Borrower may merge, consolidate or combine with another entity if (a) the Borrower is the corporation surviving the merger, and (b) immediately after giving effect thereto, no Default or Event of Default would exist; and

                 (iv) the Borrower and any Subsidiary may enter into joint ventures and partnerships in the ordinary course of business as presently conducted.

                 SECTION 6.16. Investments. The Borrower shall not make, or permit any of its Significant Subsidiaries to make, any Investments except for Permitted Investments and as required by any Governmental Authority.

                 SECTION 6.17. Transactions with Affiliates. The Borrower shall not enter into, or permit any of its Subsidiaries to enter into, any transaction with any Affiliate of the Borrower or of any such Subsidiary except as contemplated by this Credit Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

                 SECTION 6.18. Compliance with ERISA. The Borrower shall not directly or indirectly, or permit any member of its Controlled Group to directly or indirectly (i) terminate any Qualified Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Borrower or any member of its Controlled Group, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Banks) liability of the Borrower or any member of its Controlled Group, or (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multi-employer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Borrower or any member of its Controlled Group, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which could result in any material (in the opinion of the Majority Banks) liability to the Borrower or any member of its Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under each Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

                 SECTION 6.19. Lease Obligations. The Borrower shall not create or suffer to exist, or permit any Significant Subsidiary to create or suffer to exist, any obligations for the payment of rent for any Property under lease or agreement to lease, except for

                 (a) leases of the Borrower or any of its Significant Subsidiaries in existence on the date hereof and any arms' length renewal, extension or refinancing thereof; and

                 (b) after the date hereof, any leases entered into by the Borrower or any of its Significant Subsidiaries in the ordinary course of business in a manner and to an extent consistent with past practice.

                 SECTION 6.20. Restricted Payments. The Borrower shall not declare or make any dividend payment or other distribution of assets, Properties, cash, rights obligations or securities on account of any shares of any class of its capital stock or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding if a Default or Event of Default has occurred and is continuing or would result therefrom.

                 SECTION 6.21. Change in Business. The Borrower shall not engage, or permit any of its Subsidiaries to engage, in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on a consolidated basis on the date hereof.

                 SECTION 6.22. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

VII.  EVENTS OF DEFAULT

                 SECTION 7.1. Events of Default. Any of the following events which shall occur and be continuing are events of default ("Events of Default"):

                 (a) the Borrower shall fail to pay (i) any installment of principal of, or interest on, any Note when due or (ii) any principal amount of a Letter of Credit Disbursement plus accrued interest thereon if any, when due or (iii) any other amounts payable under this Credit Agreement or any Note when due; or

                 (b) any representation or warranty made by the Borrower in this Credit Agreement, the Depositary Agreement, any amendment to this Credit Agreement or to the Depositary Agreement, any Note or any Commercial Paper Note or any statement or representation made in any certificate, report or opinion delivered in connection therewith shall prove to have been incorrect or misleading in any material respect when made or when deemed to have been made pursuant to Section 5.5; or

                 (c) the Borrower shall default in the due observance or performance by the Borrower of any other term, covenant, or agreement contained in this Credit Agreement or any Note; or

                 (d) the Borrower or any Subsidiary shall fail to pay any of its obligations (excluding (i) any obligation in a principal amount of less than $10,000,000 and (ii) any obligation under any natural gas purchase or transportation contract of less than $10,000,000) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any other default or event under any agreement or instrument relating to any such obligation shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, or if the maturity of such obligation is accelerated, or any such obligation shall be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof; or

                 (e) one or more judgments against the Borrower or attachments against its Property, which in the aggregate exceed $10,000,000 not covered by insurance, or the operation or result of which would interfere materially and adversely with the conduct of the business of the Borrower, remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of 30 days or more; or any Person shall have filed any suit, action or proceeding based in whole, or in part, on such allegation which in either event results in the granting of any form of injunction or restraining order, temporary or otherwise, the compliance with which would have a Material Adverse Effect, and which injunction or restraining order is not dissolved (or otherwise terminated) or modified within 30 days so as to eliminate that portion of such injunction or restraining order which would have such Material Adverse Effect; or

                 (f) any order, writ, warrant, garnishment or other process of any court attaching, garnishing, distraining or otherwise freezing assets of the Borrower in an amount equal to $10,000,000 or more in value in the aggregate for all such orders, writs, warrants, garnishments and such order, writ, warrant, garnishment, or other process remains unstayed on appeal, undischarged or undismissed for a period of 30 days or more; or

                 (g)  any action which could have a Material Adverse Effect; or

                 (h) any of the Depositary Agreement, the Notes or the Commercial Paper Notes cease to be in full force and effect; or

                 (i) (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debts, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause
(i) above and such case, proceeding or action shall not have been vacated, discharged or stayed within 60 days from the entry thereof; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall consent to the institution of, or fail to controvert in a timely and appropriate manner, any case, proceeding or other action of a nature referred to above; or (v) the Borrower shall file an answer admitting the material allegations of a petition filed against it in any case, proceeding or other of a nature referred to above; or (vi) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vii) the Borrower shall take corporate action for the purpose of effecting any of the foregoing; or

                 (j) (i) the Borrower or a member of its Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multi-employer Plan; (ii) the Borrower or a member of its Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $50,000,000; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on the Borrower or a member of its Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $50,000,000 or more; (v) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Borrower or a member of its Controlled Group shall result in a net increase in unfunded liabilities to the Borrower or a member of its Controlled Group in excess of $50,000,000; or (vi) the occurrence of any combination of events listed in clauses (iii) through (vi) that involves a net increase in aggregate Unfunded Pension Liabilities and unfunded liabilities in excess of $50,000,000; or

                 (k) all, or such as in the opinion of the Issuing Bank constitutes substantially all, of the Property of the Borrower or its Subsidiaries is condemned, seized or appropriated, excluding Property of a Subsidiary other than a Significant Subsidiary the condemnation, seizure or appropriation of which could not have a Material Adverse Effect; or

                 (l) any Governmental Authority shall revoke or fail to renew any license, permit or franchise of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries shall for any reason lose any license, permit or franchise, if such revocation, non-renewal or loss could have a Material Adverse Effect; or

                 (m)  a Change in Control.

                 SECTION 7.2. Remedies. In the case of any such event specified in Section 7.1(i) above, the Commitments and the right of the Borrower to issue Commercial Paper Notes shall forthwith terminate and the Notes then outstanding, all principal thereof and interest thereon and all other amounts payable under this Credit Agreement shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and, in the case of any other such event specified in Section 7.1 above, at any time thereafter during the continuance of any such event, the Agent Bank may in its sole discretion, and upon the written request of the Majority Lenders shall, by notice to the Borrower and to the Depositary, take any one or more of the following actions, at the same or different times: (i) instruct the Borrower and the Depositary to cease issuing Commercial Paper Notes (if such instructions have not theretofore been given and are not then in effect), or
(ii) declare the Lenders' obligation to make Loans to be terminated, whereupon the same shall forthwith terminate, or (iii) declare any Note then outstanding, all principal thereof and interest thereon and all other amounts payable under this Credit Agreement and the Notes to be forthwith due and payable, whereupon such Note, all such principal and interest and all such amounts due and owing hereunder or thereunder shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower or (iv) direct the Depositary to make a drawing under the Letter of Credit in an amount required to pay in full all outstanding Commercial Paper Notes upon maturity and require from the Borrower immediate reimbursement for the Letter of Credit Disbursements pursuant to such drawing or (v) in the event that in the sole discretion of the Lenders, the Issuing Bank with the consent of the Majority Lenders deposits in the Letter of Credit Account an amount equal to the aggregate amount necessary to pay in full all outstanding Commercial Paper Notes upon maturity, demand that the Borrower provide to the Agent Bank, for the accounts of the Issuing Bank and the Lenders, and the Borrower upon such demand hereby agrees so to provide, cash collateral in an amount equal to such outstanding Commercial Paper Notes, such cash collateral to be deposited in a special cash collateral account to be held by the Agent Bank for the equal and ratable benefit of the Lenders for payment of the Obligations. Promptly following the making of any such declaration specified above, the Agent Bank shall give notice thereof to the Borrower, the Depositary and each dealer in Commercial Paper Notes, but failure to do so shall not impair the effect of such declaration. Anything herein to the contrary notwithstanding, no termination or declaration of termination of the Total Commitment or the obligation of the Issuing Bank to issue the Letter of Credit pursuant to the foregoing provisions of this Article VII shall affect the obligation of the Issuing Bank under the Letter of Credit with respect to Commercial Paper Notes issued, authenticated and delivered by the Depositary under the Depositary Agreement prior to receipt by the Depositary of instructions from the Agent Bank or the Issuing Bank to cease issuing, authenticating and delivering Commercial Paper Notes.


VIII.  THE AGENT BANK AND THE ISSUING BANK

                 SECTION 8.1. The Agent Bank. Each of the Lenders, and each subsequent holder of any Note by its acceptance thereof, irrevocably authorizes the Agent Bank to take such action, including without limitation executing the Depositary Agreement for the benefit of the Lenders, on its behalf and to exercise such powers hereunder as are specifically delegated to the Agent Bank by the terms hereof together with such powers as are reasonably incidental thereto. Neither the Agent Bank nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith at the request or with the approval of the requisite Lenders, the holders of the requisite percentage of the aggregate unpaid principal amount of the Notes or Lenders having in the aggregate the requisite percentage of the Total Commitment pursuant to the terms hereof, in the absence of its gross negligence or wilful misconduct or that of its directors, officers or employees. Each Lender acknowledges that it has decided to enter into this Credit Agreement and to extend the Credits hereunder based on its own analysis of the creditworthiness of the Borrower and agrees that the Agent Bank shall bear no responsibility for such creditworthiness.

                 The Agent Bank shall not be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes or any other agreements or any certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained herein or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of this Credit Agreement or any other agreements on the part of the Borrower and, without limiting the generality of the foregoing, the Agent Bank shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to this Credit Agreement as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document which it reasonably believes to be genuine and correct and to have been signed or sent by the proper person or persons. It is understood and agreed that the Agent Bank may exercise its rights and powers under other agreements and instructions to which it is or may be a party, and engage in other transactions with the Borrower and each Subsidiary of the Borrower, as though it were not the Agent Bank of the Lenders hereunder.

                 The Agent Bank shall promptly give notice to the other Lenders of the receipt of any notice pursuant to this Credit Agreement.

                 The Agent Bank may consult with legal counsel selected by it and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it.

                 The Agent Bank and the Borrower may treat the payee of any Note as the holder thereof until written notice of transfer shall have been delivered to the Agent Bank. The Agent Bank shall promptly notify the Borrower of any such notice received by it.

                 The Lenders shall, pro rata in accordance with their respective Commitment Percentages, indemnify the Agent Bank in its capacity as such (to the extent not reimbursed by the Borrower pursuant to the terms hereof, and without limiting the obligations of the Borrower to do so) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as results from the Agent Bank's gross negligence or wilful misconduct or the gross negligence or wilful misconduct of the Agent Bank's officers, directors, employees, agents or representatives) that the Agent Bank may suffer or incur in connection with this Credit Agreement or any action taken or omitted by the Agent Bank hereunder.

                 Subject to the appointment and acceptance of a successor Agent Bank as provided below, the Agent Bank may resign at any time by notifying the Lenders and the Borrower, and the Lenders (other than the Agent Bank) having in the aggregate more than 66-2/3% of the remaining Commitments after deducting the Commitment of the Agent Bank may remove the Agent Bank at any time with or without cause by notifying the Agent Bank. Upon any such resignation or removal, the Lenders referred to in the preceding sentence shall have the right to appoint a successor Agent Bank, subject to the approval of the Borrower, which approval shall not be unreasonably withheld. If no successor Agent Bank shall have been so appointed by such Lenders and shall have accepted such appointment within 30 days after the retiring Agent Bank's giving of notice of resignation or the removal of the retiring Agent Bank, then the retiring Agent Bank may, on behalf of the Lenders, appoint a successor Agent Bank which shall be a bank with an office (or an affiliate with an office) in New York, New York, and in London, England, having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent Bank hereunder by a successor Agent Bank, such successor Agent Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent Bank, and the retiring Agent Bank shall be discharged from its duties and obligations as Agent Bank hereunder. After any retiring Agent Bank's resignation or removal hereunder as Agent Bank, the provisions of this Section 8.1 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent Bank.

                 The Co-Agent shall not be deemed to be an agent and, except in its capacity as one of the Lenders, shall have no duties or obligations under this Agreement.

                 SECTION 8.2. The Issuing Bank. The Issuing Bank hereby agrees promptly to notify the Borrower if it is informed by either Standard & Poor's Corporation or Moody's Investors Services, Inc. that such agency plans to reduce the rating of the Commercial Paper Notes below such agency's highest level. In the event that the rating of the Commercial Paper Notes is revised by Standard & Poor's Corporation to a rating below A-1+ or is revised by Moody's Investors Service, Inc., to a rating below P-1, the Issuing Bank may be immediately removed by the Borrower and the Borrower may with the approval of the Majority Lenders, which approval shall not be unreasonably withheld, appoint a successor Issuing Bank hereunder upon the condition precedent that if the successor Issuing Bank is not a Lender hereunder, such successor Issuing Bank shall become a party to this Credit Agreement and shall expressly agree to be bound by the terms and conditions contained in this Credit Agreement relating to the issuance of the Letter of Credit hereunder. In the event that the initial Issuing Bank is removed by the Borrower pursuant to the preceding sentence, the Agent Bank shall notify the Depositary, as soon as practicable, that it is to cease authenticating and delivering Commercial Paper Notes and the Depositary shall not authenticate and deliver Commercial Paper Notes until it has been notified to do so by the Agent Bank. Upon the appointment of a successor Issuing Bank, the initial Issuing Bank shall continue to carry out its obligations hereunder with respect to all Commercial Paper Notes outstanding at such date under the existing Letter of Credit.


IX.  MISCELLANEOUS

                 SECTION 9.1. Notices. All notices and other communications hereunder shall be given to the parties hereto at the following addresses:

                 (i) if to the Borrower, at 5241 Spring Mountain Road, Post Office Box 98510, Las Vegas, Nevada 89193-8510, attention:
         Treasurer; telecopy no. (702) 876-7037;

                 (ii) if to any Lender, at its address as set forth on the signature pages hereof;

                 (iii) if to the Agent Bank and Issuing Bank, c/o Union Bank of Switzerland, New York Branch, 299 Park Avenue, New York, New York 10171, attention: Clemencia Stewart; telecopy no. (212) 821-3259

                 (iv) if to Lehman Commercial Paper, Inc., at 3 World Financial Center, New York, New York 10285, attention: Commercial Paper Product Management; telecopy no. (212) 528-6925; and

                 (v) if to Bank of Montreal Trust Company, at the addresses specified in accordance with Section 14 of the Depositary Agreement;

or in any of the foregoing cases at such other address and/or to such other person as the Borrower, any Lender, the Agent Bank or the Issuing Bank may hereafter specify for the purpose by written notice to the Borrower and the Agent Bank. Such notices and other communications will be effective only if and when given in accordance with the procedures set forth in the Depositary Agreement or in writing, signed by an authorized officer and delivered at the address specified above, or sent by telex or telecopy (if promptly confirmed in writing).

                 SECTION 9.2. Term of Agreement; Extension. (a) Subject to the foregoing and to clause (b) of this Section 9.2, the term of this Credit Agreement shall be until the later of (i) the termination of the Total Commitment or (ii) the Expiration Date, in either case, together with the payment in full of all amounts due hereunder to the Lenders or the payment in full of the Notes and all other amounts due hereunder to the Lenders.

                 (b) At least 90 but no more than 120 days before each December 31, commencing December 31, 1995, the Borrower may request the Lenders and the Issuing Bank in writing to extend for one year the Expiration Date, specifying the terms and conditions, including fees, to be applicable to such extension, provided, however, that the Lenders and the Issuing Bank shall not be obligated to consider any request to extend such Expiration Date unless the Borrower shall have obtained all requisite governmental consents (if any are required) for such extension, including without limitation, approval from the California Public Utilities Commission. The Lenders and the Issuing Bank agree to consider each such request in good faith in accordance with their respective applicable credit standards and policies with respect to such matters, as applied by each of the Lenders and the Issuing Bank in its sole judgment. No later than 30 days before such December 31 as to which a request has been received, each of the Lenders and the Issuing Bank shall notify the Borrower in writing, with a copy to the Agent Bank, of its consent to or refusal of such extension request, and if any of the Lenders or the Issuing Bank shall give no such notice, such party shall be deemed to have refused such extension request. The consent of each of the Lenders and the Issuing Bank shall be required in order for such extension request to be granted. Each consent shall be conditional upon the preparation, execution and delivery of legal documentation in form and substance satisfactory to the Lenders and the Issuing Bank and their special counsel incorporating substantially the terms and conditions contained in the extension request.

                 SECTION 9.3. Copies of Certificates, etc. Whenever the Borrower is required to deliver notices, certificates, opinions, statements or other information hereunder to the Agent Bank or to the Agent Bank for delivery to any Lender, it shall do so in such number of copies as the Agent Bank shall reasonably specify.

                 SECTION 9.4. No Waivers; Rights Cumulative. No failure or delay by the Agent Bank, any Lender or the holder of any Note in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies in this Credit Agreement are cumulative and not exclusive of any rights or remedies provided by law.

                 SECTION 9.5. Expenses. The Borrower shall pay (a) the fees and disbursements of special counsel to the Lenders in connection with the preparation, execution and administration of this Credit Agreement and the Depositary Agreement or any waiver or amendment of any provision hereof or thereof, (b) all documentary taxes, assessments or other similar charges or levies of any governmental authority which are incurred by or made against any Lender in connection with this Credit Agreement or the Notes or any waiver or amendment hereof or thereof and (c) if there is an Event of Default, all out-of-pocket expenses incurred by the Agent Bank, the Issuing Bank or any of the Lenders, including fees and disbursements of counsel, in connection with such Event of Default.

                 SECTION 9.6.  Changes, Waivers, etc.

                 (a) Subject to the express provisions of subsection (b) of this Section 9.6, neither this Credit Agreement, nor the Notes, nor any provision hereof or thereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

                 (b) Any of the provisions of this Credit Agreement or of the Notes may be modified or amended by an agreement or agreements in writing entered into by the Borrower and the Majority Lenders; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or the date for the payment or required prepayment of principal of, or the payment of interest on, any Note or reduce the rate of interest on any Note or the amount of any fee due hereunder or change the method of computing interest or any fee payable hereunder, without the written consent of each Lender, and of the holder of each Note, affected thereby, (ii) change the principal amount of, or extend or advance the Expiration Date of or the date for repayment of amounts drawn under the Letter of Credit without the consent of each Lender, (iii) change the requirement that payments and prepayments of principal of, and payments of interest on, the Notes shall be made pro rata in accordance with the Commitment Percentages, without the written consent of each Lender affected thereby, (iv) change the requirement that all borrowings hereunder shall be from the Lenders, pro rata in accordance with their respective Commitments, without the written consent of each Lender,
(v) change the Issuing Bank's obligation to make transfers of repayments of amounts drawn under the Letter of Credit pursuant to Section 3.5(c)(iii), (vi) modify or amend the provisions of this Section 9.6(b) or Section 9.9 or the definition of Majority Lenders, without the written consent of each Lender,
(vii) expressly provide for discrimination between Lenders except in a manner consistent with the existing terms of this Credit Agreement or with the consent of each Lender, (viii) provide for any change in the Commitment of any Lender hereunder, other than a voluntary reduction of any Commitment or of the Total Commitment provided for under this Credit Agreement or (ix) provide for any change in the conditions for a drawing under the Letter of Credit. Each Lender and each holder of any Note then or thereafter outstanding shall be bound by any modification or amendment authorized by this Section 9.6(b), whether or not such Note is marked to make reference thereto, and any consent by any holder of any Note pursuant to this Section 9.6(b) shall bind any subsequent holder of such Note, whether or not such Note is so marked. In addition, no amendment, waiver or consent to or under this Agreement which could reasonably be expected to affect adversely the rights of the holders of Commercial Paper Notes will become effective unless Moody's Investors Service, Inc. and Standard & Poor's Corporation have confirmed that such amendment, waiver or consent will not cause their rating of the Commercial Paper Notes to be lowered or withdrawn.

                 SECTION 9.7. Sharing of Setoffs and Other Payments. Each Lender agrees that if it shall, whether through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or otherwise, obtain payment (except as expressly permitted by the terms of this Credit Agreement) of a proportion of the aggregate indebtedness of the Borrower to it under the Notes or under Section 3.5(d) which is greater than the proportion of the aggregate indebtedness, if any, of the Borrower under the Notes or under
Section 3.5(d) to any other Lender being paid simultaneously to such other Lender, (a) it shall be deemed to have purchased from such other Lender an interest in such indebtedness held by such other Lender so that the aggregate unpaid amount of such indebtedness and interest therein held by each Lender shall be proportionate to the aggregate indebtedness owing to it by the Borrower under the Notes and under Section 3.5(d) immediately prior to such payment, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that such Lender shares such payment pro rata; provided, however, that nothing herein contained shall in any way affect the right of any Lender to obtain payment (whether by exercise of right of banker's lien, setoff or counterclaim or otherwise) of indebtedness other than indebtedness under the Notes, as the case may be, or under Section 3.5(d). The Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in any such indebtedness, whether or not acquired pursuant to the foregoing arrangement, may exercise any and all rights of banker's lien, setoff or counterclaim as fully as if such holder were a holder of such indebtedness in the amount of such interest or other participation.

                 SECTION 9.8. Separability. In case any one or more of the provisions contained in this Credit Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                 SECTION 9.9.  Successors and Assigns.

                 (a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent Bank, the Lenders, the Issuing Bank and the Depositary and their respective successors and assigns, except that the Borrower may not assign any of its rights or transfer any of its duties hereunder, without the prior written consent of each of the Lenders.

                 (b) Any Lender, with the prior written consent of (i) the Borrower (which consent may not be unreasonably withheld) and, as long as the Letter of Credit is outstanding, (ii) the Issuing Bank, may assign to any Lender, any affiliate thereof and one or more additional banks or financial institutions (each an "Assignee") all or any part of its rights and obligations under this Credit Agreement pursuant to an instrument of assignment (an "Assignment") in form and substance substantially as set forth in Exhibit H hereto pursuant to which the Assignee assumes the obligations of the transfer or Lender hereunder to the extent of the interest so assigned; provided, however, that no such consent shall be required for the assignment of such rights to a Federal Reserve Bank. Other than an assignment to a Federal Reserve Bank, there shall be an assignment fee of $2,500.00 payable to the Agent Bank upon any such Assignment. Upon delivery of a copy of such Assignment and such assignment fee to the Agent Bank, the Assignee shall have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and the transferor Lender shall, to the extent provided in such Assignment, be released from its obligations under this Credit Agreement and, in the case of an Assignment covering all or the remaining portion of a transferor's rights and obligations under this Credit Agreement, such transferor shall cease to be a party hereto. The Borrower agrees, in the event of any assignment made in accordance with this Section 9.9, to execute and deliver to such Assignee Notes, completed in the name of such Assignee, to represent any Loans assumed by such Assignee under such Assignment.

                 (c) Any Lender may subparticipate any portion of its Commitment hereunder without the consent of the Borrower, the Agent Bank or the Issuing Bank; provided, however, that no such subparticipation shall modify the Commitments set forth in Section 3.1 hereunder nor shall any such subparticipation result in liability for or the payment of any fees from the Borrower, the Agent Bank or the Issuing Bank to such subparticipant.

                 SECTION 9.10. Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Borrower or any Subsidiary of the Borrower or by the Issuing Bank on the Borrower's or any Subsidiary's behalf in connection with this Agreement and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Credit Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Issuing Bank or one of the participating Lenders, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the individual participating Lenders; provided, further, however, that any Lender may disclose such information (A) at the request of any bank regulatory authority or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) at the express direction of any other agency of any State of the United States of America or of any other jurisdiction in which such Lender conducts its business and (E) to such Lenders' independent auditors and other professional advisors. Notwithstanding the foregoing, the Company authorizes each Lender to disclose to any Assignee and any prospective Assignee such financial and other information in such Lender's possession concerning the Borrower or its Subsidiaries which has been delivered to the Lenders pursuant to this Agreement or which has been delivered to the Lenders by the Borrower in connection with the Lenders' credit evaluation of the Borrower prior to entering into this Agreement; provided that such Assignee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder.

                 SECTION 9.11. Jurisdiction. In consideration of the agreement of the Lenders to make and maintain the Loans hereunder, the Borrower agrees that any suit, action or proceeding with respect to this Credit Agreement or the borrowings hereunder may be brought in the Courts of the United States of America for the Southern District of New York or the State of New York, as the case may be, and by execution and delivery of this Credit Agreement the Borrower irrevocably submits to each such jurisdiction for that purpose; and in the case of New York, the Borrower hereby irrevocably designates, appoints and empowers O'Melveny & Myers, Citicorp Center, 153 East 53rd Street, New York, New York 10022 (or, in its absence, such other Person in The City of New York as shall be appointed by the Borrower or, in default thereof, such firm of lawyers in New York as the Agent Bank shall designate by notice to the Borrower), to receive for and on behalf of it service of process in any legal action or proceeding with respect to this Credit Agreement or the borrowings hereunder, a copy of such process to be sent in each instance via registered mail, return receipt requested, to the Borrower.

                 SECTION 9.12. Headings. The headings of articles and sections herein are inserted for convenience only and form no part of this Credit Agreement.

                 SECTION 9.13. APPLICABLE LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

                 SECTION 9.14. Counterparts; Effective Date. This Credit Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Credit Agreement shall become effective as of the date hereof when the Agent Bank shall receive counterparts hereof signed by all of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Agent Bank shall have received telex, telecopy or other written confirmation from such party of execution of a counterpart hereof by such party).

                 SECTION 9.15.  Survival of Representations.  All
representations and warranties of the Borrower contained in this Credit Agreement shall survive delivery of the Notes, the making of the Loans and the issuance of the Letter of Credit and of the Commercial Paper Notes herein contemplated.

                 SECTION 9.16. Entire Agreement. This Credit Agreement and the Exhibits hereto embody the entire agreement and understanding among the Borrower, the Agent Bank, the Issuing Bank and the Lenders and supersede all prior agreements and understandings among them relating to the subject matter hereof and thereof.

                 IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement as of the day and year first above written.

                                   SOUTHWEST GAS CORPORATION,



                                   Jeffrey W. Shaw
                                   Vice President and Treasurer

                                UNION BANK OF SWITZERLAND,
                                LOS ANGELES BRANCH,
                                (Agent Bank)


                             By /s/ Patrick J. McKenna
                                ------------------------
                                Patrick J. McKenna
                                Title: Vice President


                             By /s/L. Scott Sommers
                                ------------------------
                                L. Scott Sommers
                                Title: Vice President


                                UNION BANK OF SWITZERLAND,
                                LOS ANGELES BRANCH,
                                (Issuing Bank)


                             By /s/Patrick J. Mckenna
                                ------------------------
                                Patrick J. McKenna
                                Title: Vice President


                             By /s/L. Scott Sommers
                                ------------------------
                                L. Scott Sommers
                                Title: Vice President


                                SOCIETE GENERALE
                                (Co-Agent)


                             By /s/George Chen
                                ------------------------
                                George Chen
                                Title: Vice President

                                                   Lenders:
                                                   -------
                                                   UNION BANK OF SWITZERLAND,
                                                     LOS ANGELES BRANCH
                                                   444 South Flower Street
Commitment:  $38,000,000                           Suite 4600
Commitment Percentage:  19%                        Los Angeles, CA  90071


                                                By: /s/ Patrick J. Mckenna
                                                   -----------------------------
                                                   Patrick J. McKenna
                                                   Title: Vice President


                                                 By: /s/ L. Scott Sommers
                                                    ----------------------------
                                                   L. Scott Sommers
                                                   Title: Vice President



                                                   SOCIETE GENERALE,
                                                   2029 Century Park East
Commitment:  $33,000,000                           Suite 2900
Commitment Percentage:  16.5%                      Los Angeles, CA  90067

                                                By: /s/ George Chen
                                                   -----------------------------
                                                   George Chen
                                                   Title: Vice President



                                                   DRESDNER BANK AG
                                                     LOS ANGELES AGENCY AND
                                                     GRAND CAYMAN BRANCH
                                                   725 S. Figueroa Street
Commitment:  $23,000,000                           Suite 3950
Commitment Percentage:  11.5%                      Los Angeles, CA  90017


                                               By: /s/ Jon M. Bland
                                                  -----------------------------
                                                   Jon M. Bland
                                                   Title: Senior Vice President


                                                By: /s/ Barbara J. Readick
                                                  -----------------------------
                                                   Barbara J. Readick
                                                   Title: Vice President


                                                   BANK OF MONTREAL
                                                   601 S. Figueroa Street
Commitment:  $21,000,000                           Suite 4900
Commitment Percentage:  10.5%                      Los Angeles, CA  90017


                                                By: /s/ Warren R.l Wimmer
                                                   ----------------------------
                                                   Warren R. Wimmer
                                                   Title: Director



                                                   WESTDEUTSCHE LANDESBANK
                                                     GIROZENTRALE
Commitment:  $21,000,000                           1211 Avenue of the Americas
Commitment Percentage:  10.5%                      New York, NY  10036


                                                By: /s/ Salvatore Battinelli
                                                   ----------------------------
                                                   Salvatore Battinelli
                                                   Title: Vice President


                                                By: /s/ Karen E. Hoplock
                                                   ----------------------------
                                                   Karen E. Hoplock
                                                   Title: Vice President



                                                   UNION BANK
Commitment:  $16,000,000                           445 S. Figueroa Street
Commitment Percentage:  8%                         Los Angeles, CA  90071


                                                By: /s/ John M. Edmonston
                                                   ----------------------------
                                                   John M. Edmonston
                                                   Title: Vice President



                                                   THE INDUSTRIAL BANK OF JAPAN,
                                                     LIMITED, LOS ANGELES AGENCY
                                                   350 S. Grand Avenue
Commitment:  $12,000,000                           Suite 1500
Commitment Percentage:  6%                         Los Angeles, CA  90071


                                                By: /s/ Masatake Yashiro
                                                   ----------------------------
                                                   Masatake Yashiro
                                                   Title: General Manager




                                                   THE MITSUBISHI TRUST & BANKING
                                                     CORPORATION, LOS ANGELES
                                                     AGENCY
                                                   801 S. Figueroa Street
Commitment:  $12,000,000                           Suite 2400
Commitment Percentage:  6%                         Los Angeles, CA  90017


                                               By  /s/ S. Chad Schumacher
                                                   ---------------------------
                                                   S. Chad Schumacher
                                                   Title: Senior Vice President and
                                                            Chief Manager



                                                   BANK OF AMERICA, N.T. & S.A.
                                                   555 S. Flower Street
Commitment:  $8,000,000                            49th Floor
Commitment Percentage:  4%                         Los Angeles, CA  90071


                                               By  /s/ Michael J. McCutchin
                                                   ---------------------------
                                                   Title: Michael J. McCutchin
                                                   Vice President



                                                   BANK OF AMERICA NEVADA
                                                   300 South 4th Street
Commitment:  $8,000,000                            Second Floor
Commitment Percentage:  4%                         Las Vegas, NV  89101


                                               By  /s/ Israel Carmeli
                                                   ---------------------------
                                                   Israel Carmeli
                                                   Title: Vice President



                                                   BARCLAYS BANK PLC
                                                   222 Broadway
Commitment:  $8,000,000                            11th Floor
Commitment Percentage:  4%                         New York, NY  10038


                                               By  /s/ Vijay Rajguru
                                                   ---------------------------
                                                   Vijay Rajguru
                                                   Title: Associate Director



                                   SCHEDULE I

                            INTEREST COVERAGE RATIO




                                                                                              GAS OPERATION SEGMENT
                                                                                              ---------------------
                 Operating Margin                                                             $
                                                                                              ---------------------

                     Less:                                                                    ---------------------

                          Operations                                                          ---------------------

                          Maintenance                                                         ---------------------

                          Depreciation                                                        ---------------------

                          General Taxes                                                       =====================

                 (A)      OPERATING INCOME
                          (excluding earnings and losses of PriMerit Bank)                    $
                                                                                              =====================

                 (B)      INTEREST EXPENSE
                          (excluding interest expenses allocated to PriMerit Bank for
                          carrying costs)                                                     $
                                                                                              =====================




                 INTEREST COVERAGE RATIO
                     RATIO OF (A) TO (B) =    ______ TO 1

                                                                 EXHIBIT A

                        Form of Commercial Paper Note

                               PROMISSORY NOTE

                                                             (NOTE NUMBER)

$ (FACE AMOUNT OF NOTE)                                  (DATE ISSUED), 19

For value received, Southwest Gas Corporation (the "Company") promises to pay [Bearer]* the sum of (FACE AMOUNT OF NOTE) US Dollars [plus interest in the amount of US Dollars]** on (MATURITY DATE), 19__ payable in immediately available funds at or before the close of business on the date of presentation (if presentation is made prior to or at 2:30 p.m. New York time) or at or before the close of business on the next succeeding business day (if presentation is made after 2:30 p.m. New York time) at Bank of Montreal Trust Company, 77 Water Street, New York, New York 10005 (the "Depositary").

This Note has been issued in accordance with a Credit Agreement (the "Credit Agreement"), dated as of January 27, 1995, among the Company, Union Bank of Switzerland, as issuing bank (the "Issuing Bank") and as agent (the "Agent") for the Lenders named therein and a Depositary Agreement (the "Depositary Agreement"), dated as of January 27, 1995 among the Company, the Depositary, the Issuing Bank and the Agent. The Depositary, for the benefit of the holder hereof, is entitled to the benefit of an Irrevocable Letter of Credit, issued by Union Bank of Switzerland, as Issuing Bank.

A copy of the Credit Agreement, as amended from time to time, is on file with the Depositary at its Corporate Trust Department at 77 Water Street, 4th Floor, New York, New York 10005, and reference is made to the Credit Agreement for a



____________________

 * If to be issued to the order of a specified payee, strike the word "Bearer" and insert the name of such payee.

** In any Promissory Note issued on an interest-bearing basis, insert applicable amount of interest.

statement of the procedure governing drawings under the Letter of Credit by the Depositary.

        This Note is issued in and shall be governed by and construed in accordance with the laws of the State of New York.

THIS NOTE IS NOT VALID FOR ANY PURPOSE UNLESS COUNTERSIGNED BY
_____________________________________________________ AS ISSUING AGENT.

                                                  SOUTHWEST GAS CORPORATION,

                                                  By:___________________________
                                                      Authorized Signature


                                                  By:___________________________
                                                      Authorized Signature



COUNTERSIGNED FOR
AUTHENTICATION ONLY:


BANK OF MONTREAL TRUST COMPANY



By:  _________________________
       Authorized Signature
       of the Depositary as
       Issuing Agent

                                                                       EXHIBIT B



                                PROMISSORY NOTE



$_______                                                        January __, 1995


   FOR VALUE RECEIVED, SOUTHWEST GAS CORPORATION, a California corporation (the "Borrower"), DOES HEREBY PROMISE to pay to the order of _______________ (the "Bank"), in the lawful money of the United States of America the principal amount of ____________ ($_________) or, if less than such principal amount, the aggregate outstanding principal amount of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, on the Expiration Date provided, or as otherwise provided, in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds to the account of Union Bank of Switzerland--Los Angeles Branch, at Union Bank of Switzerland--New York Branch, 299 Park Avenue, New York, N.Y. 10171- 0026, in favor of UBS-LA Account No. 40064502 ref Southwest Gas.

   All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

   This Note is one of the Notes referred to in the Credit Agreement dated as of January 27, 1995 among the Borrower, the Lenders listed on the signature pages thereof and Union Bank of Switzerland as issuing bank and as agent bank for the Lenders (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

   This Note is secured by certain collateral described in the Credit Agreement.

   This Note may not be assigned or otherwise transferred except as set forth in the Credit Agreement.

   This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.


                                                SOUTHWEST GAS CORPORATION


                                                By_______________________

                                  Schedule to
                             Promissory Note dated
                                     as of
                                January   , 1995


                                     Loans




                  Amount               Rate of             Amount of
                    of                 Interest            Principal             Notation             Maturity
Date               Loan                On Loan                Paid               Made By                Date
- ----              ------               --------             --------             --------             --------





                                                                       EXHIBIT C




                              Form of Loan Notice



Union Bank of Switzerland
299 Park Avenue
New York, New York  10071-0026

Attention:  _________________

          Re: $200,000,000 Credit Agreement, dated as of January 27, 1995, among Southwest Gas Corporation, the Lenders named therein and Union Bank of Switzerland


Ladies and Gentlemen:

                 Pursuant to Section 3.2(a)(iii) of the above-referenced credit agreement (the "Credit Agreement"), the Borrower hereby requests [a [CD/LIBOR/Base Rate] Loan] [the continuation/ conversion of an existing CD/LIBOR/Base Rate Loan] in the aggregate amount of $______________* to be disbursed on __________, 19__.**

                 [Of the aggregate amount, [$__________ shall be in the form of a CD Loan,] [and] [$__________ shall be in the form of a Base Rate Loan,] [and $__________ shall be in the form of a LIBOR Loan].]***





____________________

* Must be $5,000,000 or in integral multiples of $1,000,000 in excess thereof.

** Date of requested Loan must be at least three Business Days after date of Notice for LIBOR and CD Loans and at least one Business Day after date of Notice for Base Rate Loans (which Notice must be given prior to 11:00 A.M. New York time).

*** This paragraph is necessary only where more than one category of Loan is being requested.

                 [The Interest Period with respect to this Loan shall be __________].*

                 [The proceeds of this Loan will be used to reimburse a Letter of Credit Disbursement.]

                 The Borrower hereby represents and warrants to the Lenders that:

                 a)       the representations and warranties contained in
Section 2.1 of the Credit Agreement are true and correct on and as of the date hereof, as though made on and as of the date hereof;

                 b) no event has occurred and is continuing or would result from the Loan requested hereunder, which constitutes an Event of Default or Default.

                 c) since September 30, 1994, neither the Borrower nor its Subsidiaries have entered into or consummated any transaction or transactions, and there has occurred no change, affecting the business, credit, operations, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole, which could have a Material Adverse Effect; and

                 d) no litigation, proceeding or inquiry before or by any arbitrator or Governmental Authority is continuing or, to the best of the Borrower's knowledge, threatened which could have a Material Adverse Effect.





____________________

*    Use for CD Loans and LIBOR Loans only.

           Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.

                                                   SOUTHWEST GAS CORPORATION



                                                   By:__________________________
                                                      Name:
                                                      Title:

                                                                       EXHIBIT D
                          IRREVOCABLE LETTER OF CREDIT



UNION BANK OF SWITZERLAND, LOS ANGELES BRANCH
c/o Union Bank of Switzerland, New York Branch
299 Park Avenue
New York, New York  10171-0026

Letter of Credit No. L/C003722
                                                               January __, 1995



To:      Bank of Montreal Trust Company
         77 Water Street
         New York, New York  10005

         Attention:  Corporate Trust Department


                 The undersigned bank (the "Bank"), hereby establishes in your favor, in trust for the holders from time to time of Commercial Paper Notes (as hereinafter defined) of Southwest Gas Corporation (the "Company"), to the extent necessary for payment of such Notes at their maturity, and for the account of the Company, this irrevocable Letter of Credit for an aggregate amount not to exceed $200,000,000 (as such amount may be reduced and reinstated pursuant to the terms hereof the "Stated Amount") available from time to time in amounts equal to the Face Value (as hereinafter defined) of certain promissory notes of the Company authenticated and delivered by you (the "Commercial Paper Notes") pursuant to the Depositary Agreement (the "Depositary Agreement"), dated as of January 27, 1995 among the Company, Union Bank of Switzerland, Los Angeles Branch, as issuing bank (the "Issuing Bank") and as agent bank (the "Agent Bank") for the lenders which are parties to the Credit Agreement (as hereinafter defined) and you (the "Depositary"). "Face Value" means, at the time any determination thereof is to be made, the sum of the aggregate face amount at maturity (if issued on a discount basis) and the aggregate principal amount (if issued on an interest-bearing basis), together with the aggregate amount of interest to the stated maturity date of interest-bearing Commercial Paper Notes, of all Commercial Paper Notes outstanding, excluding matured Commercial Paper Notes no longer entitled to the benefit of the Letter of Credit.

                 Demands for payment hereunder may be made by you (i) on or after the first Business Day (as hereinafter defined) preceding the maturity date of any Commercial Paper Note and prior to the expiration of this Letter of Credit as herein provided or (ii) upon receipt of a notice from the Agent Bank stating that an "Event of Default" has occurred under the Credit Agreement (the "Credit Agreement"), dated as of January 27, 1995, among the Company, the lenders named therein, the Issuing Bank and the Agent Bank. Such demand shall be made by presentation or by facsimile transmission of a demand notice executed by you in the form of Annex 1 hereto, with blanks appropriately completed and signed by your authorized employee to the New York Branch of the Issuing Bank, Attention: Letter of Credit Department, Facsimile (212) 821-3259. If such demand is made by facsimile transmission, then such transmission shall be confirmed immediately thereafter by telephone at (212) 821-3249; provided that the failure of the Depositary to make such confirmation shall not affect the obligation of the Bank hereunder.

                 The Bank hereby agrees to honor each such demand drawn under and in compliance with this Letter of Credit, provided that such demand is delivered to the Issuing Bank not later than 4:00 P.M. New York City time on the day of such demand, by causing the transfer (through the Issuing Bank) after your opening of business but not later than 11:00 A.M., New York City time, on the first Business Day following the day of such demand, in immediately available funds the amount demanded to the "Letter of Credit Account," maintained by you pursuant to the Depositary Agreement, in trust for the holders of the Commercial Paper Notes for which such demand is made and to be applied to the payment of such Commercial Paper Notes. Upon such payment, the Stated Amount of this Letter of Credit shall be reduced in an amount equal to such drawing. The Issuing Bank will make its payments hereunder out of its own funds and in any event not out of funds of the Company on deposit with it.

                 The Stated Amount of this Letter of Credit (i) shall be automatically increased concurrently with the issuance of Commercial Paper Notes on any day by an amount equal to the Face Value of the Commercial Paper Notes issued on such day and (ii) shall be automatically decreased as soon as the Issuing Bank honors the Letter of Credit pursuant to a drawing hereunder by an amount equal to the amount of such drawing, provided that the Stated Amount shall never exceed $200,000,000.

                 It is understood and agreed that the provisions of this Letter of Credit are intended to provide for payment of the Commercial Paper Notes at their maturity. Accordingly, the Bank specifically acknowledges that in actions taken by you as beneficiary of this Letter of Credit you shall not be acting as an agent of the Company but shall be acting on behalf of the holders of Commercial Paper Notes.

                 This Letter of Credit shall expire with respect to each Commercial Paper Note authenticated and delivered pursuant to the Depositary Agreement at such time as the Issuing Bank honors the Depositary's drawing under the Letter of Credit with respect to such Commercial Paper Note. In no event shall this Letter of Credit remain in effect after the later of (x) the close of business on January 27, 1998 and (y) such later date as the Company and the Bank shall agree to in accordance with the terms of the Credit Agreement.

                 Demands for payment hereunder honored by the Issuing Bank shall not exceed the Stated Amount, as the Stated Amount may be reduced and increased as aforesaid. Subject to the preceding sentence, each demand for payment honored for payment by the Issuing Bank hereunder shall pro tanto reduce the amount available under this Letter of Credit.

                 This Letter of Credit sets forth in full the terms of our undertaking, and this undertaking shall not in any way be modified, amended or amplified by reference to any document, instrument or agreement referred to herein or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate by reference any such document, instrument or agreement.

                 As used herein, "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to close.

                 This Letter of Credit is not negotiable, assignable or transferable and, except as otherwise expressly stated herein, is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (the "Uniform Customs"). This Letter of Credit shall be deemed to be a contract made under the laws of the State of New York and shall, as to matters not governed by the

Uniform Customs, be governed and construed in accordance with the laws of said State.

                                                  Very truly yours,

                                                  UNION BANK OF SWITZERLAND



                                                  By: __________________________
                                                       Authorized Signature


                                                  By: __________________________
                                                       Authorized Signature

                                                                         Annex 1


                      This Annex Forms An Integral Part of
                         Letter of Credit No. L/C003722

                  DRAWING UNDER LETTER OF CREDIT NO. L/C003722

                                                               ___________, 19__


TO:      UNION BANK OF SWITZERLAND, LOS ANGELES BRANCH
                 c/o Union Bank of Switzerland, New York Branch
                 299 Park Avenue
                 New York, New York  10171-0026
                 Telecopy No:  (212) 821-3891

                 Attention:  Letter of Credit Department

                 1. The undersigned, acting on behalf of the holder or holders of the below-mentioned Commercial Paper Note or Commercial Paper Notes of Southwest Gas Corporation, hereby makes demand for payment under the above-captioned Letter of Credit (the "Letter of Credit") to pay the Face Value of such Commercial Paper Note or Commercial Paper Notes.

                 2. The note number, Face Value, date of issuance and maturity date of each such Commercial Paper Note is as follows:


                                                    Date of                 Maturity
Note Number                  Face Value             Issuance                  Date
- ----------                   ----------             --------                --------


                 3. Each such Commercial Paper Note was authenticated and delivered by us pursuant to our authority under the Depositary Agreement.

                 4. The aggregate amount required to be drawn under the Letter of Credit to pay in full the Face Value of each such Commercial Paper Note specified in paragraph 2 hereof is $___________.

                 5. All terms used herein which are defined in the Letter of Credit have the same meanings when used herein.

                                                   Very truly yours,

                                                  ______________________________



                                                  By: __________________________

                                                                       EXHIBIT E



                     [Letterhead of Robert M. Johnson, Esq.
                   Associate General Counsel to the Borrower]




                                                                January __, 1995



Union Bank of Switzerland, Los Angeles Branch
  as Agent Bank and Issuing Bank
The Lenders Under the Credit Agreement
c/o Union Bank of Switzerland, Los Angeles Branch
444 S. Flower Street, Suite 4600
Los Angeles, California  90071

Gentlemen:

This opinion is furnished to you pursuant to Section 5.1(c) of the Credit Agreement (the "Credit Agreement"), dated as of January 27, 1995, among Southwest Gas Corporation, a California corporation (the "Borrower"), the Lenders named therein and Union Bank of Switzerland, Los Angeles Branch, as Agent Bank and Issuing Bank. Capitalized terms not otherwise defined herein shall have the same meanings as in the Agreement.

I am Associate General Counsel of the Borrower and have acted as counsel for the Borrower in connection with its authorization, execution and delivery of the Credit Agreement and the transactions contemplated thereby. I am familiar with the proceedings taken by the Borrower in connection with the foregoing and have inspected executed counterparts of the Credit Agreement, the Depositary Agreement, the form of Letter of Credit, the forms of Notes, and the forms of Commercial Paper Notes. I have also made such other investigation and have examined such other records and documents, including the Restated Articles of Incorporation and the Bylaws with all amendments thereto of the Borrower and copies of resolutions adopted by the Board of Directors of the Borrower on ___________ __, 1994 authorizing the execution and delivery of the Credit Agreement and the Depositary Agreement and the issuance, execution and delivery of the Notes and the Commercial Paper Notes by the Borrower, as I thought appropriate. I have examined such other statutes, decisions and matters of laws as I deemed necessary to express the following opinions.

Based upon the foregoing, I am of the opinion that:

         1. The Borrower is duly qualified and is in good standing as a foreign corporation in the States of Arizona and Nevada and is so qualified or otherwise appropriately licensed in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification or licensing.

         2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes have been duly authorized by all proper and necessary corporate action, and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect applicable to the Borrower or (ii) result in the breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument, including, without limitation, the Restated Articles of Incorporation and Bylaws, to which the Borrower or any Subsidiary or any of their respective properties may be bound or affected.

         3. Each of the Credit Agreement and the Depositary Agreement is, and each Note and Commercial Paper Note when hereafter executed and delivered hereunder will be, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

         4. Neither the Agent Bank nor any Lender will be subject to regulation by the Public Utilities Commission of the State of California solely by reason of the transactions contemplated by the Credit Agreement, the Depositary Agreement, the Notes and the Letter of Credit.

         5. All of the outstanding capital stock of each Subsidiary of the Borrower is validly issued, fully paid and nonassessable, and the shares thereof owned by the Borrower, directly or indirectly, are owned free and clear of all liens, claims, and encumbrances and security interests. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or licensing, and has all requisite power and authority, corporate or otherwise, to conduct its business and own its properties.

         6. There is no pending or, to the best of my knowledge, threatened action, suit, proceeding or investigation affecting the Borrower or any Subsidiary thereof before any court, governmental agency, or arbitrator or other authority, domestic or foreign, which could materially, adversely affect the financial position, properties or operations of the Borrower and the Subsidiaries taken as a whole, or which affects the Borrower's obligations under or purports to affect the legality, validity or enforceability of the Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes.

         7. The obligations of the Borrower to pay principal, interest and all other sums payable under the Credit Agreement, the Notes and the Commercial Paper Notes will rank at least pari passu with all other unsecured Debt of the Borrower.

         8. The Borrower is not a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act") and is not subject to regulation under the 1935 Act and is not an "investment company" or company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
                 The Lenders will not be required to register with the Securities and Exchange Commission pursuant to Section 5 of the 1935 Act as a result of extending the Letter of Credit pursuant to the Credit Agreement, and will not be subject to regulation by the Public Service Corporation Commission of the State of Nevada or the Arizona Corporation Commission under the current laws of those states and will not be subject to regulation under any current federal laws governing public utilities, natural gas companies, insurance companies or the storage of gas solely by reason of the transactions contemplated by the Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes.

        9. None of the transactions contemplated in the Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, or Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                 The opinion expressed in paragraph 8 hereof that the Lenders will not be required to register with the Arizona Corporation Commission as a result of extending the Credits pursuant to the Agreement is based upon the Opinion and Order of the Arizona Corporation Commission dated May 18, 1983 which is in full force and effect on the date hereof.

                 The foregoing opinions are based upon and are limited in all respects, except for the references to Arizona law set forth in paragraphs 1 and 8 hereof, to applicable laws of the United States and the State of Nevada. Insofar as the foregoing opinion relates to matters of New York law, I have, with your approval, relied on the opinion of Sullivan & Cromwell, special counsel for the Issuing Bank, dated of even date herewith and addressed to you. Lehman Commercial Paper, Inc., Moody's Investors Service, Inc. and Standard & Poor's Corporation may rely on this opinion as if it were addressed to them.

                                             Respectfully submitted,

                                                                     EXHIBIT F-2
                                    [DRAFT]




o        Moody's Investors Service, Inc.
         99 Church Street
         New York, New York  10007

o        Standard & Poor's Ratings Group,
           a division of McGraw-Hill Inc.
         25 Broadway
         New York, New York  10004

o        Union Bank of Switzerland
           Los Angeles Branch
         444 South Flower Street
         Los Angeles, California  90071

o        Sullivan & Cromwell
         444 South Flower Street
         Los Angeles, California  90071

o        Lehman Commercial Paper, Inc.
         3 World Financial Center
         New York, New York  10285-1200



                                                                January __, 1995


Dear Sirs:

As General Counsel of Union Bank of Switzerland (the "Bank"), I am rendering the following opinion in connection with the Irrevocable Letter of Credit No. L/C003722 (the "Letter of Credit") issued by the Bank, acting through its Los Angeles Branch (the "Branch"), in favor of Bank of Montreal Trust Company, as depositary for the holders from time to time of Commercial Paper Notes (as defined in the Depositary Agreement) (the "Depositary"), pursuant to the Depositary Agreement, dated as of January 27, 1995, among Southwest Gas Corporation (as borrower), Bank of Montreal (as depositary) and the Bank, acting through the Branch (as agent).

In this connection, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records and such questions of Swiss law as I have deemed relevant and necessary for purposes of my opinion hereinafter set forth. As to certain factual matters involved in this opinion which were not independently established, I have relied, to the extent I have deemed such reliance proper, on certificates or other documents obtained from public officials or officers of the Bank setting forth such matters.

In my examination, I have assumed the genuineness of all signatures, the due authority of the parties (other than the Bank) executing such documents and the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies thereof. I have further assumed for the purpose of my opinion hereinafter expressed that the Letter of Credit will constitute the legal, valid and binding obligation of the Bank under New York law by which it is governed.

Based upon, and subject to, the foregoing, I am of the opinion that:

1. The Bank has been duly organized and is validly existing as a corporation as well as a bank under the laws of Switzerland and has full power and authority under the laws of Switzerland to maintain its Branch.

2. The Bank has all requisite corporate power to execute, deliver and perform its obligations under the Letter of Credit.

3. The Letter of Credit has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank, enforceable against the Bank acting through the Branch in accordance with its terms under the laws of Switzerland, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, liquidation, readjustment of debt or other similar laws affecting the enforcement of creditors' rights generally, or equitable principles of general applicability, that may be applicable in the event the Bank is subject to such a proceeding or (ii) the effect of any moratorium or similar occurrence affecting the Bank.

4. The Letter of Credit is enforceable in accordance with its terms against the Bank's Head Office in Switzerland under the laws of Switzerland (taking a legal action in the commercial court of the Canton of Zurich, which has jurisdiction over the Bank's Head Office), if the Branch defaults in its obligations thereunder or the Branch ceases to exist, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, liquidation, readjustment of debt and other similar laws and equitable principles relating to or affecting the enforcement of creditors' rights generally, that may be applicable in the event the Bank is subject to such a proceeding, or (ii) the effect of any moratorium or similar occurrence affecting the Bank.

5. No license, consent or approval of, or registration with, any governmental or regulatory authority of Switzerland is required in connection with the execution, delivery or performance of the Letter of Credit by the Bank.

6. Neither the execution, delivery or performance by the Bank of the Letter of Credit, nor compliance by the Bank with the terms and provisions thereof, will (i) contravene any provision of any law of Switzerland or any applicable rules or regulations thereunder, (ii) violate any provision of the charter of the Bank, (iii) violate the provisions of any order, decree or judgment known to me of any court or governmental agency or (iv) result in the breach of, or constitute a default under, any indenture, agreement or instrument known to me to which the Bank is a party or by which the Bank or its property may be bound.

7. The choice of the laws of the State of New York and the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the "Uniform Customs"), to govern the Letter of Credit is valid under the laws of Switzerland and would be given effect in any proceedings brought against the Bank in the courts of Switzerland.

8. Any judgment of a federal court sitting in the State of California or a court of the State of California in respect of any suit, action or other proceeding against the Branch for the enforcement of the Agreement will be recognized and, on petition by the interested party, declared enforceable against the Bank by the competent courts of Switzerland, (i) if jurisdiction lay with such United States court or such court of the State of California, (ii) if no ordinary judicial remedy can any longer be brought against such judgment or if such judgment is final, and (iii) if none of the following grounds for non-recognition exists. Such judgment will not be recognized in Switzerland (i) if its recognition is clearly incompatible with Swiss public policy (ordre public) or (ii) if a party proves (a) that the party was not properly served with process, unless the party entered an unconditional appearance in the proceedings;

         (b) that the judgment was rendered in violation of essential principles of Swiss procedural law, especially, that the party was denied the right to be heard; (c) that a lawsuit between the same parties concerning the same case was first commenced or decided in Switzerland, or was first decided in a third country, provided that the prerequisites for the recognition of that decision are met. In no other respects may the foreign decision be reviewed on the merits. As a general rule it can be stated that judgments of federal courts sitting in the State of California and of courts of the State of California are recognized and declared enforceable in Switzerland.

9. A court of Switzerland would recognize the obligations of the Bank under the Letter of Credit as ranking at least equally with the obligations of the Bank to pay unsecured indebtedness for borrowed money and to pay general depositors not expressly privileged by law.

The opinions set forth in paragraphs 7, 8 and 9 above are subject to the limitation that the choice of law, enforceability of judgment or both may be denied under Swiss law, if any terms of the Letter of Credit or any provisions of New York law or the Uniform Customs applicable to the Letter of Credit violate the fundamental principles of the Swiss legal system (ordre public) or such judgment is rendered in violation of such principles. In this regard, I have no reason to believe that a money judgment against the Bank with respect to its obligations under the Letter of Credit would be considered contrary to fundamental principles of the Swiss legal system (ordre public).

I express no opinion as to any matters governed by any laws other than the laws of Switzerland (as in effect on the date hereof) or the Uniform Customs.

This opinion may not be used or relied upon by or copied, published or communicated to any party other than the addressees for any purpose whatsoever without my prior written approval in each instance. I have no obligation to advise the addressees hereof (or any other third party) of any changes of law or fact that may occur after the date hereof, notwithstanding that such changes may affect the legal analysis, a legal conclusion or an informational confirmation contained herein.

                                                     Very truly yours,



                                                     Dr. Urs P. Roth

                                                                       EXHIBIT G


                      [Letterhead of Borrower's Counsel]




                                                               ___________, 1995



Union Bank of Switzerland, Los Angeles Branch
  As Agent Bank and Issuing Bank
The Lenders Under the Credit Agreement
c/o Union Bank of Switzerland, Los Angeles Branch
444 South Flower Street, Suite 4600
Los Angeles, CA  90071.

                 Re:      Credit Agreement, dated as of     January 27, 1995,
                          among Southwest Gas Corporation, the Lenders Named therein and Union Bank of Switzerland, as Agent Bank and Issuing Bank

Ladies and Gentlemen:

                 We have acted as special counsel to Southwest Gas Corporation, a California corporation (the "Borrower"), in connection with the Credit Agreement, dated as of January 27, 1995, among the Borrower, the Lenders named therein and Union Bank of Switzerland, as Agent Bank and Issuing Bank (the "Credit Agreement").

                 This opinion is rendered to you pursuant to the provisions of
Section 5.1(h) of the Credit Agreement. Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

                 In our capacity as special counsel to the Borrower, we have examined, among other things, originals or copies certified or otherwise identified to our satisfaction as being true copies of the Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes and such corporate records of the Borrower, certificates of public officials and officers of the Borrower and such other documents as we have deemed necessary for the purpose of this opinion.

                 On the basis of the foregoing and in reliance thereon and on our consideration of such other matters of fact and questions of law as we have deemed relevant under the circumstances and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

                          (i). The Borrower has been duly incorporated and is validly existing in good standing under the laws of the State of California with the corporate power to execute, deliver and perform all of its obligations under the Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes.

                         (ii). The Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes have been duly authorized by all necessary corporate action on the part of the Borrower, and no stockholder approval is required.

                        (iii). Each of the Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes provides that it is to be governed by, and construed and enforced in accordance with, the laws of the State of New York. We express no opinion as to the laws of the State of New York, or of their applicability to the matters covered hereby, nor do we express any opinion as to whether or not California law is applicable to any such documents. We are of the opinion, however, that if the Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes were governed by the laws of the State of California (without reference to choice of law principles thereunder), the Credit Agreement, the Depositary Agreement, the Notes and the Commercial Paper Notes, when executed and delivered, will be legally valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We advise you that the enforceability of the Credit Agreement, the Depositary Agreement, the Notes and the Commercial

                 Paper Notes are subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

                          (iv). Neither the execution and delivery of the Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes nor the payment of the Notes or the Commercial Paper Notes or reimbursement of the Issuing Bank for any draws under the Letters of Credit will (x), to the best of our actual knowledge, conflict with or result in a breach by the Borrower of any present California statute, rule or regulation binding on the Borrower, or (y) conflict with any of the Restated Articles of Incorporation or Bylaws of the Company as presently in effect.

                          (v). No order, consent or approval of any California governmental authority is required on the part of the Company for the execution and delivery of the Credit Agreement, the Depositary Agreement, the Notes or the Commercial Paper Notes, other than the approval of the Public Utilities Commission of the State of California, which has been obtained.

                          (vi). The Lenders, the Agent Bank and the Issuing Bank will not be subject to regulation by the Public Utilities Commission of the State of California solely by reason of the transactions contemplated by the Credit Agreement and the Depositary Agreement.

                 We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies or specimens thereof and the due authority of all persons executing the same. We have further assumed that the Credit Agreement and the Depositary Agreement have been duly executed and delivered by the Lenders and are each enforceable against the Lenders.

                 In addition to the foregoing assumptions, we express no opinion as to the substantive laws of any jurisdiction other than the State of California or the effect of public policy on the enforceability of indemnification provisions.

                 This opinion is furnished by us as special counsel to the Borrower and is solely for your benefit and may not be relied on by, nor may copies be delivered to, any other person without our prior written consent, except that Sullivan & Cromwell, in rendering their opinion of even date herewith in connection with the subject transactions, may rely upon this opinion as to the legal conclusions affected by California law, and except that each of Lehman Commercial Paper, Inc., Moody's Investors Service, Inc. and Standard & Poor's Corporation may rely on this opinion as if it were addressed to them.


                            Respectfully submitted,

                                                                       EXHIBIT H

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


                 AGREEMENT dated as of ____________________, 199_ among
[ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), _________________ (the "Borrower") and Union Bank of Switzerland as the issuer of a letter of credit (the "Issuing Bank").


                              W I T N E S S E T H

                 WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of January 27, 1995 (the "Credit Agreement") among the Borrower, the Assignor, the other Banks party thereto, as Banks, and Union Bank of Switzerland, Los Angeles Branch, as Agent Bank and as Issuing Bank;

                 WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and participate in a Letter of Credit in an aggregate principal amount at any time outstanding not to exceed $___________;

                 WHEREAS, Loans made by the Assignor under the Credit Agreement in the aggregate principal amount of $____________ and participations by the Assignor in the Letter of Credit in an aggregate face amount of $_________ are outstanding at the date hereof; and

                 WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Loans and participations in Letters of Credit, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                 SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

                 SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the right of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Issuing Bank and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

                 SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds an amount equal to $_________*. It is understood that commitment fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

                 SECTION 4. Consent of the Borrower and the Issuing Bank. This Agreement is conditioned upon the consent of the Borrower and the Issuing Bank pursuant to Section 9.9 of the Credit Agreement. The execution of this Agreement by the Borrower and the Issuing Bank is evidence of this consent. Pursuant to Section 9.9 the Borrower agrees to execute and deliver a Note payable to the order of




____________________

* Amount should combine principal and face together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

the Assignee to evidence the assignment and assumption provided for herein.

                 SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

                 SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                 SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                                  [ASSIGNOR]


                                                  By____________________________
                                                    Title:


                                                  [ASSIGNEE]



                                                  By____________________________
                                                    Title:


                                                  SOUTHWEST GAS COMPANY



                                                  By____________________________
                                                    Title:

                                                  UNION BANK OF SWITZERLAND,
                                                  as Issuing Bank


                                                  By____________________________
                                                    Title:


                                                  By____________________________
                                                    Title:

                                                                       EXHIBIT I
                              DEPOSITARY AGREEMENT


                 AGREEMENT (the "Agreement") dated as of January 27, 1995, among SOUTHWEST GAS CORPORATION, a California corporation (the "Borrower"), BANK OF MONTREAL TRUST COMPANY, as Depositary (the "Depositary"), and UNION BANK OF SWITZERLAND by its Los Angeles Branch, as agent (the "Agent Bank") for the benefit of the Lenders as hereinafter defined and as the issuing bank (the "Issuing Bank").

                            W I T N E S S E T H :

                 WHEREAS, the Borrower proposes to incur indebtedness pursuant to the terms of a Credit Agreement, dated as of the date hereof (the "Credit Agreement") with the Agent Bank and the Issuing Bank and the lenders named therein (the "Lenders") by issuing its promissory notes in substantially the form attached as Exhibit A to the Credit Agreement (the "Certificated Commercial Paper Notes") or in the form of book-entry notes, (the "Book-Entry Commercial Paper Notes" and together with the Certificated Commercial Paper Notes, the "Commercial Paper Notes") represented by a global note delivered to the Depositary, to be offered in the commercial paper market;

                 WHEREAS, pursuant to the Credit Agreement the Issuing Bank has agreed to issue a non-transferable, irrevocable Letter of Credit, substantially in the form of Exhibit D to the Credit Agreement (the "Letter of Credit") with respect to Commercial Paper Notes sold by the Borrower, to be held by the Depositary for the benefit of the holders of Commercial Paper Notes to be drawn on to pay matured Commercial Paper Notes, in accordance with the terms and conditions of the Letter of Credit and the Credit Agreement;

                 WHEREAS, the Borrower has requested the Depositary to act on the Borrower's behalf as a depositary for the safekeeping of Commercial Paper Notes and as issuing and paying agent in connection with the sale and payment from time to time of Commercial Paper Notes, and to undertake certain fiduciary obligations on behalf of the holders of the Commercial Paper Notes;

                 WHEREAS, the Issuing Bank has also requested the Depositary to act as its agent as issuing agent and paying agent under the Letter of Credit; and

                 WHEREAS, the Depositary has agreed to act in such capacities, subject to the terms and conditions of this Agreement, the Credit Agreement and, if the book-entry system of the Depository Trust Company ("DTC") is used for the Commercial Paper Notes, the Letter of Representations, dated as of the date hereof (the "Letter of Representations") from the Issuer and the Depositary to DTC delivered in connection herewith.

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

                 SECTION 1. Defined Terms. Unless otherwise defined, capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement.

                 SECTION 2. Establishment of Accounts; Proceeds of Commercial Paper Notes.

                 (a) Prior to or contemporaneously with the execution and delivery by the Borrower of this Agreement, and for the purposes of this Agreement and the Credit Agreement, the Depositary shall establish, on behalf of the Borrower, a special purpose restricted deposit account (said account being referred to herein and in the Credit Agreement as the "Commercial Paper Account" and being identified as Account No. 480 8237), over which the Agent Bank shall have exclusive control and the sole right of withdrawal. All proceeds from the sale of Commercial Paper Notes issued by the Borrower pursuant to the Credit Agreement shall be deposited by the Depositary in the Commercial Paper Account. In addition, there shall be deposited in the Commercial Paper Account such other amounts as the Borrower may from time to time furnish to the Depositary to provide for the reimbursement of amounts disbursed under the Letter of Credit and interest thereon. Withdrawals or other applications of funds on deposit in, or otherwise to the credit of, the Commercial Paper Account must be made in accordance with the instructions from the Agent Bank to the Depositary, acting as the agent of the Agent Bank, or otherwise as provided in the Credit Agreement. The Depositary shall keep accurate records of the date and amount of each deposit in the Commercial Paper Account and each disbursement therefrom for a period of three years following the date of such deposit or disbursement. The Borrower hereby irrevocably acknowledges and agrees that the Agent Bank shall have complete and absolute control over the Commercial Paper Account and any and all funds on deposit in, or otherwise to the credit of, the Commercial Paper Account, subject, however, to the applicable provisions of the Credit Agreement. The Depositary agrees to give the Borrower and the Agent Bank immediate notice if the Commercial Paper Account or any funds on deposit in, or otherwise to the credit of, the Commercial Paper Account shall become subject to any writ, judgment, warrant of attachment, execution or similar process. Should the Borrower or the Depositary receive notice that the Commercial Paper Account or any funds on deposit in, or otherwise to the credit of, the Commercial Paper Account are subject to any writ, order, judgment, warrant of attachment, execution or similar process, the Borrower shall not be permitted to issue or sell Commercial Paper Notes, except as specified in the Credit Agreement.

                 So long as the Agent Bank has not given the Borrower and the Depositary written notice that an Event of Default or Default has occurred and is continuing and that the Borrower is to cease issuing Commercial Paper Notes, any funds remaining on deposit in the Commercial Paper Account on the date of any Letter of Credit Disbursement, after the Commercial Paper Account is debited for the amount of such Letter of Credit Disbursement and interest thereon as aforesaid, shall be transferred by the Depositary to such account of the Borrower as the Borrower shall have specified by written notice to the Agent Bank and the Depositary.

                 (b) Prior to or contemporaneously with the execution and delivery by the Issuing Bank of this Agreement, and for the purposes of this Agreement and the Credit Agreement, the Issuing Bank shall establish for the benefit of the holders of the Commercial Paper Notes at the Corporate Trust Office in The City of New York of the Depositary a segregated special purpose account (said account being referred to herein and in the Credit Agreement as the "Letter of Credit Account" and being identified as Account No. 480 8210). Prior to 11:00 a.m., New York City time, on the Business Day immediately succeeding the Business Day of receipt of a drawing request under the Letter of Credit (and subject to such drawing request having been properly made in accordance with the Letter of Credit), the Issuing Bank will cause to be credited, by way of a wire transfer, which shall not be revoked, to the Depositary's account at Chemical Bank New York, ABA No. 021000128, Bank of Montreal Trust Company No. 400-046075 for immediate deposit in the Letter of Credit Account an amount equal to the amount of such drawing. The amounts on deposit in the Letter of Credit Account may be withdrawn by the Depositary only to effect payment of Commercial Paper Notes until such time as the Commercial Paper Notes have been paid in full. The Depositary shall not authenticate and deliver any Commercial Paper Note before 12:30 p.m., New York City time, on any day. In addition, the Depositary shall neither give issuance instructions to DTC nor authenticate and deliver any Commercial Paper Note at any time, if the amount required by this paragraph (b) with respect to Commercial Paper Notes maturing on such day has not been properly credited, by way of wire transfer by the Issuing Bank, to the Letter of Credit Account or, if the Borrower has not deposited in the Commercial Paper Account funds sufficient, when added to the amount of all proceeds of Commercial Paper Notes to be deposited on such day in the Commercial Paper Account, to reimburse the Issuing Bank in full for all Letter of Credit Disbursements made in respect of Commercial Paper Notes maturing on or prior to such day. The Depositary shall record the date of each wire transfer by the Issuing Bank to, and maintain accurate records of each disbursement from, the Letter of Credit Account, in each case for a period of three years following the date of such wire transfer or disbursement.

                 SECTION 3.  Notes Delivered for Safekeeping and Book-Entry.

                 (a) From time to time during the term of this Agreement, the Borrower may deliver to an officer or employee in the Corporate Trust Department of the Depositary who shall be authorized to act for the Depositary hereunder and whom the Depositary shall designate by appropriate certificates of designation delivered to the Borrower, the Agent Bank and the Issuing Bank, Certificated Commercial Paper Notes (as defined in Section 4(b) hereof) substantially in the form included in Exhibit A of the Credit Agreement, which shall be numbered consecutively and bear such other identification as the Borrower may deem appropriate and shall be signed manually on behalf of the Borrower by the President, any Vice President, the Treasurer or other authorized officer of the Borrower (an "Authorized Officer"), or signed in facsimile by one of such persons, but shall not otherwise be completed. Prior to the initial issuance of the Commercial Paper Notes and, from time to time thereafter, the Borrower shall provide the Depositary with incumbency certificates with respect to all Authorized Officers, together with specimen signatures of such Officers. Any Commercial Paper Note bearing the signature of an individual authorized to sign such Note on the date such a signature was affixed shall bind the Borrower notwithstanding that such individual has ceased to hold office prior to delivery of such Note or did not hold such office at the date of such Note. Each Commercial Paper Note, or group of Commercial Paper Notes, at one time delivered to the Depositary shall be accompanied by a letter from the Borrower identifying the Commercial Paper Note or Commercial Paper Notes transmitted therewith, and the Depositary shall acknowledge receipt of such Commercial Paper Note or Commercial Paper Notes on the copy of such letter or some other form of written receipt deemed appropriate by the Depositary at the time of delivery to the Depositary of such Commercial Paper Note or Commercial Paper Notes. Pending the issuance of Commercial Paper Notes as provided in
Section 4 hereof, all Commercial Paper Notes delivered to the Depositary shall be held by the Depositary's Corporate Trust Department for the account of the Borrower for safekeeping.

                 (b) In the event the DTC book-entry system is used from time to time for the Commercial Paper Notes, the Borrower will deliver to the Depositary a Master Commercial Paper Note (as defined in Section 4(b) hereof), manually executed by an Authorized Officer, evidencing the aggregate face amount (to the extent issued on a discount basis) or principal amount (to the extent issued on an interest-bearing basis) of Book-Entry Commercial Paper Notes (as defined in Section 4(b) hereof) to be sold via DTC's book-entry system.

                 Such Master Commercial Paper Note shall be registered in the name of Cede & Co., as DTC's nominee, and held by the Depositary as custodian and agent on DTC's behalf. As long as Cede & Co. is the registered owner of the Master Commercial Paper Note, the beneficial ownership interest therein shall be shown on, and the transfer of ownership thereof shall be effected through, entries in the books maintained by DTC and the books of its direct and indirect participants. The Depositary shall not be responsible for sending transaction statements to DTC's participants or to beneficial owners or for maintaining, supervising or reviewing the records of DTC or its participants. The Master Commercial Paper Note and Book-Entry Commercial Paper Notes shall be subject to DTC's rules and procedures in effect at the time of the issuance of such Notes and as the same may be amended from time to time. The Borrower shall cooperate with the Depositary in assuring compliance with such rules and procedures.

                 (c) Prior to the initial issuance of Commercial Paper Notes and, from time to time thereafter, the Agent Bank will furnish the Depositary with incumbency certificates and specimen signatures with respect to those individuals who are authorized to act for the Agent Bank and the Issuing Bank in connection with this Agreement and with the Credit Agreement (an "Authorized Agent Officer"). The Depositary may rely upon the most recent incumbency certificate received from the Agent Bank. All notices, instructions and communications delivered to the Depositary by the Agent Bank or the Issuing Bank, as the case may be, are valid only if received from an Authorized Agent Officer. For purposes of this Agreement, any two Authorized Agent Officers whose signatures are set forth in incumbency certificates to be delivered by the Agent Bank and/or the Issuing Bank shall be authorized to act, and to give instructions and notices on behalf of the Agent Bank and/or the Issuing Bank hereunder, and the Depositary shall be entitled to rely on any writing, paper or notice purporting to be signed, sent or given by any such officers unless the Depositary's Corporate Trust Department shall have actual knowledge that the particular writing, paper or notice was not signed, sent or given by such officers. The Issuing Bank hereby authorizes the Depositary to act as its agent for the purpose of making payments on behalf of the Issuing Bank in connection with drawings under the Letter of Credit in accordance with the provisions hereof and of the Credit Agreement.

                 (d) The Depositary shall deliver to the Borrower and the Agent Bank prior to receipt of the Commercial Paper Notes or of the Letter of Credit appropriate certificates of designation specifying the names of its officers and employees who are authorized to authenticate the Commercial Paper Notes and to disburse a receipt for, complete and deliver such Notes and to act on behalf of the Depositary in connection with this Agreement and with the Credit Agreement (a "Designated Employee").

        SECTION 4. Delivery of the Letter of Credit and Issuance of Commercial Paper Notes; Instructions.

        (a) Prior to the initial issuance of the Commercial Paper Notes, the Issuing Bank shall deliver the Letter of Credit to the Depositary, for the benefit of the holders of the Commercial Paper Notes.

        (b) The Commercial Paper Notes may be represented by either (i) a global security ("Master Commercial Paper Note") delivered to the Depositary as custodian and agent for DTC evidencing notes recorded in the book-entry system maintained by DTC (each, a "Book- Entry Commercial Paper Note") or (ii) a certificate issued in definitive form substantially in the form of Exhibit A of the Credit Agreement (each, a "Certificated Commercial Paper Note") delivered to the Depositary.

        (c) Subject to the terms of this Agreement, on any Business Day and at a mutually agreed upon time, upon receipt of instructions by a Designated Employee, not later than 12:30 p.m., New York City time, by means of the electronic timesharing facility known as the Bank of Montreal Trust Company CP System (the "CP System"), from any Authorized Officer or any employee of an appropriate dealer who has been designated to the Depositary in writing by an

Authorized Officer as a person authorized to give issuing instructions hereunder ("Designated Dealer Employee"), which instructions shall provide each Certificated Commercial Paper Note's date of issue, maturity date, face amount, interest rate and amount of interest payable at maturity (if applicable), discount rate and amount of discount from face amount (if applicable), the total purchase price, the name, address and tax identification number of the person to whom the Certificated Commercial Paper Note is to be payable if such Certificated Commercial Paper Note is not payable to bearer, in the case of Certificated Commercial Paper Notes, the party to whom delivery of such Certificated Commercial Paper Note is to be made together with an address and instruction as to manner of delivery and, in the case of Book-Entry Commercial Paper Notes, the appropriate DTC instrument code, and which instructions shall direct the Depositary to complete, authenticate and deliver Certificated Commercial Paper Notes, a Designated Employee shall withdraw the necessary number of Certificated Commercial Paper Notes from safekeeping, if applicable, and, in accordance with such instructions:

                 (i) In the case of Book-Entry Commercial Paper Notes, enter an issuance instruction in DTC's book-entry system in accordance with the Letter of Representations and applicable DTC procedures, which issuance instruction shall include a book-entry delivery versus payment order to debit the account of the Depositary with DTC. Upon confirmation of receipt of funds the Depositary shall transfer the amount so received to the Commercial Paper Account as hereinafter provided. The Depositary shall maintain a record of each change in the face amount (to the extent such changes relate to Commercial Paper Notes issued on a discount basis) or principal amount (to the extent such changes relate to Commercial Paper Notes issued on an interest-bearing basis) of outstanding Book-Entry Commercial Paper Notes and the maturity dates thereof (which maturity date, for any Book-Entry Commercial Paper Note, shall be a day on which banks are open in the City of New York and shall not be later than the earliest to occur of (1) the 270th day next succeeding the date of issuance thereof and (2) the first Business Day prior to the Expiration Date).

                 (ii)  In the case of Certificated Commercial Paper Notes:

                 (A) date each such Certificated Commercial Paper Note the date of issuance thereof (which shall be a Business Day) and insert the maturity date thereof (which shall be a day on which banks are open in the City of New York and which shall not be later than the earliest to occur of (1) the 270th day next succeeding the date of issuance thereof and (2) the first Business

         Day prior to the Expiration Date), and, in words and figures, the face amount (if issued on a discount basis) and the principal amount (if issued on an interest-bearing basis) and amount of interest to the stated maturity date, but in no case shall the face amount or the principal amount, as the case may be, be less than $100,000;

                 (B) authenticate each such Certificated Commercial Paper Note in the appropriate space provided thereon by manually countersigning the same;

                 (C) insert the word "Bearer" or the name of a specified payee with respect to such Certificated Commercial Paper Note, as the case may be, in the space provided on such Certificated Commercial Paper Note;

                 (D) deliver each such Certificated Commercial Paper Note to the appropriate dealer (designated by such Authorized Officer), or the consignee, if any, designated by such dealer for the account of the dealer, but not before 12:30 p.m. on any day, against payment as provided in Section 5 hereof (provided that the Depositary shall be instructed and required to deliver Certificated Commercial Paper Notes only to offices located in the financial district of The City of New
         York); and

                 (E) send a copy of each such Certificated Commercial Paper Note to the Borrower and, if the

         Issuing Bank so requests, to the Issuing Bank on or within one Business Day of the date of issuance thereof.

                 In the event that the CP System is inoperative, issuance instructions with respect to Certificated Commercial Paper Notes shall be given to a Designated Employee by an Authorized Officer or Designated Dealer Employee by telephone, confirmed in writing within 24 hours, or by facsimile transmission or in writing. The Depositary shall immediately repeat back all issuance instructions to the party giving such instructions to confirm that such instructions were correctly understood. In the event that a discrepancy exists between the telephone instructions and the written confirmation, the telephone instructions will be deemed to be controlling and proper instructions.

                 Each delivery of Certificated Commercial Paper Notes shall be subject to the rules of the New York Clearing House in effect at the time of the delivery and each issuance of Book-Entry Commercial Paper Notes shall be subject to the rules of the New York Clearing House and the rules and regulations of DTC in effect at the time of the issuance.

                 Unless the Authorized Agent Officers and an Authorized Officer shall each otherwise inform the Depositary in writing, the Depositary shall be entitled conclusively to assume that the Expiration Date with respect to the Letter of Credit is January 27, 1998.

                 Instructions given via the CP System shall be entered as prescribed in the user documentation provided by the Depositary and all instructions, whether via the CP System, by telephone or in writing, must be entered into the CP System or received by the Depositary as the case may be, not later than 12:30 p.m. New York City time for same-day delivery.

                 (d) Notwithstanding any instructions received by the Depositary from an Authorized Officer, if the Depositary shall receive, prior to the time of delivery of the relevant Commercial Paper Notes to the appropriate dealer (or to its designated consignee), written instructions or telephonic instructions (confirmed promptly thereafter in writing in accordance with Section 14 hereof) from the Agent Bank not to issue or deliver Commercial Paper Notes in accordance with Section 3.5(b)(ii) of the Credit Agreement, which instructions may be specific with respect to a particular issue of Commercial Paper Notes or may be general and applicable to all Commercial Paper Notes issued or delivered, after receipt of such instructions, until such instructions are revoked or superseded by further instructions from the Agent Bank, the Depositary shall neither give issuance instructions to DTC nor issue or deliver Commercial Paper Notes; provided, however, that the

Depositary shall be required for a period not to exceed one Business Day from the receipt of such notice to give issuance instructions to DTC or deliver Commercial Paper Notes, as the case may be, in respect of agreements concluded by any dealer prior to receipt of notice of such instructions. For purposes of this paragraph (c), the Depositary may rely on written notice given or delivered to it by the Authorized Agent Officers as to whether any particular Commercial Paper Note is to be issued in respect of any agreement concluded by a dealer, and the Depositary shall have no obligation to make any other or further investigation.

                 (e) Notwithstanding any instructions received by the Depositary from an Authorized Officer, the Depositary shall neither give issuance instructions to DTC with respect to Commercial Paper Notes nor issue or deliver Commercial Paper Notes if (i) the Face Value of all Commercial Paper Notes outstanding plus the Face Value of all Commercial Paper Notes to be issued, will exceed (A) the Total Commitment minus the sum of (x) the aggregate principal amount of all Loans outstanding on such date plus (y) the aggregate amount on such date of all unreimbursed Letter of Credit Disbursements, plus
(B) the proceeds of such Commercial Paper Notes to be deposited, on the same day as the day of such issuance, in the Commercial Paper Account for the purpose of contemporaneously repaying or prepaying outstanding Loans and/or reimbursing Letter of Credit Disbursements relating to matured and concurrently maturing Commercial Paper Notes (whether or not presented for payment) plus the amount deposited by the Borrower in the Commercial Paper Account for the purpose of reimbursing such Letter of Credit Disbursements to the extent such Letter of Credit Disbursement exceed such proceeds or (ii) there shall fail to be credited, by way of a credit advice, to the Letter of Credit Account the funds required by Section 2(b) hereof to be credited to the Letter of Credit Account for the payment of all Commercial Paper Notes maturing on such day. An Authorized Agent Officer shall advise a Designated Employee in writing or by telephone (confirmed in writing within 24 hours thereafter), as promptly as practicable and, if possible, one Business Day prior to the proposed issuance of any Commercial Paper Notes, of each change in the Total Commitment that may at any time be utilized by the Borrower to issue Commercial Paper Notes and of each change in the Unused Total Commitment. For purposes of the foregoing calculations, the Depositary may rely upon the telephonic instructions or written notices given or delivered to the Depositary by any Authorized Agent Officer pursuant to the preceding sentence, and the Depositary shall have no obligation to make any other or further investigation.

                 (f) The Depositary agrees that it will cause its Corporate Trust Office specified in the Commercial Paper

Notes issued by the Depositary hereunder as the place of payment of such Commercial Paper Notes, to be open for business whenever the Depositary is open to the public for the purpose of carrying on substantially all of its banking functions.

                 SECTION 5. Delivery of Commercial Paper Notes; Deposit of Proceeds; Outstanding Commercial Paper Notes.

                 (a) No Certificated Commercial Paper Note shall be delivered by the Depositary nor shall issuance instructions to DTC with respect to any Book-Entry Commercial Paper Note be given by the Depositary except against payment therefor as herein provided. The parties understand that when the Depositary is instructed to deliver Certificated Commercial Paper Notes, the delivery thereof and the receipt of payment therefor may not necessarily be simultaneous. The Depositary is hereby authorized to follow the prevailing custom in the commercial paper market, which is currently that the Depositary receives a receipt for delivery from the purchaser of such Certificated Commercial Paper Notes, in customary form (it being understood that the Depositary is not responsible for the form and content of any such receipt other than to ascertain that the receipt adequately and accurately describes the Certificated Commercial Paper Notes to which such receipt relates), for each delivery of Certificated Commercial Paper Notes and, before the close of business on the day of delivery, the

Depositary receives the purchase price of such Certificated Commercial Paper Notes in immediately available funds from such purchaser by means of a credit to the Depositary's account at the Federal Reserve Bank of New York. The Depositary shall have no responsibility or liability for credit risks involved in or arising from its delivery of Certificated Commercial Paper Notes against payment therefor in accordance with the provisions of this Agreement to persons designated by an Authorized Officer or Designated Dealer Employee, for delay by or the failure of such persons to effectuate payment therefor in whole or in part as herein contemplated, for delay by or the failure of any DTC participant purchasing a Book-Entry Commercial Paper Note in settling its balance with DTC or for failure by DTC to perform in any respect as herein contemplated.

                 (b) Payment of the proceeds of the sale of all Commercial Paper Notes shall be credited upon receipt by the Depositary to the Commercial Paper Account. The Borrower and the Agent Bank acknowledge that, with respect to Book-Entry Commercial Paper Notes, the crediting of funds in connection therewith shall be contingent upon the occurrence of net settlement by DTC in accordance with its net settlement procedures.

                 (c) (i) Prior to the close of each Business Day, unless otherwise instructed by the Agent Bank and the Issuing Bank or unless no sale or issuance or payment of any

Commercial Paper Note had occurred on the preceding Business Day, the Depositary shall make available to the Agent Bank, the Issuing Bank and the Borrower by means of the CP System a statement showing the aggregate face amount (if issued on a discount basis) and aggregate principal amount (if issued on an interest-bearing basis) together with the aggregate amount of interest to the stated maturity of interest-bearing Commercial Paper Notes, of all Commercial Paper Notes outstanding at the close of the next preceding Business Day, which statement shall include the serial numbers, issue dates, maturity dates and face amounts (if issued on a discount basis) and principal amount (if issued on an interest-bearing basis) and amount of interest to the stated maturity thereof.

                 If on any Business Day on which Commercial Paper Notes are issued or mature, the CP System should be inoperative, at the close of such Business Day the Depositary shall prepare a written statement showing the aggregate face amount of all Commercial Paper Notes outstanding at the close of such Business Day, which statement shall include the note number, face amount, payee if other than Bearer, date of issue and maturity date of each Commercial Paper Note issued on such date. Each such statement shall be sent to the Borrower, the Issuing Bank and the Agent Bank by facsimile transmission, and confirmed immediately thereafter by telephone. In all other cases, the Depositary shall not be obligated to provide the aforementioned daily statements.

                 SECTION 6. Payment of Commercial Paper Notes at Maturity; Drawings Under the Letter of Credit and Reimbursement of the Issuing Bank.

                 (a) The Certificated Commercial Paper Notes by their terms are payable by the Borrower at the offices of Bank of Montreal Trust Company, 77 Water Street, New York, New York 10005, and the Book-Entry Commercial Paper Notes are payable by transferring amounts payable to DTC, in accordance with the following procedures:

                 (i) As soon as practicable after the opening of business on the Business Day next preceding the maturity date of any Commercial Paper Note and in any event before 4:00 p.m., New York City time, on such Business Day, the Depositary shall make a demand for payment under the Letter of Credit in an amount equal to the aggregate amount required to pay the Commercial Paper Notes maturing on such date; or, upon receipt of a notice from the Agent Bank that an Event of Default has occurred, the Depositary shall make a demand for payment under the Letter of Credit in an amount equal to the aggregate amount required to pay all of the Commercial Paper Notes then outstanding upon their maturity. If such demand is by facsimile transmission, the Depositary shall immediately after such transmission confirm such transmission by telephone.

                 (ii) Holders of Certificated Commercial Paper Notes shall be paid on the day of presentment of such matured Commercial Paper Notes at or after such time as is specified in the Notes. The Depositary shall pay each Certificated Commercial Paper Note in accordance with the provisions of the Code, as the same may be amended from time to time. The Depositary shall pay each Book-Entry Commercial Paper Note at the maturity thereof by transferring amounts payable to its account with DTC.

                (iii)  Upon presentment of a Certificated Commercial Paper
         Note to the Depositary on or after its maturity and payment thereof as provided herein, the Depositary will mark such Commercial Paper Note "Paid by Depositary". Not later than one Business Day after such payment or the issuance of any Commercial Paper Note, the Depositary will deliver to the Borrower, and if the Issuing Bank so requests, to the Issuing Bank, each such paid Certificated Commercial Paper Note and will make available to the Issuing Bank and the Borrower by means of the CP System a statement reflecting all outstanding Commercial Paper Notes as of such Business Day.

                 (iv) On any day on whichvCommercial Paper Notes are to be issued and either (A) a Letter of Credit Disbursement has been made or
         (B) the Borrower has instructed the Depositary that a specified amount of the proceeds of the Commercial Paper Notes are to be paid to the Agent Bank, the Depositary shall, but not earlier than 1:00 p.m., New York City time, on such day, pay by wire transfer to the Issuing Bank or to the Agent Bank, for the benefit of the Lenders, at Union Bank of Switzerland, New York Branch, 299 Park Avenue, New York, New York 10005, for credit to Union Bank of Switzerland, New York Branch, ABA No. 026008439, for further credit to Union Bank of Switzerland, Los Angeles Branch, Account No. 40064502, ref: Southwest Gas Corp., in order to reimburse the Issuing Bank for the Letter of Credit Disbursements made on such day or to effect payment to the Lenders as directed by the Borrower, as the case may be, an amount from the Commercial Paper Account (to the extent there are immediately available funds on deposit therein) equal to the amount of such Letter of Credit Disbursement or such payment, and until such payment is made, no other payment out of the Commercial Paper Account may be made. Additionally, (and subject to any such wire transfer to the Agent Bank or the Issuing Bank having been made, as aforesaid), the Depositary will make and provide the Borrower and the Agent Bank, as the case may be, on a monthly basis, and preserve for at least three years thereafter, as the case may be, a record showing the date of each payment hereunder.

                 (b) Upon deposit by the Issuing Bank of its Letter of Credit Disbursement to the Letter of Credit Account in an amount sufficient to pay all of the Commercial Paper Notes then outstanding as a result of the occurrence of an Event of Default, the Depositary shall hold such funds in trust and uninvested for the benefit of the holders of the Certificated Commercial Paper Notes and the beneficial owners of the Book-Entry Commercial Paper Notes and shall pay the holders of Certificated Commercial Paper Notes the face amount of the Certificated Commercial Paper Notes together with any interest due and owing with respect to such Certificated Commercial Paper Notes upon presentment of such matured Certificated Commercial Paper Notes and shall pay the holders of Book-Entry Commercial Paper Notes, through DTC, the face amount of the Book-Entry Commercial Paper Notes together with any interest due and owing with respect to such Book-Entry Commercial Paper Notes at or after such time as is specified in the Notes.

                 (c) After the opening of business of the Depositary but at or before 11:00 a.m., New York City time, on the Business Day immediately succeeding the Business Day of receipt of a drawing request under the Letter of Credit

(and subject to such drawing request having been properly made in accordance with the Letter of Credit), in order to make payment of the amount of such drawing, the Issuing Bank will transfer to the Depositary for deposit in the Letter of Credit Account funds sufficient for the payment of the amount of such drawing (such transfer or deposit on any one day being herein called a "Letter of Credit Disbursement"). The Depositary will make and preserve for at least three years thereafter (or, if an event described in Section 7.1(i) of the Credit Agreement shall have occurred, the period during which such an event shall be continuing) a record showing the date of the receipt of such funds in the Letter of Credit Account.

                 SECTION 7. Inspection of Documents by Commercial Paper Noteholders. The Depositary shall keep a fully executed, or conformed, copy of this Agreement (together with all amendments, modifications, supplements, waivers and consents made or given with respect thereto), on file at the Depositary's Corporate Trust Office specified in the Commercial Paper Notes issued by the Depositary pursuant hereto. The Depositary shall permit reasonable inspection (and limited copying) to be made of this Agreement by the holder of any Certificated Commercial Paper Note or the beneficial owner of any Book-Entry Commercial Paper Note or by any officer, employee or agent of such holder or beneficial owner, provided that the person purporting to be such holder or beneficial owner establishes to the Depositary's satisfaction that he is in fact a holder or beneficial owner of such Commercial Paper Note or Notes and, in cases where inspection is sought to be made by a person purporting to be an officer, employee or agent of such holder or beneficial owner, that such person submits evidence satisfactory to the Depositary of his authority to make such inspection on behalf of the holder or beneficial owner of such Commercial Paper Note. The Borrower shall deliver to the Depositary and to each dealer in the Commercial Paper Notes a fully executed, or conformed copy of the Credit Agreement and shall promptly advise the Depositary and each such dealer of any amendment, modification, waiver or consent made or given with respect to the Credit Agreement and, promptly after the effectiveness thereof, shall furnish the Depositary and each such dealer with a fully executed or conformed copy of such amendment, modification, waiver or consent.

                 SECTION 8.  Fees; Payment of Expenses and Taxes; Indemnity.

                 (a) For the services rendered hereunder by the Depositary, the Borrower agrees to pay to the Depositary such fees as shall be agreed upon in writing from time to time by the Borrower and the Depositary.

                 (b) The Borrower agrees to pay all out-of-pocket expenses incurred by the Depositary (including the fees and out-of-pocket expenses of counsel to the Depositary and all fees and charges assessed by DTC against the Depositary in connection with Book-Entry Commercial Paper Notes) in connection with the preparation of this Agreement, the issuance and payment of the Commercial Paper Notes, and the making of any drawings under the Letter of Credit, or in connection with any modification or amendment to, any waiver or consent under or in respect of, and the enforcement of this Agreement, the Commercial Paper Notes and the Letter of Credit. The Borrower also agrees to pay all fees, taxes and expenses in connection with the recording or filing, and all stamp and other taxes, fees and exercises, if any, including any interest and penalties which may be or are determined to be payable in connection with the issue and/or sale of the Commercial Paper Notes or the Letter of Credit.

                 (c) The Borrower agrees to indemnify and hold harmless the Depositary and its shareholders, directors, officers, employees and agents from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, interest and attorneys' fees) resulting from the exercise of the Depositary's rights and/or the performance of its duties hereunder, including the exercise of its rights and/or the performance of its duties in connection with payment under the Letter of Credit, or resulting from any delay in paying all stamp and other taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery and enforcement of this Agreement, the Commercial Paper Notes and the Letter of Credit or any modification hereof or thereof; provided, however, that the Borrower shall not be liable to indemnify or pay the Depositary with respect to any loss, liability, action, suit, judgment, demand, damage, cost or expense resulting from or attributable to the Depositary's gross negligence or wilful misconduct or that of its officers, employees or agents (including, but not limited to, any Designated Employee). The foregoing indemnity includes, but is not limited to, any action taken or omitted to be taken by the Depositary upon telephonic instructions (if, and to the extent, authorized herein) received by the Depositary from, or believed by the Depositary reasonably and in good faith to have been given by, the proper person or persons; provided that any such person properly identifies himself or herself according to a prearranged procedure.

                 (d) Neither the Depositary nor any of its officers, employees or agents shall be liable to the Borrower or the Agent Bank and/or the Issuing Bank for any action taken or omitted to be taken by the Depositary or any of them hereunder or in connection with the Letter of Credit except for gross negligence or wilful misconduct, it being understood that, subject to the provisions of Section 4(c) hereof, wilful misconduct shall include (but not be limited

to) any case in which the Depositary issues Commercial Paper Notes contrary to a direction from an Authorized Agent Officer or an Authorized Officer not to do so. The Depositary shall not be responsible for any act or omission, or for the solvency, of DTC.

                 (e) The Borrower further hereby absolutely and irrevocably agrees to hold harmless and indemnify the Agent Bank and/or the Issuing Bank and its shareholders, directors, officers, employees and agents, from and against any and all claims, demands, suits, actions, causes of action, losses, costs, expenses (including the reasonable fees and disbursements of counsel) and all other liabilities whatsoever at any time and from time to time arising from the Agent Bank's and/or the Issuing Bank's performance of its duties or exercise of its rights under the Letter of Credit in accordance with the provisions of the Letter of Credit, the Credit Agreement and this Agreement, except, as to the Agent Bank, those which arise or are incurred as a result of the gross negligence or wilful misconduct of the Agent Bank and except, as to the Issuing Bank, those which arise or are incurred as a result of the gross negligence or wilful misconduct of the Issuing Bank.

                 SECTION 9. Additional Representation and Warranties of the Borrower.

                 (a) In addition to any other representations and warranties on the part of the Borrower contained herein, the Borrower hereby represents and warrants to the Depositary, the Agent Bank and the Issuing Bank that its entry into this Agreement, and the appointment by the Borrower of the Depositary, have been duly authorized by all necessary corporate action on the part of the Borrower and will not violate, breach or contravene any law, rule, regulation, order, contract or agreement binding upon the Borrower.

                 (b) The Borrower hereby represents and warrants (which shall be a continuing representation and warranty) to the Depositary, the Agent Bank and the Issuing Bank that all Commercial Paper Notes delivered to the Depositary pursuant to this Agreement have been duly authorized and executed by the Borrower.

                 (c) Any instructions given to the Depositary by an Authorized Officer to issue, authenticate and deliver a Commercial Paper Note shall constitute a representation and warranty by the Borrower that such instructions are in conformity with the terms hereof and of the Credit Agreement. The Borrower hereby acknowledges to the Depositary that the Agent Bank, the Issuing Bank and the other Lenders are relying on the representation and warranty contained in the preceding sentence.

                 SECTION 10.  Term and Termination.

                 (a) The term of this Agreement (except for the provisions of Sections 8 and 9, which shall survive indefinitely) shall extend from the date hereof and shall end at 5:00 p.m., New York City time, on the Expiration Date or, if earlier, the date of the termination provided in paragraph (b) below. Any Commercial Paper Notes issued and sold in accordance with the terms of this Agreement and outstanding on the date of termination of this Agreement shall nevertheless remain valid obligations of the Borrower and shall be entitled to the benefits of the Letter of Credit to the extent provided therein, and the provisions of this Agreement shall continue to be applicable with respect to Commercial Paper Notes to the same extent as if this Agreement had not terminated.

                 (b) Subject to the provisions of the last sentence of paragraph (a) of this Section 10, this Agreement may be terminated at any time by the Borrower or the Depositary upon 30 days' prior written notice to DTC, the Agent Bank and the Issuing Bank and the other party not terminating this Agreement.

                 (c) On the date of termination of this Agreement, the Depositary shall redeliver to the Borrower all Commercial Paper Notes then held by the Depositary hereunder for the Borrower's account for safekeeping, against receipt by the Borrower, and shall deposit in such accounts as may be designated by the Borrower (unless otherwise advised by the Agent Bank) all funds, if any, then on deposit in, or otherwise to the credit of, the Commercial Paper Account in excess of that amount which is equal to the Face Value of all outstanding Commercial Paper Notes theretofore issued in accordance with the terms hereof.

                 SECTION 11.  Concerning the Depositary.

                 (a) In actions undertaken by the Depositary, in holding funds on deposit in the Letter of Credit Account and in debiting the Letter of Credit Account to make payments to the holders of Commercial Paper Notes, the Depositary shall not be acting as an agent of the Borrower, the Agent Bank or the Issuing Bank, but shall be acting on behalf of the holders of the Commercial Paper Notes, and the Depositary shall hold such funds in trust for such holders.

                 (b) The Depositary undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Depositary.

                 (c) The Depositary may rely conclusively, as to the truth of the statements and correctness of the opinions expressed therein, upon certificates or opinions furnished to the Depositary by or on behalf of any party hereto.

                 (d) The Depositary shall not be liable for any error of judgment made in good faith by one of its officers, unless the Depositary was negligent in ascertaining the pertinent facts or acting thereon. No provision of this Agreement shall require the Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if the Depositary shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

                 (e) The Depositary may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, Commercial Paper Note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary shall not be bound to make any investigation into the facts or matters stated in any such resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, Commercial Paper Note or other paper or document furnished to the Depositary.

                 (f) Any request or direction of the Borrower, the Agent Bank and/or the Issuing Bank mentioned herein shall be sufficiently evidenced by any written or oral communication (confirmed in writing promptly thereafter) from an Authorized Agent Officer or an Authorized Officer.

                 (g) Whenever in the administration of this Agreement the Depositary shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Depositary (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon a certificate of an Authorized Agent Officer or an Authorized Officer and such certificates shall be full warranty to the Depositary for any action taken, suffered or omitted by it under the provisions of this Agreement.

                 (h) The Depositary may consult with counsel, and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                 (i) The Depositary shall be under no obligation to exercise any of its rights or powers with respect to the Letter of Credit or any proceeds of a drawing or demand thereunder at the request or direction of any holder or holders of Commercial Paper Notes entitled to the benefit of such Letter of Credit, unless each such holder shall have offered to the Depositary reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

                 (j) The Depositary may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

                 (k) The recitals contained herein and in the Commercial Paper Notes, except the Depositary's certificate of authentication, shall be taken as the statements of the Borrower, and the Depositary assumes no responsibility for their correctness. The Depositary makes no representations as to the validity or sufficiency of this Agreement or of the Commercial Paper Notes.
The Depositary shall not be accountable for the use or application by the Borrower of the Commercial Paper Notes or the proceeds thereof.

                 (l) The Depositary or any agent thereof, in its individual or in any other capacity, may become the owner or pledgee of the Commercial Paper Notes and may otherwise deal with the Borrower with the same rights it would have if it were not the Depositary or such agent.

                 (m) Money held by the Depositary in trust hereunder need not be segregated from other funds except to the extent required by law, by the Credit Agreement or herein. The Depositary shall be under no liability for interest on any money received by it hereunder.

                 SECTION 12.  Resignation or Removal of Depositary.
Subject to the further provisions of this Section 12, the Depositary may resign at any time as Depositary hereunder by delivery to the Borrower, the Agent Bank and the Issuing

Bank of written notice of resignation, and may be removed by the Borrower as such Depositary at any time, with or without cause, by written notice of removal delivered to the Depositary, the Agent Bank and the Issuing Bank, and upon any such resignation or removal the Borrower may, without other formality than appointment and designation in writing, appoint a successor Depositary hereunder, provided that such successor is approved by a majority of the Lenders under the Credit Agreement. Any such appointment and designation of a successor Depositary delivered by the Borrower pursuant to this Section 12 shall be effective only if accompanied by the written consents of the Agent Bank and of the Issuing Bank concurring with such action. Upon acceptance by a qualified successor Depositary of its appointment hereunder, the Depositary shall deliver to the Issuing Bank all unissued Commercial Paper Notes as well as the Letter of Credit then held by it hereunder for the Borrower's and the Issuing Bank's accounts for safekeeping, against receipt therefor by the Issuing Bank, and shall transmit to its successor for deposit in the Commercial Paper Account and Letter of Credit Account established by such successor, all funds, if any, then on deposit in, or otherwise to the credit of, the Commercial Paper Account or the Letter of Credit Account, in excess of that amount which is equal to the Face Value of all outstanding Commercial Paper Notes theretofore issued by it hereunder. No Commercial Paper

Notes shall be delivered to the Depositary by the Borrower for safekeeping or issuance hereunder at or any time following the time of transmission to the Depositary of the Borrower's written notice of removal or the time of the Borrower's receipt of the Depositary's written notice of resignation, nor shall any Commercial Paper Notes be issued or delivered by the Depositary after transmission by it of written notice of resignation or the time of its receipt of the Borrower's written notice of removal. Anything herein to the contrary notwithstanding, the Depositary shall not be discharged from its duties or obligations hereunder following resignation or removal until a successor Depositary has been appointed by the Borrower with the approval of the Agent Bank and the Issuing Bank and such successor has accepted its appointment hereunder, a new Commercial Paper Account and a new Letter of Credit Account have been established by such successor for purposes of this Agreement and the Credit Agreement, all Commercial Paper Notes then held hereunder for the Borrower's, the Agent Bank's and the Issuing Bank's accounts for safekeeping have been delivered to the Agent Bank and all funds, if any, on deposit in, or otherwise to the credit of, the Commercial Paper Account and Letter of Credit Account maintained by the Depositary, in excess of that amount necessary to pay the Face Value of outstanding Commercial Paper Notes in full, shall have been transferred to the successor Depositary for deposit in the Commercial Paper Account and the Letter of Credit Account established by the successor Depositary. The Depositary shall continue to perform its obligations hereunder with respect to all Commercial Paper Notes outstanding on the date of its resignation or removal.

                 SECTION 13. Amendments and Modifications. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the parties hereto (including the Agent Bank and the Issuing Bank). No such amendment, modification, termination or waiver shall affect adversely the rights of the holder or holders of any Commercial Paper Note outstanding at the time of such amendment, modification, termination or waiver unless consented to in writing by such holder or holders. In addition, no amendment, waiver or consent to or under this Agreement which could reasonably be expected to affect adversely the rights of the holders of Commercial Paper Notes will become effective unless Moody's Investors Service, Inc. and Standard & Poor's Corporation have confirmed that such amendment, waiver or consent will not cause their rating of the Commercial Paper Notes to be lowered or withdrawn.

                 SECTION 14. Notices. All notices, requests and demands to or upon any of the following parties shall be deemed to have been duly given or made when received and shall be given to each party at its address set forth as follows (or to such other address for any party as may be hereafter designated in writing by such party to the other parties):

Depositary:
                          Bank of Montreal Trust Company
                          77 Water Street, 4th Floor
                          New York, New York 10005

                          Attention:  Therese Gaballah
                          Telephone:  (212) 701-7652
                          Telecopy:   (212) 701-7684

Borrower:                 Southwest Gas Corporation
                          5241 Spring Mountain Road
                          Post Office Box 98510
                          Las Vegas, Nevada 89193-8510

                          Attention:  Treasurer
                          Telephone:  (702) 876-7246
                          Telecopy:   (702) 876-7037

Agent Bank:               Union Bank of Switzerland, Los Angeles Branch
                          444 S. Flower Street
                          New York, New York  10171-0026

                          Attention:  L. Scott Sommers
                          Telephone:  (213) 489-0648
                          Telecopy:          (213) 489-0697

Issuing Bank:             Union Bank of Switzerland, Los Angeles Branch
                          c/o Union Bank of Switzerland, New York Branch
                          299 Park Avenue
                          New York, New York  10171-0026

                          Attention:  Clemencia Stewart
                          Telephone:  (212) 821-3249
                          Telecopy:   (212) 821-3259

                 Any notices, requests or demands required hereunder to be sent to Lehman Commercial Paper, Inc., as dealer in the Commercial Paper Notes, shall be given in accordance with the provisions of this Section 14 to the following address (or to such other address as may hereafter be designated in writing by such dealer to the parties hereto):

                          Lehman Commercial Paper, Inc.
                          3 World Financial Center
                          New York, New York  10285

                          Attention:  Commercial Paper Product Management
                          Telephone:  (212) 526-2069
                          Telecopy:   (212) 528-6925

                 The Borrower may, with the written consent of the Agent Bank and the Issuing Bank, which consent shall not be unreasonably withheld, appoint a successor or additional dealer in the Commercial Paper Notes; provided that such successor or additional dealer shall designate in writing to the parties hereto an address where all notices, requests or demands required hereunder are to be sent.

                 SECTION 15. Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign any of its rights or obligations hereunder except with the prior written consent of all parties hereto.

                 SECTION 16. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to principles of conflicts of laws.

                 SECTION 17. Acknowledgement of Receipt of Documents. The Depositary hereby acknowledges receipt of a fully executed counterpart of the Credit Agreement. Reference is made to the provisions of the Credit Agreement for the terms upon which Commercial Paper Notes may be issued and sold by the Borrower. The Depositary shall have no obligation to the Borrower or any other Person, however, for the performance of any of the terms of the Credit Agreement except as specifically required by this Agreement.

                 SECTION 18. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement. Sections headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                 SECTION 19. Rights of Agent Bank and Issuing Bank. Whenever the word "party" is used herein, it shall include the Agent Bank and the Issuing Bank, each of which has joined in this Agreement as a consenting party, unless the context indicates otherwise. The Borrower and the Depositary further agree that the Agent Bank and the Issuing Bank shall be entitled to enforce for the benefit of the

Lenders the respective obligations of the Borrower and the Depositary hereunder.

                 IN WITNESS WHEREOF, the parties hereto have executed this Depositary Agreement as of the day and year first above written.

                                          SOUTHWEST GAS CORPORATION


                                          By:______________________________
                                             Title:


                                          BANK OF MONTREAL TRUST
                                          COMPANY, as Depositary


                                          By:______________________________
                                             Title:


                                          UNION BANK OF SWITZERLAND,
                                          LOS ANGELES BRANCH, AGENT BANK


                                          By:______________________________
                                             Title:


                                          By:______________________________
                                             Title:


                                          UNION BANK OF SWITZERLAND,
                                          LOS ANGELES BRANCH, ISSUING BANK


                                          By:______________________________
                                             Title:


                                          By:______________________________
                                             Title: